    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 1, 1999

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                               LENDINGTREE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             7370                            25-1795344
 (State or Other Jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
  Incorporation or Organization)      Classification Code Number)           Identification Number)

                            ------------------------

                          6701 CARMEL ROAD, SUITE 205
                        CHARLOTTE, NORTH CAROLINA 28226
                                 (704) 541-5351
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)
                            ------------------------

                              MR. DOUGLAS R. LEBDA
                            CHIEF EXECUTIVE OFFICER
                               LENDINGTREE, INC.
                          6701 CARMEL ROAD, SUITE 205
                        CHARLOTTE, NORTH CAROLINA 28226
                                 (704) 541-5351
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                            ------------------------

                                   Copies to:

            DAVID J. GOLDSCHMIDT, ESQ.                          MICHAEL J. SCHIAVONE, ESQ.
     SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP                      ALAN L. JAKIMO, ESQ.
                 919 THIRD AVENUE                                    BROWN & WOOD LLP
             NEW YORK, NEW YORK 10022                             ONE WORLD TRADE CENTER
                  (212) 735-3000                                    NEW YORK, NY 10048
                                                                      (212) 839-5300

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. []

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []
---------------

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []
---------------

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []
---------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. []
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
                   TITLE OF EACH CLASS OF                      PROPOSED MAXIMUM AGGREGATE            AMOUNT OF
                SECURITIES TO BE REGISTERED                        OFFERING PRICE(1)              REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share (including the
  associated Rights to purchase Series A Junior
  Participating Stock)(2)...................................          $30,000,000                      $8,340
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, solely for the purpose of computing the amount of the registration fee.

(2) The Rights to purchase shares of our Series A Junior Participating Preferred Stock initially are attached to and trade with the shares of our common stock being registered hereby. Value attributed to such Rights, if any, is reflected in the market price of our common stock.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     This Registration Statement contains two forms of prospectus: one to be used in connection with a U.S. and Canadian offering of the registrant's common stock and one to be used in a concurrent international offering of the common stock. The international prospectus will be identical to the U.S. prospectus except that it will have a different front cover page, underwriting section and back cover page. The U.S. prospectus is included herein and is followed by the alternate front cover page, underwriting section and back cover page to be used in the international prospectus, each of which has been labeled "Alternative Page for International Prospectus."

       THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED DECEMBER 1, 1999

PROSPECTUS

                                              SHARES

                               LENDINGTREE, INC.
                                  COMMON STOCK
                             ----------------------
     This is LendingTree, Inc.'s initial public offering of common stock. The
U.S. underwriters are offering           shares in the United States and Canada,
and the international managers are offering           shares outside the United
States and Canada. We anticipate that the initial public offering price will be between $
and $     per share.

     Currently, no public market exists for the shares. We intend to apply to have our common stock approved for quotation on the Nasdaq National Market under
the symbol "     ."

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 8 OF THIS PROSPECTUS.
                             ----------------------

                                                             PER SHARE     TOTAL
                                                             ---------     -----
Public offering price......................................     $            $
Underwriting discount......................................     $            $
Proceeds, before expenses, to LendingTree, Inc. ...........     $            $

                             ----------------------
     The U.S. underwriters may also purchase up to an additional shares of common stock at the initial public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments. The international managers may similarly purchase up to an
aggregate of an additional          shares of common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             ----------------------
MERRILL LYNCH & CO.
                LEHMAN BROTHERS
                                 PRUDENTIAL SECURITIES
                                              WIT CAPITAL CORPORATION
                             ----------------------
             The date of this prospectus is                , 2000.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................     4
Risk Factors................................................     8
Forward-Looking Statements..................................    17
Use of Proceeds.............................................    18
Dividend Policy.............................................    18
Capitalization..............................................    19
Dilution....................................................    20
Selected Financial and Operating Data.......................    21
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    22
Business....................................................    28
Management..................................................    39
Certain Transactions........................................    50
Principal Stockholders......................................    52
Description of Capital Stock................................    54
Shares Eligible for Future Sale.............................    58
Underwriting................................................    60
Important United States Federal Tax Considerations for
  Non-U.S. Holders of Our Common Stock......................    65
Legal Matters...............................................    66
Experts.....................................................    66
Where You Can Find More Information.........................    67
Index to Financial Statements...............................   F-1

                             ----------------------

     This prospectus contains estimates of market growth and other information related to the Internet. These estimates have been included in studies published by Forrester Research and International Data Corporation, which are market research firms, and by the United States Federal Reserve and the American Bankers Association. These estimates assume that certain events, trends and activities will occur. None of these entities guarantee the accuracy or completeness of its information and estimates. We have not independently verified the information and assumptions on which these market growth estimates are based. If any of these entities is wrong about any of its assumptions, then its market estimates may also be wrong.

     You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations, and prospects may have changed since that date.

                             ----------------------

     LendingTree(R) is a registered service mark of LendingTree, Inc. [i]close(SM) is a service mark of LendingTree, Inc. Other service marks or trademarks appearing in this prospectus are the property of their respective holders.

                               PROSPECTUS SUMMARY

     This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the more detailed information regarding LendingTree, the risks of purchasing our common stock discussed under "Risk Factors," and our financial statements and the accompanying notes.

     We are a leading Internet-based loan marketplace for consumers and lenders. Using a simple and powerful consumer proposition, "Lenders compete for your business," we collect consumer credit requests and compare these requests and related credit information to the underwriting criteria of more than 90 participating lenders in our lender network. Consumers can receive multiple offers in response to a single loan request and then compare, review, and accept the loan offer that best suits their needs. Lenders can generate new business that meets their specific underwriting criteria at reduced acquisition costs. Our marketplace encompasses most consumer credit categories, including mortgages, home equity loans, automobile loans, credit cards, and personal loans. Powering our website is our proprietary online loan marketplace technology platform, [i]close(SM). We leverage our [i]close technology by also licensing it to other companies who create single and multi-lender online marketplaces. Because we are not a lender but a marketplace which facilitates the lending process, we have reduced exposure to the interest rate and market risks generally associated with traditional lending activities.

     Our marketplace provides important benefits to consumers, including:

     - Price. We foster a competitive bidding environment, encouraging lenders to price loan offers aggressively as they compete for consumers' business.

     - Consumer Advocacy. Consumers view us as their advocate. The range of online information and tools presented on our website, combined with our support and service, reduces the confusion often experienced by consumers during the borrowing process and the time that it takes to obtain loans.

     - Choice. We provide qualified consumers with up to four loan offers from our network lenders.

     - Convenience. We save consumers valuable time by enabling them to go online, complete one Qualification Form, and receive up to four loan offers.

     - Content. We provide consumers with educational materials about the borrowing process, answers to frequently asked questions, informative articles, and interactive loan calculators.

     - No Fees.  Our service is free to consumers.

     Our marketplace provides important benefits to lenders, including:

     - New Business. Leveraging the reach of the Internet, we provide lenders with access to a significantly larger audience of qualified consumers.

     - Lower Acquisition Costs. Our fees are designed to be less than the cost of acquiring customers through traditional and other online channels. Our filtering technology enables lenders to process loan requests more efficiently and at significantly reduced costs.

     - Market Information. We collect and distribute to our lenders valuable information about the online lending marketplace. This information enables our lenders to refine and improve their Internet lending strategies and quickly respond to changing market conditions.

     Our goal is to be the predominant loan marketplace on the Internet. The key elements of our strategy are: strengthen LendingTree's position as a marketplace offering multiple loan products; increase brand awareness and transaction volume; establish and expand comprehensive lender coverage; expand transaction volume through online strategic relationships; establish [i]close as the dominant loan marketplace technology; and increase loan closing rates.

     LendingTree commenced operations nationwide on July 1, 1998. Since that time the LendingTree network has expanded to more than 90 regional and national lenders including Bank of America Consumer

Finance Group, Chase, Citibank, PNC Bank FSB, and Bank One as well as leading online lending companies including iOwn.com, mortgage.com, and Giggo.com.

     Growth of key measures on our website has been significant. For the quarter ended September 30, 1999, we received 212,000 loan requests, representing $7.6 billion in loan demand, and our lenders closed loans totaling $266 million. This compares with over 14,000 loan requests, representing $773 million in loan demand, with our lenders closing loans totaling $9.9 million, for the quarter ended September 30, 1998. From our inception through September 30, 1999, we have accumulated a deficit of $23.4 million.

     We intend to expend significant funds on building the LendingTree brand identity through increased advertising and related promotional activity, hiring additional personnel, and further developing our website, [i]close technology, and network infrastructure.

                                  THE OFFERING

Common stock offered by us:
  U.S. offering..............................             shares
  International offering.....................             shares
                                               ------------------
          Total..............................             shares
Common stock to be outstanding
  after the offerings........................             shares
Use of proceeds..............................  We estimate that the net proceeds from this offering will be approximately
                                               $          million. We expect to use these
                                               net proceeds principally for advertising and
                                               marketing, as well as for general corporate
                                               purposes.
Risk factors.................................  See "Risk Factors" beginning on page 8 for a discussion of risks that you should consider
                                               carefully before deciding to invest in shares
                                               of our common stock.
Proposed Nasdaq National Market symbol.......  "       "

     In the above table and throughout this prospectus, except where otherwise indicated, the number of shares of common stock that will be outstanding after this offering is based on the number of shares outstanding as of September 30, 1999. The number of outstanding shares excludes:

     - 525,500 shares issuable upon the exercise of outstanding warrants;

     - 1,793,000 shares reserved for future grants under our 1999 stock option plan; and

     - 1,873,840 shares issuable at a weighted average exercise price of $4.64 per share upon exercise of stock options outstanding as of September 30, 1999.

     Except where otherwise indicated, all information in this prospectus:

     - assumes that a        -for-one stock split is effected before completion
       of this offering;

     - reflects the automatic conversion of all outstanding shares of our
       convertible preferred stock and accumulated dividends into      shares of
       our common stock upon the closing of this offering; and

     - assumes that the underwriters do not exercise their over-allotment option to purchase additional shares in this offering.

     LendingTree was incorporated in Delaware on June 7, 1996. Our principal executive offices are located at 6701 Carmel Road, Suite 205, Charlotte, North Carolina, 28226. Our telephone number is (704) 541-5351, and our website is located at www.lendingtree.com. Information on our website is not a part of this prospectus.

                      SUMMARY FINANCIAL AND OPERATING DATA
          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)

     The following table sets forth summary financial and operating data for our business. You should read this information together with our financial statements and the accompanying notes included in this prospectus and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations." The "pro forma as adjusted" balance sheet data gives effect to the automatic conversion of all outstanding shares of convertible preferred stock and accumulated dividends into common stock and reflects our sale of shares of common stock offered by this prospectus.

                                                   YEAR ENDED             NINE MONTHS ENDED
                                                  DECEMBER 31,              SEPTEMBER 30,
                                              --------------------    -------------------------
                                               1997        1998          1998          1999
                                              ------    ----------    ----------    -----------
STATEMENT OF OPERATIONS DATA:

REVENUE:
  LendingTree network.......................  $    2    $      273    $      157    $     3,398
  [i]close and other technology.............      --           136           125            630
                                              ------    ----------    ----------    -----------
          Total revenue.....................       2           409           282          4,028
                                              ------    ----------    ----------    -----------
COST OF REVENUE:
  LendingTree network.......................      --           235           146          1,330
  [i]close and other technology.............      --           149           133            246
                                              ------    ----------    ----------    -----------
          Total cost of revenue.............      --           384           279          1,576
                                              ------    ----------    ----------    -----------
Gross profit................................       2            25             3          2,452
                                              ------    ----------    ----------    -----------
OPERATING EXPENSES:
  Product development.......................     293         1,051           712            808
  Marketing and advertising.................      54         2,494         1,028         12,069
  Sales, general and administrative.........     621         2,955         1,770          5,636
                                              ------    ----------    ----------    -----------
          Total operating expenses..........     968         6,500         3,510         18,513
                                              ------    ----------    ----------    -----------
LOSS FROM OPERATIONS........................    (966)       (6,475)       (3,507)       (16,061)
  Interest income, net......................       3            41            41             80
                                              ------    ----------    ----------    -----------
  Net loss..................................  $ (963)   $   (6,434)   $   (3,466)   $   (15,981)
                                              ======    ==========    ==========    ===========
  Basic and diluted net loss per common
     share..................................  $(1.52)   $    (2.39)   $    (1.31)   $     (5.85)
                                              ======    ==========    ==========    ===========
  Weighted average shares used in computing
     basic and diluted net loss per common
     share..................................  632,575    2,704,517     2,638,398      2,951,093
                                              =======   ==========    ==========    ===========
OPERATING DATA (UNAUDITED):
Qualification Forms transmitted:
  Number....................................     N/A        18,247         8,720        117,578
  Dollar volume (000's).....................     N/A    $1,596,662    $  694,802    $11,235,661
Loans closed:
  Number....................................     N/A           712           361         14,743
  Dollar volume (000's).....................     N/A    $   25,516    $   14,375    $   501,072

                                                                AS OF SEPTEMBER 30, 1999
                                                                ------------------------
                                                                              PRO FORMA
                                                                ACTUAL       AS ADJUSTED
                                                                -------      -----------
BALANCE SHEET DATA:

Cash and cash equivalents...................................    $37,492          $--
Working capital.............................................     35,407           --
Total assets................................................     40,287           --
Mandatorily redeemable convertible preferred securities.....         --           --
Convertible preferred stock.................................     59,317           --
Total stockholders' equity..................................     36,101           --

                                  RISK FACTORS

     Any investment in our common stock involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained in this prospectus, before you decide to buy our common stock. If any of the following risks actually occur, our business, financial condition, or results of operations would likely suffer. In any such case, the market price of our common stock could decline, and you could lose all or part of the money you paid to buy our common stock.

                    RISKS RELATED TO OUR FINANCIAL CONDITION

OUR LIMITED OPERATING HISTORY MAKES OUR BUSINESS AND PROSPECTS DIFFICULT TO EVALUATE.

     LendingTree was formed in 1996 and began serving consumers across the United States in July 1998. Accordingly, we have a limited operating history on which to base your evaluation of our business and prospects. Our business and prospects must be considered in light of the risks and uncertainties frequently encountered by companies in the early stages of development, particularly companies like us who operate in new and rapidly developing markets such as online commerce. Some of these risks and uncertainties are:

     - our business model is evolving and unproven;

     - we may not be able to execute our business and marketing strategy successfully, including the enhancement of our LendingTree brand identity, in order to draw consumers and lenders to our marketplace;

     - the cyclical and seasonal nature of interest rates and other economic factors that influence home and other consumer purchases and the amount of credit available to finance these purchases;

     - our ability to continue to develop and upgrade our technology;

     - our ability to maintain our current, and develop new, strategic relationships;

     - the potential development of comparable services by competitors which may limit or reduce our market share; and

     - our potential inability to manage our anticipated growth effectively and become profitable.

     Our failure to address these risks and uncertainties could cause our operating results to suffer and result in the loss of all or part of your investment.

WE HAVE A HISTORY OF LOSSES AND EXPECT LOSSES IN THE FUTURE.

     We have never been profitable. We incurred losses from operations of approximately $6.5 million in 1998 and $16.1 million for the nine months ended September 30, 1999. As of September 30, 1999, we had an accumulated deficit of approximately $23.4 million. Our strategy calls for us to expend significant funds on:

     - building the LendingTree brand identity through increased advertising and related promotional activity;

     - hiring additional personnel; and

     - further developing our website, [i]close technology and network infrastructure.

As a result of these expenditures, we anticipate further losses until at least the latter half of 2002.

     We forecast our future expense levels based on our operating plans and our estimates of future revenue. We may find it necessary to accelerate expenditures relating to our sales and marketing efforts or otherwise increase our financial commitment to creating and maintaining brand awareness among consumers and lenders. If our revenue grows at a slower rate than we anticipate, or if our spending levels exceed our expectations or cannot be adjusted to reflect slower revenue growth, we may not achieve or sustain profitability. If we fail to become or remain profitable, the value of your investment could be significantly reduced.

OUR BUSINESS MODEL IS UNPROVEN AND MAY NOT BE ADAPTABLE TO A CHANGING MARKET.

     Our current revenue model depends heavily on revenue generated from lenders participating in our network and paying us transmission and closed-loan fees as well as from licensing our [i]close software. Our revenue model and profit potential are unproven. We must develop and market our online lending service to achieve broad market acceptance in a timely manner by both lenders and consumers. In addition, we must attract a sufficient number of consumers with credit profiles targeted by our lenders. It is possible that we will be required to further adapt our business model in response to additional changes in the online lending market or if our current business model is not successful. If we are not able to anticipate changes in the online lending market or if our business model is not successful, we may be unable to expand our business and the value of your investment could be significantly reduced.

OUR OPERATING RESULTS MAY BE NEGATIVELY IMPACTED BY FLUCTUATIONS IN INTEREST RATES.

     Substantially all of our revenue is associated with the procurement of loans through our online marketplace. During periods of rising interest rates, slower growth, or a decline in transmission and closed-loan revenue may occur. During periods of robust credit demand, typically associated with falling interest rates, lenders may have less incentive to use our marketplace. We expect that as our business matures we will experience seasonal fluctuations in our operating results due to seasonal fluctuations in consumer credit markets. Because of our limited operating history, it has not yet been possible for us to assess the impact of seasonal effects on our business or the effects of a broad range of interest rate environments.

YOU SHOULD NOT RELY ON OUR QUARTERLY OPERATING RESULTS AS AN INDICATION OF OUR FUTURE RESULTS BECAUSE THEY ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS AND THESE RESULTS MAY NEGATIVELY IMPACT THE PRICE OF OUR COMMON STOCK.

     Our quarterly operating results may fluctuate significantly in the future due to a variety of factors that affect our revenue or expenses in any particular quarter. Our quarterly results will fluctuate in part based on the demand for and supply of consumer loans which are a function of cyclical trends and seasonal and other fluctuations in interest rates and related economic factors, all of which are outside of our control. These fluctuations could have the effect of masking or exaggerating trends in our business. As a result, it is possible that in some future periods our results of operations may be below the expectations of public market analysts and investors. This could cause the market price of our common stock to decline. In addition, we plan to increase our operating expenses significantly to expand our sales and marketing, administration, maintenance and technical support, and product management groups. If revenue falls below our expectations in any quarter and we are unable to quickly reduce our spending in response, our operating results would be lower than expected.

WE MAY NOT BE ABLE TO OBTAIN SUFFICIENT FUNDS TO EXPAND OUR BUSINESS AND ANY ADDITIONAL FINANCING MAY BE ON TERMS ADVERSE TO YOUR INTERESTS.

     We may need to raise additional funds in the future, from equity or debt sources, in order to fund our anticipated growth, more aggressive marketing programs or the acquisition of complementary businesses, technologies and services. Obtaining additional financing will be dependent upon our financial condition, operating performance, and prospects, as well as on general market and economic conditions. If we raise additional funds by issuing equity securities, you may experience significant dilution of your ownership interest and such securities may have rights senior to your rights. If we obtain additional financing by issuing debt securities, the terms of these securities could restrict or prevent us from paying dividends and could restrict our flexibility in making business decisions. If additional financing is not available when required or is not available on acceptable terms, we may be unable to successfully promote our brand name, develop or enhance our service, take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our business and significantly reduce the value of your investment.

                   RISKS RELATED TO OUR MARKETS AND STRATEGY

OUR FUTURE SUCCESS IS DEPENDENT UPON INCREASED ACCEPTANCE OF THE INTERNET BY CONSUMERS AND LENDERS AS A MEDIUM FOR LENDING.

     If consumer and lender acceptance of online lending does not increase, our business will not succeed and the value of your investment may be adversely affected. The online lending market is new and rapidly developing. The adoption of online lending requires the acceptance of a new way of conducting business, exchanging information, and applying for credit by consumers as well as acceptance by lenders that have historically relied upon traditional lending methods. As a result, we cannot be sure that we will be able to compete effectively with traditional borrowing and lending methods.

     In addition, rapid growth in the use of the Internet is a recent phenomenon and it may not continue. Internet usage may be inhibited by any of the following factors:

     - the Internet infrastructure may not be able to support the demands placed on it, or its performance and reliability may decline as usage grows;

     - websites may not be able to provide adequate security and authentication of confidential information contained in transmissions over the Internet; and

     - Internet-based companies may not be able to respond adequately to privacy concerns of potential users.

IF WE ARE UNABLE TO EXPAND OUR BRAND RECOGNITION, CONSUMER AND LENDER DEMAND FOR OUR SERVICE WILL BE LIMITED.

     If we fail to promote and maintain our brand successfully or incur significant expenses in promoting our brand and fail to generate a corresponding increase in revenue as a result of our branding efforts, our business and the value of your investment could be materially adversely affected. We believe that continuing to build brand awareness of the LendingTree marketplace is critical to achieving increased demand for our service. Brand recognition is a key differentiating factor among providers of online lending services, and we believe it will be increasingly important as competition intensifies in the online lending market. In order to increase our brand awareness, we must succeed in our marketing efforts, provide high-quality service, and increase the number of consumers using our marketplace. If visitors to our website do not perceive our existing service to be of high quality or if we alter or modify our existing service, introduce new services, or enter into new business ventures that are not favorably received, the value of our brand could be diluted, which could decrease the attractiveness of our service to consumers and lenders.

IF OUR PARTICIPATING LENDERS DO NOT PROVIDE COMPETITIVE LEVELS OF SERVICE TO CONSUMERS, OUR BRAND WILL BE HARMED AND OUR ABILITY TO ATTRACT CONSUMERS TO OUR WEBSITE WILL BE LIMITED.

     Our ability to provide a high-quality borrowing experience depends in part on consumers receiving competitive levels of convenience, customer service, pricing terms, and responsiveness from our participating lenders. If our participating lenders do not provide consumers with competitive levels of convenience, customer service, price, and responsiveness the value of our brand may be harmed and the number of consumers using our service may decline.

WE MAY HAVE DIFFICULTY INTEGRATING LENDERS INTO OUR ONLINE MARKETPLACE, WHICH COULD IMPEDE OUR ABILITY TO OFFER A COMPETITIVE SERVICE TO CONSUMERS.

     Integration of a lender into our online marketplace requires a significant commitment of time and resources on our part and on the part of the lender. This integration process typically takes up to three months to complete. Potential lenders may not be willing to invest the time and resources necessary to achieve this integration, and we may not have sufficient personnel to devote the time necessary to successfully integrate lenders into our online marketplace. The failure to integrate lenders could limit the variety of products that we can offer to our customers.

WE MAY HAVE DIFFICULTY ATTRACTING A COMPREHENSIVE GROUP OF LENDERS WHICH COMPLEMENT OUR CURRENT CONSUMER LOAN PRODUCT COVERAGE.

     The success of our online loan marketplace depends on our ability to attract and retain a comprehensive group of lenders to service consumer needs across a wide array of product lines, consumer credit profiles, and geographic locations. If we are unable to broaden our offering of consumer credit products for a wide array of credit profiles and locations, we may be unable to attract additional consumers or may lose our existing consumers to other online competitors.

OUR LENDERS ARE NOT PRECLUDED FROM OFFERING CONSUMER LOAN PRODUCTS OUTSIDE OUR MARKETPLACE.

     We do not have exclusive relationships with the lenders whose loan products are offered on our online marketplace, and thus, consumers may obtain offers and loans from these lenders without using our service. Our lenders offer their products directly to consumers through brokers, mass marketing campaigns, or through other traditional methods of credit distribution. These lenders can also offer their products over the Internet, either directly to prospective borrowers, through one or more of our online competitors, or both.

IF WE ARE UNABLE TO DEVELOP AND RETAIN OUR STRATEGIC RELATIONSHIPS, OUR BUSINESS WILL BE HARMED.

     We depend on establishing and maintaining relationships with a large number of high-traffic websites for a significant portion of our consumers. For example, in October 1999, Autobytel.com generated approximately 55% of our automobile loan requests. The loss of this strategic relationship would materially reduce our revenue in this product area. There is intense competition for relationships with companies maintaining these websites, and we may have to pay significant fees to establish additional relationships or maintain existing relationships in the future. Additionally, we may be limited or restricted in the way we establish and maintain these relationships by regulations generally applicable to our business. See "Business -- Government Regulation." As a result, we may be unable to enter into relationships with these firms or websites on commercially reasonable terms or at all. Even if we enter into these relationships, they may not attract significant numbers of consumers. If we are unable to establish or maintain strategic relationships that increase traffic to our website, our business and the value of your investment could be materially adversely affected.

WE WILL NOT BE ABLE TO ATTRACT CONSUMERS OR LENDERS IF WE DO NOT CONTINUALLY ENHANCE AND DEVELOP OUR SERVICE TO KEEP PACE WITH RAPIDLY CHANGING TECHNOLOGIES AND CONSUMER NEEDS.

     To remain competitive, we must continually improve the responsiveness, functionality, and features of our service and develop other services that are attractive to consumers and lenders. We must also continually meet the evolving technological developments that characterize Internet commerce. If we are unable to accomplish this, our business and the value of your investment could be materially adversely affected.

WE MAY BE UNABLE TO HIRE AND RETAIN HIGHLY SKILLED PERSONNEL THAT ARE IN HIGH DEMAND.

     Our future success depends on our ability to attract, train, motivate, and retain highly skilled employees. Competition for highly skilled employees is intense, particularly among Internet-based companies. If we are unable to attract, assimilate, and retain skilled personnel, our growth may be restricted and the quality of our products and services may be reduced.

WE MAY NOT BE ABLE TO MANAGE OUR EXPANDING OPERATIONS EFFECTIVELY.

     We have recently experienced a period of rapid expansion. In order to execute our business plan, we must continue to expand significantly. We had seven employees in July 1998. As of November 1, 1999, that number increased to approximately 100. We expect that the number of our employees will continue to increase for the foreseeable future. This growth has placed, and our anticipated future growth combined with the requirements we will face as a public company will continue to place, a significant strain on our management, systems, and resources. We are currently improving and expect that we will need to continue to improve our financial and managerial controls and reporting systems and procedures. We will also need to continue to expand and maintain close coordination among our technical, accounting, finance, and sales and marketing organizations. We may not succeed in these efforts. Our inability to expand our operations in an efficient manner could cause our expenses to grow disproportionately to our revenue, our revenue to decline or grow more slowly than expected, and could otherwise have a material adverse effect on our business and the value of your investment.

COMPETITION MAY REDUCE OUR MARKET SHARE AND HARM OUR PERFORMANCE.

     The online lending market is a new industry and, like the broader electronic commerce market, is rapidly evolving and highly competitive. We expect this competition will increase. Our current competitors include:

     - online and offline banks, brokers, and credit card issuers, many of whom operate websites from which consumers can obtain online interest rate quotes; and

     - online and offline referral agents that display rates and products for multiple lenders and refer consumers to individual lenders.

     Our ability to compete depends on many factors, including: pricing and breadth of product offering; time of market entry; brand awareness; variety, quantity, and quality of partners and strategic relationships; proprietary and scalable technology infrastructure; ease of use and convenience; and strength of relationships and depth of technology integration with customers. In addition, changes in the methods by which loans are made through traditional channels of distribution may make electronic commerce a less attractive means for obtaining loans and could reduce our ability to generate revenue.

     Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger customer bases, and significantly greater financial, technical, and marketing resources than we do. These competitors may engage in more extensive product development, undertake more far-reaching marketing campaigns, adopt more aggressive pricing policies than our participating lenders, and make more attractive offers to existing and potential employees and companies with which we have strategic relationships. Increased competition could result in reduced margins or loss of market share, either of which could materially adversely affect our business, results of operations, and financial condition.

OUR BUSINESS COULD SUFFER IF WE LOSE THE SERVICES OF KEY EXECUTIVES.

     Our future success depends to a significant extent on the continued services of a number of our key executive personnel, particularly Douglas Lebda, our founder, Chief Executive Officer, and a director. Mr. Lebda has been instrumental in determining our strategic direction and focus and in promoting the concept of an Internet-based loan marketplace for consumers and lenders. If we lose the services of Mr. Lebda, or any of our other executive officers or key employees, our ability to expand our business would be seriously compromised and the value of your investment may be adversely affected. We have not entered into employment agreements with any of our key personnel except Mr. Lebda. We do not maintain key person insurance on any of our key executives.

ANY ACQUISITIONS THAT WE UNDERTAKE COULD BE DIFFICULT TO INTEGRATE INTO OUR CURRENT BUSINESS, DISRUPT OUR BUSINESS, DILUTE STOCKHOLDER VALUE, AND ADVERSELY AFFECT OUR OPERATING RESULTS.

     We may acquire or make investments in complementary businesses, technologies, services, or products if appropriate opportunities arise. These acquisitions and investments could disrupt our ongoing business, distract our management and employees, and increase our expenses. If we acquire a company, we could have difficulty in assimilating that company's personnel, operations, technology, and software. In addition, the key personnel of the acquired company may decide not to work for us. Future acquisitions could result in potentially dilutive issuances of equity securities or the incurrence of debt, contingent liabilities or amortization of expenses related to goodwill and other intangible assets, any of which could materially adversely affect our business, results of operations, and financial condition.

        RISKS RELATED TO THE INTERNET AND OUR TECHNOLOGY INFRASTRUCTURE

WE MAY EXPERIENCE REDUCED VISITOR TRAFFIC, REDUCED REVENUE, AND HARM TO OUR REPUTATION IN THE EVENT OF UNEXPECTED NETWORK INTERRUPTIONS CAUSED BY SYSTEM FAILURES.

     A key element of our strategy is to generate a high volume of traffic on, and use of, our website. Accordingly, the satisfactory performance, reliability, security, and availability of our website, filtering systems, and network infrastructure are critical to our reputation, our ability to attract and maintain a high volume of visitors to our website, and to attract and retain participating consumers and lenders. Our revenue depends in large part on the number of loan requests submitted by consumers. Any system interruptions that result in the inability of consumers to submit these loan requests, or more generally the unavailability of our service offerings, could have an adverse impact on our revenue. In addition, we believe that consumers who have a negative experience with our website may be reluctant to return or recommend LendingTree to other potential consumers.

     Our computer hardware is located in leased facilities in Beltsville, Maryland. A full backup system is located in Cupertino, California. If both of these locations experienced a system failure, the performance of our website would be harmed. These systems are also vulnerable to damage from fire, floods, power loss, telecommunications failures, break-ins, and similar events. Our insurance policies may not compensate us for any losses that may occur due to any failures or interruptions in our systems. Any extended period of disruptions could materially adversely affect our business, results of operations, and financial condition.

BREACHES OF OUR NETWORK SECURITY COULD SUBJECT US TO INCREASED OPERATING COSTS AS WELL AS LITIGATION AND OTHER LIABILITIES.

     The secure transmission of personal information as well as other confidential information over the Internet is essential in maintaining consumer confidence in our website. Substantial or ongoing security breaches on our system or other Internet-based systems could significantly harm our business. We may incur substantial expense to protect against and remedy security breaches and their consequences. Any penetration of our network security or other misappropriation of our users' personal information could cause interruptions in our operations and subject us to liability. Claims against us could also be based on other misuses of personal information, such as for unauthorized marketing purposes. These claims could result in litigation and financial liability. Security breaches also could damage our reputation. We rely on licensed encryption and authentication technology to effect secure transmission of confidential information. It is possible that advances in computer capabilities, new discoveries, or other developments could result in a compromise or breach of the technology that we use to protect consumer transaction data. We cannot guarantee that our security measures will prevent security breaches.

                       RISKS RELATED TO LEGAL UNCERTAINTY

FAILURE TO COMPLY WITH LAWS GOVERNING OUR SERVICE OR MATERIAL CHANGES IN THE REGULATORY ENVIRONMENT RELATING TO THE INTERNET COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     Many of the loan products available through our website are subject to extensive regulation by various federal and state governmental authorities. We have obtained mortgage broker licenses in 35 states and are subject to examination by regulators in those states. Failure to comply with the laws and regulatory guidance of federal and state regulatory authorities may result in, among other things, revocation of required licenses or registrations, loss of approved status, loss of exempt status, indemnification liability to lenders and others doing business with us, administrative enforcement actions, class action lawsuits, cease and desist orders, and civil and criminal liability. The occurrence of one or more of these events could materially adversely affect our business, results of operations, and financial condition.

     As a computer loan origination system doing business through the Internet, we face an additional level of regulatory risk given that most of the laws governing lending transactions have not been substantially revised or updated to fully accommodate electronic commerce. Until these laws, rules, and regulations are revised to clarify their applicability to transactions conducted through electronic commerce, any company providing loan-related services through the Internet or other means of electronic commerce will face compliance uncertainty. Federal law, for example, generally prohibits the payment of referral fees in connection with mortgage loan transactions. The applicability of referral fee prohibitions to the compensation provisions of fee arrangements used by online companies like us may have the effect of reducing the types and amount of fees that we may charge in connection with real estate-secured products.

     Regulations promulgated by some states may impose compliance obligations on any person who acquires 10% or more of our common stock, including requiring that person to periodically file financial and other personal and business information. Because we will be a public company following this offering, we will be unable to control who purchases our common stock in the open market. If any person acquires 10% or more of our common stock and refuses or fails to comply with these requirements, we may not be able to obtain a license and existing licensing arrangements in particular states may be jeopardized. The inability to obtain, or the loss of, required licenses could have a material adverse effect on our operations or financial condition.

     Failure to comply with the laws and regulatory guidance of federal and state regulatory authorities may result in, among other things, revocation of required licenses or registrations, loss of approved status, loss of exempt status, indemnification liability to lenders and others doing business with us, administrative enforcement actions, class action lawsuits, cease and desist orders, and civil and criminal liability. In addition, the parties doing business with us, such as lenders and affiliated websites, act as independent contractors and not as our agents in their solicitations and transactions with consumers. Consequently, we cannot ensure that these entities will comply with applicable laws and regulations at all times. Failure on the part of a lender or an affiliated website to comply with these laws or regulations could result in, among other things, claims of vicarious liability or negatively impact our reputation. The occurrence of one or more of these events could materially adversely affect our business, results of operations, and financial condition.

REGULATION OF THE INTERNET IS UNSETTLED, AND FUTURE REGULATIONS COULD INHIBIT THE GROWTH OF THE INTERNET, DECREASE VISITORS TO OUR WEBSITE, AND OTHERWISE MATERIALLY ADVERSELY AFFECT OUR BUSINESS.

     Existing laws or regulations specifically regulate communications and commerce on the Internet. Further laws and regulations that address issues such as user privacy, pricing, online content regulation, taxation, and the characteristics and quality of online products and services are under consideration by federal, state, local, and foreign governments and agencies. Several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet service providers and online services providers in a manner similar to the regulation of long distance telephone carriers and to impose access fees on such companies. This regulation, if imposed, could increase the cost of transmitting data over the Internet. Moreover, it may take years to determine the extent to which existing laws relating to issues such as intellectual property ownership and infringement and personal privacy are applicable to the Internet. Many of these laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of the Internet and related technologies. The Federal Trade Commission and government agencies in certain states have been investigating certain Internet companies regarding their use of personal information. We could incur additional expenses if any new regulations regarding the use of personal information are introduced or if these agencies choose to investigate our privacy practices. Any new laws or regulations relating to the Internet, or new application or interpretation of existing laws, could inhibit the growth of the Internet as a medium for commerce or credit procurement which could, in turn, decrease the demand for our service or otherwise materially adversely affect our business, results of operations, and financial condition.

WE MAY BE LIABLE AS A RESULT OF INFORMATION RETRIEVED FROM OR TRANSMITTED OVER THE INTERNET.

     We may be subject to legal claims relating to information that is published or made available on our website and the other websites linked to it. These types of claims have been brought, sometimes successfully, against online services in the past. Our service may subject us to potential risks, such as liabilities or claims resulting from:

     - lost or misdirected messages;

     - security breaches;

     - illegal or fraudulent use of e-mail; or

     - interruptions or delays in e-mail service.

     In addition, we could incur significant costs in investigating and defending such claims, even if we ultimately are not found liable. If any of these events occur, our business and the value of your investment could be materially adversely affected.

FAILURE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS COULD HARM OUR BRAND-BUILDING EFFORTS AND ABILITY TO COMPETE EFFECTIVELY.

     Failure to protect our intellectual property could harm our brand, devalue our proprietary content, and affect our ability to compete effectively. Further, enforcing or defending our intellectual property rights could result in the expenditure of significant financial and managerial resources, which could materially adversely affect our business, results of operations, and financial condition. We regard our intellectual property as critical to our success. To protect the rights to our intellectual property, we rely on a combination of patent, trademark and copyright law, trade secret protection, confidentiality agreements, and other contractual arrangements with our employees, affiliates, clients, and others. The protective steps we have taken may be inadequate to deter misappropriation of our proprietary information. We may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. We have applied for a U.S. patent and filed a Patent Cooperation Treaty international patent application on our [i]close technology and our online loan market process. While the number of software and business method patents issued by the U.S. Patent and Trademark Office has been growing substantially in recent years, there is still a significant degree of uncertainty associated with these patents. It is possible that our patent applications will be denied or granted in a very limited manner such that they offer little or no basis for us to deter competitors from employing similar technology or processes or allow us to defend against third party claims of patent infringement.

WE MAY HAVE TO DEFEND AGAINST INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS, WHICH MAY RESULT IN SIGNIFICANT OPERATIONAL LIMITATIONS AND EXPENDITURES.

     We may from time to time be subject to claims that we have violated other parties' patents or infringed a copyright, trademark, or other proprietary right belonging to them. Other parties may also claim that our own patents, trademarks, or other intellectual property rights are invalid. Any infringement claims, even if not meritorious, could be time-consuming to defend, result in costly litigation, divert management attention and resources, or require us to enter into royalty or license agreements, any of which could materially adversely affect our business, results of operations, and financial condition.

     RISKS RELATED TO THIS OFFERING, OUR STOCK PRICE, AND CORPORATE CONTROL

WE MAY USE THE PROCEEDS OF THIS OFFERING IN WAYS WITH WHICH YOU MAY NOT AGREE.

     Net proceeds to us from this offering are anticipated to be approximately
$     million, after deducting the underwriting discount and estimated offering expenses. We currently intend to use our net proceeds principally for advertising and marketing to enhance awareness of our LendingTree brand and attract consumers to our marketplace. However, as of the date of this prospectus, we have not allocated any specific amount of our net proceeds for any particular purpose. Consequently, our management will have broad discretion with respect to the expenditure of the net proceeds of this offering, including discretion to use the proceeds in ways with which you may not agree. Investors will be relying on the judgment of our management and directors regarding the application of the proceeds of this offering.

OUR COMMON STOCK MAY EXPERIENCE EXTREME PRICE AND VOLUME FLUCTUATIONS AND INVESTORS IN OUR STOCK MAY NOT BE ABLE TO RESELL THEIR SHARES AT OR ABOVE THE OFFERING PRICE.

     We cannot predict the extent to which investors' interest in us will lead to the development of a trading market in our common stock or how liquid the market might become. If you purchase shares of our common stock in this offering, you will pay a price that was not established in a competitive market, but was negotiated between us and the underwriters. The stock market in general and the market prices of shares in newly public technology companies, particularly those such as ours that offer Internet-based services, have been extremely volatile and have experienced fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. The market price of our common stock could be highly volatile and subject to wide fluctuations in response to many factors, some of which are largely beyond our control. These factors include:

     - quarterly variations in our results of operations;

     - adverse business developments;

     - changes in financial estimates by securities analysts;

     - investor perception of us and online lending services in general;

     - announcements by our competitors of new products and services; and

     - general economic conditions, including interest rate fluctuations.

AN AGGREGATE OF           SHARES, OR      % OF OUR OUTSTANDING STOCK, WILL
BECOME ELIGIBLE FOR RESALE IN THE PUBLIC MARKET WITHIN ONE YEAR AFTER THIS OFFERING, AND FUTURE SALES OF SUCH STOCK MAY CAUSE OUR STOCK PRICE TO DECLINE.

     Sales of substantial amounts of our common stock in the public market after this offering could reduce the prevailing market prices for our common stock. Of
the           shares of common stock to be outstanding upon the closing of this
offering, the           shares offered by this prospectus will be freely
tradable without restriction or further registration, other than shares purchased by our officers, directors, or other "affiliates" within the meaning of Rule 144 under the Securities Act, which will be restricted from sale until 180 days after the date of this prospectus pursuant to agreements between these affiliates and the underwriters. The remaining shares of our common stock will become eligible for resale in the public market subject to the lapse of applicable holding periods pursuant to Rule 144.

     In addition, we intend to file a registration statement on Form S-8 under the Securities Act approximately 90 days after the date of this offering to
register an aggregate of           shares of common stock issued or reserved for
issuance under our various stock option plans. Some holders of our common stock will also have certain demand and piggyback registration rights enabling them to register their shares under the Securities Act for sale.

IT MAY BE DIFFICULT FOR A THIRD PARTY TO ACQUIRE OUR COMPANY AND THIS COULD DEPRESS OUR STOCK PRICE.

     Delaware corporate law and our amended and restated certificate of incorporation and by-laws which will become effective upon the closing of this offering, will contain provisions that could have the effect of delaying, deferring, or preventing a change in control of LendingTree or our management that stockholders may consider favorable or beneficial. These provisions could discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions include:

     - authorization to issue "blank check" preferred stock, which is preferred stock that can be created and issued by the board of directors without prior stockholder approval, with rights senior to our common stockholders;

     - a staggered board of directors, so that it would take three successive annual meetings to replace all directors;

     - prohibition of stockholder action by written consent; and

     - advance notice requirements for the submission by stockholders of nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting.

     In addition, we will enter into a stockholder rights agreement which will make it more difficult for a third party to acquire us without the support of our board of directors and principal stockholders.

OUR EXECUTIVE OFFICERS AND DIRECTORS AND ENTITIES AFFILIATED WITH THEM, WHOSE INTERESTS MAY DIFFER FROM OTHER STOCKHOLDERS, WILL HAVE THE ABILITY TO EXERCISE SIGNIFICANT CONTROL OVER US.

     Our executive officers and directors and entities affiliated with them will, as a group, beneficially own approximately 78% of our common stock following this offering. These stockholders will be able to exercise significant influence over all matters requiring approval by our stockholders, including the election of directors and the approval of significant corporate transactions, including a change of control of our company. The interests of these stockholders may differ from the interests of our other stockholders.

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION OF THE VALUE OF YOUR INVESTMENT.

     The initial public offering price per share will be substantially higher than the net tangible book value per share of the common stock outstanding immediately prior to this offering. As a result, if you purchase shares in this
offering, you will incur immediate dilution of approximately $          per
share from the price you paid per share. In the past, we issued options and warrants to acquire common stock at prices significantly below the initial public offering price. To the extent these outstanding options or warrants are ultimately exercised, your investment will be further diluted.

                           FORWARD-LOOKING STATEMENTS

     Many statements made in this prospectus under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and elsewhere are forward-looking statements that are not based on historical facts. The words "expects," "anticipates," "estimates," "intends," "believes," and similar expressions are intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including those discussed under "Risk Factors." The forward-looking statements made in this prospectus are based on events through the date on which the statements are made.

                                USE OF PROCEEDS

     The net proceeds from the sale of           shares of common stock offered
by this prospectus, assuming an initial public offering price of $     per
share, less the underwriting discount and estimated offering expenses, will be
approximately $          million, or $          million if the underwriters'
over-allotment option is exercised in full.

     We intend to use the net proceeds of this offering principally for advertising and marketing to increase brand awareness and attract consumers to our marketplace, as well as for general corporate purposes, including:

     - enhancing our technology, including our filtering system, network infrastructure, and the functionality of our website;

     - hiring additional personnel;

     - establishing and developing strategic relationships; and

     - working capital.

     As of the date of this prospectus, we have not allocated any specific amount of the net proceeds to be received upon completion of this offering to
the purposes identified above. We plan to spend more than $          million on
advertising and marketing during 2000. The amount we actually spend for this purpose will depend on a number of factors, including the growth of our consumer base, the types of efforts we make to build our brand and competitive developments in the home mortgage and consumer credit markets. Therefore, we cannot specify with certainty the particular uses of the net proceeds of this offering. Accordingly, management will have significant flexibility and discretion in applying the net proceeds of this offering. Pending any use, we will invest the net proceeds of this offering in short-term, investment grade, interest-bearing securities.

     From time to time, in the ordinary course of business, we evaluate possible acquisitions of, or investments in, businesses, technologies, services, or products that are complementary to our business. A portion of the net proceeds may be used to fund acquisitions or investments; however, we have no commitments or agreements and we are not currently involved in any negotiations with respect to any such transaction.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our common stock and do not expect to pay any cash dividends for the foreseeable future. We currently intend to retain future earnings, if any, to finance the expansion of our business. Any future payment of dividends will be at the discretion of our board of directors and will depend upon factors such as future earnings, capital requirements, our financial condition, and general business conditions.

                                 CAPITALIZATION

     The following table shows our capitalization as of September 30, 1999:

     - on an actual basis;

     - on a pro forma basis to reflect the conversion of all of our outstanding shares of convertible preferred stock and accumulated dividends into shares of common stock upon the closing of this offering; and

     - on a pro forma as adjusted basis to reflect our sale of the shares of common stock offered by us at an assumed initial
       public offering price of $     per share, less the underwriting discount
       and estimated offering expenses.

     You should read this information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our financial statements, and the accompanying notes and the other financial information included in this prospectus.

     The table excludes:

     - 525,500 shares issuable upon the exercise of outstanding warrants;

     - 1,793,000 shares reserved for future grants under our stock option plans; and

     - 1,873,840 shares issuable at a weighted average exercise price of $4.64 per share upon exercise of stock options outstanding on September 30, 1999.

                                                                     SEPTEMBER 30, 1999
                                                            ------------------------------------
                                                                                      PRO FORMA
                                                             ACTUAL     PRO FORMA    AS ADJUSTED
                                                            --------    ---------    -----------
                                                                   (DOLLARS IN THOUSANDS)
Stockholders' equity:
  Convertible preferred stock, $.01 par value, 8%
  cumulative, 10,467,194 shares authorized:
  Series A -- 1,666,667 shares issued and outstanding
  actual, none issued and outstanding pro forma and pro
  forma as adjusted.......................................  $  9,885    $     --      $     --
  Series D -- 6,238,172 shares issued and outstanding
  actual, none issued and outstanding pro forma and pro
  forma as adjusted.......................................    49,432          --            --
                                                            --------    --------      --------
  Total convertible preferred stock.......................    59,317          --            --
                                                            --------    --------      --------
  Common stock, $.01 par value, 30,000,000 shares
  authorized, 3,098,218 shares issued and outstanding
  actual; 11,003,057 shares issued pro forma; and
  shares issued pro forma as adjusted.....................        31         110
  Additional paid-in capital..............................     6,375      65,613
  Deferred compensation...................................      (262)       (262)         (262)
  Treasury stock, cost (747,222 shares)...................    (5,978)     (5,978)       (5,978)
  Accumulated deficit.....................................   (23,382)    (23,382)      (23,382)
                                                            --------    --------      --------
          Total stockholders' equity......................    36,101      36,101
                                                            --------    --------      --------
          Total capitalization............................  $ 36,101    $ 36,101      $
                                                            ========    ========      ========

                                    DILUTION

     Our pro forma net tangible book value as of September 30, 1999 was approximately $36,101,000, or approximately $3.52 per share of common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of shares of common stock outstanding, after giving effect to the conversion of all outstanding shares of convertible preferred stock and accumulated dividends into shares of common stock. Assuming the sale by us of
the          shares of common stock in this offering at an assumed initial
public offering price of $     per share and after deducting the underwriting
discount and estimated offering expenses, the pro forma net tangible book value
of our common stock as of September 30, 1999 would have been $     , or $
per share. This represents an immediate increase in pro forma net tangible book
value of $     per share to existing stockholders and an immediate and
substantial dilution in pro forma net tangible book value of $     per share to
new public investors. The following table illustrates this per share dilution:


Assumed initial public offering price per share.............           $
  Pro forma net tangible book value per share as of
  September 30, 1999........................................  $3.52
  Increase attributable to this offering....................
                                                              -----
Adjusted pro forma net tangible book value per share after
  this offering.............................................
                                                                       ----
Net tangible book value dilution per share to new public
  investors.................................................           $
                                                                       ====

     The following table summarizes, on a pro forma basis as of September 30, 1999 described above, the differences between existing stockholders and new public investors in this offering with respect to the number of shares of common stock purchased from us, the total consideration paid for those shares and the average price paid per share:

                                    SHARES PURCHASED        TOTAL CONSIDERATION
                                  ---------------------    ----------------------      AVERAGE PRICE
                                    NUMBER      PERCENT      AMOUNT       PERCENT        PER SHARE
                                  ----------    -------    -----------    -------    -----------------
Existing stockholders...........  10,255,835         %     $61,173,000         %           $5.96
New public investors............
                                  ----------      ---      -----------      ---
          Total.................                  100%                      100%
                                  ==========      ===      ===========      ===

     The foregoing tables and calculations assume no exercise of outstanding options or warrants. As of September 30, 1999, there were 1,873,840 shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of $4.64 per share and 1,793,000 shares of common stock reserved for future grants under our stock option plan. As of September 30, 1999, there were warrants outstanding to purchase 525,500 shares of common stock with a weighted average exercise price of $7.19 per share. In addition, we may agree to issue additional warrants to acquire common stock to companies with which we maintain strategic relationships. To the extent that these options or warrants are exercised, there will be further dilution to new public investors.

                     SELECTED FINANCIAL AND OPERATING DATA
          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)

     The following table sets forth selected financial and operating data for our business. You should read the information together with our financial statements and the accompanying notes included in this prospectus and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations." The statement of operations data for the years ended December 31, 1997 and 1998 and for the nine month period ended September 30, 1999, and the balance sheet data as of December 31, 1997 and 1998 and September 30, 1999 are derived from, and are qualified by reference to, our financial statements which have been audited by PricewaterhouseCoopers LLP and are included elsewhere in this prospectus. The statement of operations data for the nine month period ended September 30, 1998, is derived from, and is qualified by reference to, unaudited interim financial statements of LendingTree included elsewhere in this prospectus. The statement of operations data for the period from inception through December 31, 1996 and the balance sheet data as of December 31, 1996 are unaudited. Historical results are not necessarily indicative of the results to be expected in the future, and results of interim periods are not necessarily indicative of results for the entire year.

                                                                         YEAR ENDED           NINE MONTHS ENDED
                                                  PERIOD FROM           DECEMBER 31,            SEPTEMBER 30,
                                               INCEPTION THROUGH    --------------------   -----------------------
                                               DECEMBER 31, 1996     1997        1998        1998         1999
                                               ------------------   -------   ----------   ---------   -----------
STATEMENT OF OPERATIONS DATA:
REVENUE:
  LendingTree network.........................      $     --        $     2     $    273    $    157     $   3,398
  [i]close and other technology...............            --             --          136         125           630
                                                    --------        -------   ----------   ---------   -----------
         Total revenue........................            --              2          409         282         4,028
                                                    --------        -------   ----------   ---------   -----------
COST OF REVENUE:
  LendingTree network.........................            --             --          235         146         1,330
  [i]close and other technology...............            --             --          149         133           246
                                                    --------        -------   ----------   ---------   -----------
         Total cost of revenue................            --             --          384         279         1,576
                                                    --------        -------   ----------   ---------   -----------
Gross profit..................................            --              2           25           3         2,452
                                                    --------        -------   ----------   ---------   -----------
OPERATING EXPENSES:
  Product development.........................            --            293        1,051         712           808
  Marketing and advertising...................            --             54        2,494       1,028        12,069
  Sales, general and administrative...........             4            621        2,955       1,770         5,636
                                                    --------        -------   ----------   ---------   -----------
         Total operating expenses.............             4            968        6,500       3,510        18,513
                                                    --------        -------   ----------   ---------   -----------
LOSS FROM OPERATIONS..........................            (4)          (966)      (6,475)     (3,507)      (16,061)
  Interest income, net........................            --              3           41          41            80
                                                    --------        -------   ----------   ---------   -----------
  Net loss....................................      $     (4)       $  (963)    $ (6,434)   $ (3,466)    $ (15,981)
                                                    ========        =======   ==========   =========   ===========
  Basic and diluted net loss per common
    share.....................................      $  (0.02)       $ (1.52)    $  (2.39)   $  (1.31)    $   (5.85)
                                                    ========        =======   ==========   =========   ===========
Weighted average shares used in computing
  basic and diluted net loss per common
  share.......................................       204,000        632,575    2,704,517   2,638,398     2,951,093
                                                    ========        =======   ==========   =========   ===========
OPERATING DATA:
Qualification Forms transmitted:
  Number......................................           N/A            N/A       18,247       8,720       117,578
  Dollar volume (000's).......................           N/A            N/A   $1,596,662    $694,802   $11,235,661
Loans closed:
  Number......................................           N/A            N/A          712         361        14,743
  Dollar volume (000's).......................           N/A            N/A      $25,516     $14,375      $501,072

                                                                   DECEMBER 31,
                                                              -----------------------    SEPTEMBER 30,
                                                              1996    1997     1998          1999
                                                              ----    ----    -------    -------------
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $--     $402    $ 3,085       $37,492
Working capital.............................................   (1)     333      2,666        35,407
Total assets................................................   --      424      3,687        40,287
Mandatorily redeemable preferred securities.................   --       --      4,631            --
Convertible preferred stock.................................   --       --         --        59,317
Total stockholders' equity (deficit)........................   (1)     353     (1,695)       36,101

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the financial statements and the notes to those statements that appear elsewhere in this prospectus. The following discussion and analysis contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in "Risk Factors."

OVERVIEW

     LendingTree is a leading Internet-based loan marketplace for consumers and lenders. Using a simple and powerful consumer proposition, "Lenders compete for your business," we collect consumer credit requests and compare these requests and related credit information to the underwriting criteria of more than 90 participating lenders in our lender network. Consumers can receive multiple offers in response to a single loan request and then compare, review, and accept the loan offer that best suits their needs. Lenders can generate new business that meets their specific underwriting criteria at reduced acquisition costs. Our marketplace encompasses most consumer credit categories, including mortgages, home equity loans, automobile loans, credit cards, and personal loans. Powering our website is our proprietary online loan marketplace technology platform, [i]close. We leverage our [i]close technology by also licensing it to other companies who create single and multi-lender online marketplaces. Because we are not a lender but a marketplace which facilitates the lending process, we have reduced exposure to the interest rate and market risks generally associated with traditional lending activities.

     LendingTree was founded on June 7, 1996. From June 1996 until July 1998, we conducted research, developed core technology, and conducted initial lender marketing efforts. Our website, www.lendingtree.com, commenced operations nationally on July 1, 1998. Since that time, the LendingTree network has expanded to over 90 regional and national lenders, and during the third quarter of 1999, we have collected on average more than 70,000 consumer loan requests per month. For the quarter ended September 30, 1999, we received 212,000 loan requests representing $7.6 billion in loan demand and our lenders closed loans totaling $266 million. This compares with over 14,000 loan requests representing $773 million in loan demand with our lenders closing loans totaling $9.9 million for the quarter ended September 30, 1998.

     We derive revenue from two primary sources: fees from the LendingTree network; and fees from licensing our [i]close software and other technologies. All of our revenue is derived from lenders -- consumers do not pay for our service.

     Our network revenue is generated principally from the transmission of Qualification Forms and the closing of loans. We receive transmission revenue when consumers complete Qualification Forms that are transmitted to lenders. This transmission revenue is recognized at the time Qualification Forms are sent to lenders, and fees are payable regardless of whether Qualification Forms result in closed loans. We recognize closing revenue when a loan is closed by a lender. Closing revenue generally lags the transmission of Qualification Forms from several days to up to four months, depending upon the loan type. Other network revenue includes set-up fees and monthly maintenance fees.

     We also generate revenue by licensing [i]close and other technologies to third parties, to create private-label single and multi-lender loan marketplaces. [i]close and other technology revenue is recognized on the percentage of completion basis.

     Currently, mortgages and home equity loans represent the largest segments of our network revenue. No single lender currently represents more than 10% of our revenue. Revenue from our other loan categories is expected to increase as consumer acceptance of the Internet continues to grow and as we continue to add lenders.

     Our network cost of revenue includes salary and benefit costs of the borrower relations and lender implementation groups, credit scoring expenses, revenue-sharing costs, consumer promotion costs for closed loans, and the cost of hardware for the LendingTree network. Our [i]close and other technology cost of revenue includes direct costs of modifying our proprietary software for license to [i]close users, as well as the related cost of hardware for these customers.

     Product development expenses primarily include costs incurred by us to develop our proprietary software and filtering technologies and enhance, manage, monitor, and operate our website. These expenses consist primarily of salaries and benefits for our technology department, third-party software upgrades and, from time to time, outside technology consultants and/or contractors. We intend to continue to expand our online marketplace by adding other product offerings and new lenders and, consequently, expect these activities may require additional personnel. Accordingly, we expect that our product development expenses will continue to increase for the foreseeable future.

     Marketing and advertising expenses consist primarily of costs of advertising, trade shows, affiliate service fees, and certain indirect costs. Marketing and advertising expenses also include costs, including salaries and benefits, of all personnel involved in the marketing and advertising department as well as outside advertising agency fees. All advertising costs are expensed as incurred.

     Sales, general and administrative expenses consist primarily of salary, benefits, and related expenses for our management, sales, administrative, legal, and accounting personnel, expenses relating to our facilities, professional fees, and other general corporate expenses. We expect that, in support of the continued growth of our business and our operations as a public company, sales, general and administrative expenses will continue to increase for the foreseeable future.

     Since our inception on June 7, 1996, we have incurred significant losses and, as of September 30, 1999, we had an accumulated deficit of $23.4 million. These losses have resulted from the significant costs incurred for advertising, employment expenses primarily for the development of our [i]close technology platform, establishment of lender relationships, and integration of lenders within our website. We intend to continue to invest heavily in advertising, product development, and marketing. As a result, we believe that we will continue to incur substantial operating losses for the foreseeable future.

RESULTS OF OPERATIONS

  NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998

     REVENUE

     Total revenue amounted to $4.0 million for the nine month period ended September 30, 1999, an increase of $3.7 million from $0.3 million for the corresponding period in 1998.

     LendingTree Network. LendingTree network revenue accounted for $3.4 million, or 84% of total revenue for the nine month period ended September 30, 1999, compared with 56% for the corresponding period in 1998. Network revenue increased by $3.2 million from $0.2 million for the nine month period ended September 30, 1998 primarily due to higher Qualification Form and closed loan volume. Qualification Form volume increased nearly thirteen times from approximately 32,000 to over 436,000 during this period while the number of loans closed increased nearly forty times from about 360 to over 14,700.

     [i]close and Other Technology. [i]close and other technology revenue accounted for $0.6 million, or 15.6% of total revenue for the nine month period ended September 30, 1999, compared with $0.1 million for the corresponding period in 1998. The increase in [i]close and other technology revenue resulted primarily from the issuance of [i]close licenses.

     COST OF REVENUE

     LendingTree Network. Cost of LendingTree network revenue increased to $1.3 million for the nine month period ended September 30, 1999 from $0.1 million for the corresponding period in 1998. The increase was primarily attributable to the introduction of revenue-share agreements with other consumer websites such as priceline.com, increases in other volume-related expenses such as credit scoring fees, and an increase in headcount in the borrower relations department. Our network gross margin increased to 61% from 7% for the nine month periods ended September 30, 1999 and 1998, respectively.

     [i]close and Other Technology. Cost of [i]close and other technology revenue increased to $0.2 million for the nine month period ended September 30, 1999 from $0.1 million for the corresponding period in 1998. This increase is primarily due to greater direct hours incurred for [i]close projects.

     OPERATING EXPENSES

     Product Development. Product development expense increased to $0.8 million for the nine month period ended September 30, 1999 compared with $0.7 million for the corresponding period in 1998.

     Marketing and Advertising. Marketing and advertising expense increased to $12.1 million for the nine month period ended September 30, 1999 from $1.0 million for the corresponding period in 1998, an increase of $11.1 million. The increase is primarily due to higher advertising expenses in order to build brand awareness and increase volume to our marketplace.

     Sales, General and Administrative. Sales, general and administrative expense increased to $5.6 million for the nine month period ended September 30, 1999, an increase of $3.8 million from the corresponding period in 1998. The increase is primarily due to higher employee-related costs such as compensation, recruiting and relocation expenses, rent for a larger facility, and professional fees.

  YEARS ENDED DECEMBER 31, 1998 AND 1997

     REVENUE

     Total revenue amounted to $0.4 million in 1998, an increase of $0.4 million from 1997, which resulted from the national launch of our website, on July 1, 1998.

     LendingTree Network. LendingTree network revenue accounted for $0.3 million in 1998, compared with $2.0 thousand in 1997.

     [i]close and Other Technology. [i]close and other technology revenue accounted for $0.1 million in 1998, the first year [i]close was licensed.

     COST OF REVENUE

     LendingTree Network. Cost of LendingTree network revenue was $0.2 million in 1998.

     [i]close and Other Technology. Cost of [i]close and other technology revenue was $0.1 million in 1998.

     OPERATING EXPENSES

     Product Development. Product development expense amounted to $1.1 million in 1998 compared with $0.3 million in 1997. The increase is primarily due to employment costs and technology consulting fees.

     Marketing and Advertising. Marketing and advertising expense increased to $2.5 million in 1998 from $0.1 million in 1997. The increase is primarily due to higher advertising expenses.

     Sales, General and Administrative. Sales, general and administrative expense increased to $3.0 million in 1998, an increase of $2.3 million from 1997. The increase is primarily due to higher employee-related costs such as compensation, recruiting and relocation expenses, rent, and professional fees.

QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth a summary of our unaudited quarterly results of operations for each of the eight quarters in the two-year period ended September 30, 1999, as well as selected data expressed as a percentage of total revenues for each quarter. This information has been derived from unaudited interim financial statements. In management's opinion, this unaudited information has been prepared on a basis consistent with financial statements contained elsewhere in this prospectus and includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the quarters presented. You should read this information in conjunction with our financial statements and the accompanying notes included elsewhere in this prospectus. Historical results for any quarter are not necessarily indicative of the results to be expected for any future period.

                                                                    QUARTER ENDED
                             --------------------------------------------------------------------------------------------
                             DEC. 31,   MAR. 31,   JUN. 30,   SEPT. 30,   DEC. 31,    MAR. 31,     JUN. 30,    SEPT. 30,
                               1997       1998       1998       1998        1998        1999         1999         1999
                             --------   --------   --------   ---------   --------   ----------   ----------   ----------
                                                                (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
  DATA:
REVENUE:
  LendingTree network......  $      2   $     15   $     42   $    100    $    116   $      475   $    1,049   $    1,874
  [i]close and other
    technology.............        --         --         --        125          11          162           24          444
                             --------   --------   --------   --------    --------   ----------   ----------   ----------
        Total revenue......         2         15         42        225         127          637        1,073        2,318
                             --------   --------   --------   --------    --------   ----------   ----------   ----------
COST OF REVENUE:
  LendingTree network......        --         39         42         65          89          217          448          665
  [i]close and other
    technology.............        --         --         --        133          16          175           16           55
                             --------   --------   --------   --------    --------   ----------   ----------   ----------
        Total cost of
          revenue..........        --         39         42        198         105          392          464          720
                             --------   --------   --------   --------    --------   ----------   ----------   ----------
Gross profit...............         2        (24)        --         27          22          245          609        1,598
OPERATING EXPENSES:
  Product development......       194        223        420         69         339          142          394          272
  Marketing and
    advertising............        30        105        274        649       1,466        2,883        2,956        6,230
  Sales, general and
    administrative.........       461        539        577        654       1,185        1,344        1,763        2,529
                             --------   --------   --------   --------    --------   ----------   ----------   ----------
        Total operating
          expenses.........       685        867      1,271      1,372       2,990        4,369        5,113        9,031
                             --------   --------   --------   --------    --------   ----------   ----------   ----------
LOSS FROM OPERATIONS.......      (683)      (891)    (1,271)    (1,345)     (2,968)      (4,124)      (4,504)      (7,433)
Interest income, net.......         4         --         25         16          --           22            3           55
                             --------   --------   --------   --------    --------   ----------   ----------   ----------
Net loss...................  $   (679)  $   (891)  $ (1,246)  $ (1,329)   $ (2,968)  $   (4,102)  $   (4,501)  $   (7,378)
                             ========   ========   ========   ========    ========   ==========   ==========   ==========
AS A PERCENTAGE OF TOTAL
  REVENUE:
Revenue:
  LendingTree network......       100%       100%       100%        44%         91%          75%          98%          81%
  [i]close and other
    technology.............        --         --         --         56           9           25            2           19
                             --------   --------   --------   --------    --------   ----------   ----------   ----------
        Total revenue......       100        100        100        100         100          100          100          100
                             --------   --------   --------   --------    --------   ----------   ----------   ----------
Total cost of revenue......        --        260        100         88          83           62           43           31
                             --------   --------   --------   --------    --------   ----------   ----------   ----------
Gross margin...............       100       (160)        --         12          17           38           57           69
Total operating expenses...    34,250      5,780      3,026        610       2,354          686          477          390
                             --------   --------   --------   --------    --------   ----------   ----------   ----------
Loss from operations.......   (34,150)%   (5,940)%   (3,026)%     (598)%    (2,337)%       (648)%       (420)%       (321)%
                             ========   ========   ========   ========    ========   ==========   ==========   ==========
OPERATING DATA:
Qualification Forms
  transmitted:
  Number...................       N/A      1,276      2,544      4,900       9,527       22,253       33,762       61,563
  Dollar volume (000's)....       N/A   $ 80,172   $190,747   $423,883    $901,859   $3,144,612   $3,289,217   $4,801,832
Loans closed:
  Number...................       N/A         21        125        215         351          731        4,472        9,540
  Dollar volume (000's)....       N/A   $    134   $  4,308   $  9,933    $ 11,142   $   47,733   $  187,163   $  266,176

     Our total revenue has increased steadily over the last eight quarters, primarily as a result of consistent growth in network revenue. [i]close and other technology revenue has fluctuated based on the percentage of work completed on the projects during a quarter. The growth in the cost of revenue reflects the higher level of revenue.

     Quarterly increases in operating expenses reflect the continued expansion of our operations during the two-year period. The increase in marketing and advertising is primarily due to higher advertising expenses in order to attract more consumers to our website, and higher employee-related costs such as compensation, recruiting and relocation expenses, rent for facilities, and professional fees.

     We expect to experience significant fluctuations in future quarterly operating results due to a variety of factors, many of which are outside of our control. Our limited operating history and the emerging nature of the markets in which we compete makes it difficult for us to accurately forecast our operating results. Our operating results in one or more future quarters may fall below the expectations of securities analysts and investors, which could cause the price of our common stock to decline.

LIQUIDITY AND CAPITAL RESOURCES

     We have financed our operations primarily through private placements of securities. Through September 30, 1999 proceeds from the sale of our securities totaled $64.1 million, net of financing fees. In conjunction with the sale of Series D convertible preferred stock, approximately $6.0 million of these proceeds were used to repurchase outstanding common stock. On September 20, 1999, we received approximately $50.0 million in gross proceeds from the sale of convertible preferred stock to a group of corporate and institutional investors including Capital Z Partners, GE Capital, Goldman Sachs, priceline.com and Marsh & McLennan Risk Capital.

     Net cash used in operating activities was $13.6 million for the nine month period ended September 30, 1999 and $5.7 million and $0.6 million in 1998 and 1997, respectively. In each period the use of cash primarily consisted of our net operating losses before non-cash items. Non-cash items in each period included the issuance of common stock, stock options and warrants, and increases in accounts receivable, partially offset by increases in trade payables and accrued expenses.

     Net cash used in investing activities was $0.5 million for the nine month period ended September 30, 1999 and $0.2 million and less than $0.1 million in 1998 and 1997, respectively. Net cash used in investing activities in these periods primarily consisted mostly of capital expenditures for the purchase of computer equipment and furniture.

     Net cash provided by financing activities was $48.6 million for the nine month period ended September 30, 1999 and $8.6 million and $1.0 million in 1998 and 1997, respectively. Cash provided by financing activities for the nine month period ended September 30, 1999 consisted primarily of proceeds from the sale of preferred stock and convertible notes, offset by the repurchase of common stock.

     As of September 30, 1999, we had approximately $37.5 million in cash and cash equivalents. We believe that the net proceeds from this offering together with our existing cash and cash equivalents will be sufficient to meet our working capital and capital expenditure requirements for at least the next 12 months. Thereafter, we may be required to raise additional funds. Additional financing may not be available when needed or, if available, such financing may not be on terms favorable to us. If additional funds are raised through the issuance of equity securities, our existing stockholders may experience significant dilution.

MARKET-RELATED RISKS

     We currently have no floating rate indebtedness, hold no derivative instruments, and do not earn foreign-sourced income. Accordingly, changes in interest rates or currency exchange rates do not have a direct effect on our financial position. However, increases in interest rates generally reduce consumer demand for real estate and other significant purchases and, therefore, could affect the volume of business transacted in our marketplace.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 establishes a new model for accounting for derivatives and hedging activities and supercedes several existing standards. SFAS No. 133, as amended by SFAS No. 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. We do not expect that the adoption of SFAS No. 133 will have a material impact on the financial statements.

YEAR 2000 READINESS

     Year 2000 computer problems may arise after January 1, 2000. Our business could be harmed by any material year 2000-related failure of our internal systems, the systems that carry Internet traffic to our online loan marketplace, the systems of our lenders or online partners, or the systems used by consumers to access our marketplace.

     During 1998 and 1999 we conducted a review of the year 2000 readiness of our information technology systems. These systems include software that we have internally developed and software and hardware that we have obtained from third-party vendors and licensors. Our review identified a limited number of remediation steps that we completed prior to January 1, 2000. In 1999, we performed full end-to-end testing of all key business functions in a simulated operating environment to assure that our systems previously verified to be year 2000 compliant remained compliant as changes were made to them. We intend to continue to monitor our own systems for on-going year 2000 compliance and to confer with our lenders about their on-going year 2000 compliance.

     Based on our efforts to date, we believe that we will not experience any material year 2000 problems after January 1, 2000. There are, however, possible scenarios under which year 2000 problems, if they occur, could materially affect us. The most reasonably likely worst cases among these scenarios, include: the inability of one or more of our key lenders to receive consumer Qualification Forms from us or to reply to consumers with loan offers; the inability of our online partners to direct consumer traffic to our marketplace; and a failure of, or a degradation in, the Internet infrastructure that reduces traffic to, or the performance of, our website. We do not intend to develop contingency plans to address these or other potential worst-case scenarios.

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

                                    BUSINESS

OVERVIEW

     LendingTree is a leading Internet-based loan marketplace for consumers and lenders. Using a simple and powerful consumer proposition, "Lenders compete for your business," we collect consumer credit requests and compare these requests and related credit information to the underwriting criteria of more than 90 participating lenders in our lender network. Consumers can receive multiple offers in response to a single loan request and then compare, review, and accept the loan offer that best suits their needs. Lenders can generate new business that meets their specific underwriting criteria at reduced acquisition costs. Our marketplace encompasses most consumer credit categories, including mortgages, home equity loans, automobile loans, credit cards, and personal loans. Powering our website is our proprietary online loan marketplace technology platform, [i]close. We leverage our [i]close technology by also licensing it to other companies who create single and multi-lender online marketplaces. Because we are not a lender but a marketplace which facilitates the lending process, we have reduced exposure to the interest rate and market risks generally associated with traditional lending activities.

     We commenced nationwide operations on July 1, 1998. Since that time our network has expanded to more than 90 regional and national lenders, processing more than 70,000 loan requests per month. Growth of key measures on our website has been significant. For the quarter ended September 30, 1999, we received 212,000 loan requests, representing $7.6 billion in loan demand, and our lenders closed loans totaling $266 million. This compares with over 14,000 loan requests, representing $773 million in loan demand, with our lenders closing loans totaling $9.9 million for the quarter ended September 30, 1998. We earn revenues primarily through transaction fees paid by lenders when Qualification Forms are transmitted to lenders and when loans are closed. We also receive fees from licensing our [i]close software.

     Among the lenders currently participating in the LendingTree network are national banking brands such as Bank of America Consumer Finance Group, Chase, Citibank, PNC Bank FSB, Bank One, and First USA as well as leading online lending companies including iOwn.com, mortgage.com, and Giggo.com. Our [i]close technology powers the loan centers of several well-known consumer websites including priceline.com, Autobytel.com, and Bloomberg.com; the loan content and tools for an affiliate network of over 10,000 websites; and single-lender websites including Fleet Bank and Wachovia Bank.

     We believe our unique business model, growing consumer acceptance of our website, our first mover advantage, the strength of the LendingTree brand, the breadth of our lender network, our strategic relationships, and our [i]close technology platform provide us with significant competitive advantages.

INDUSTRY BACKGROUND

  GROWTH OF INTERNET USAGE AND ELECTRONIC COMMERCE

     The Internet has emerged as a global medium for communication, information, and commerce. International Data Corporation estimates that there were 63 million Internet users in the United States at the end of 1998 and anticipates that this number will grow to approximately 177 million by the end of 2003, representing a compound annual growth rate of 23%. As a result of the Internet's increasing acceptance as a commercial medium, businesses have a growing opportunity to conduct electronic commerce. International Data Corporation estimates that in the United States, Internet commerce will increase from approximately $37 billion in 1998 to approximately $708 billion by 2003, representing a compound annual growth rate of 80%.

  CONSUMER LENDING MARKETS

     Consumer lending markets are both large and highly fragmented. The United States Federal Reserve estimates that as of year-end 1998 there were approximately $5.8 trillion in outstanding consumer loans and the American Bankers Association estimates that there were over 26,000 consumer credit providers in the United States. Forrester Research, a market research organization, projects that over 46 million

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

consumer loan transactions amounting to approximately $2 trillion in loan origination will occur in the United States during 1999. Forrester also projects that 1.3% of consumer loan origination will be conducted online in 1999, growing to 9.5% by 2003, and that total online credit originations will grow from $25.7 billion in 1999 to $167.6 billion in 2003, representing a compound annual growth rate of 60%.

     The following table summarizes by consumer product category for the periods presented, the dollar volume and number of online loan originations, as well as the dollar volume of online originations as a percentage of total originations in the United States, as projected by Forrester Research.

                                                                                            PROJECTED
                                                                                              ONLINE
                                                                                           ORIGINATIONS
                                                PROJECTED ONLINE       PROJECTED ONLINE      AS % OF
                                                  ORIGINATIONS           ORIGINATIONS        TOTAL $
                                              (DOLLARS IN BILLIONS)     (IN THOUSANDS)     ORIGINATIONS
                                              ---------------------    ----------------    ------------
                                               1999         2003        1999      2003     1999   2003
                                              -------    ----------    ------    ------    ----   -----
Mortgage....................................   $18.7      $   91.2       116       599     1.5%    9.6%
Credit Card.................................     5.2          21.5       990     3,674     4.3    16.3
Automobile..................................     0.8          21.4        36       952     0.2     4.7
Home Equity.................................     1.0          20.2        25       422     0.6    11.4
Student.....................................      --          13.3        12     3,261     0.1    25.3
                                               -----      --------     -----     -----
Total.......................................   $25.7      $  167.6     1,179     8,908
                                               =====      ========     =====     =====

LIMITATIONS OF TRADITIONAL LOAN PROCESS AND OTHER ONLINE LENDING MODELS

     For lenders, the traditional lending process generally involves defining loan product guidelines for specific segments of consumers and establishing a pre-determined price for which the consumer applies. This inefficient process results in significant marketing and processing costs. In addition, the traditional lending process increases the time it takes to implement a given lending strategy, thereby reducing flexibility and the ability to respond to competition.

     For consumers, the traditional loan process is time-consuming and can often be frustrating and confusing. Consumers typically search through a variety of loan products from many different lenders, apply to one lender at a time for that lender's offered price, and then wait for that lender to approve or reject the application. Online lending sites of our competitors generally mirror the traditional lending process. Consumers visit a website, view a list of loan products, apply for one product from one lender, and are either approved or rejected. While the consumer proposition presented by online lending websites is the same as the traditional offline process, the business models for online lending websites fall into two categories:

     - Bank/Broker Model. The operators of these websites generate revenue in the same way as traditional lenders -- from a mark-up over their cost of capital, whether the source of capital is a lender, secondary market purchaser, or warehouse line of credit. In exchange for these mark-ups, the bank/broker undertakes all of the underwriting, processing, verification, and customer interaction. In addition, to the extent the banks/brokers fund originated loans with their own capital, they are directly exposed to interest rate fluctuations.

     - Referral Agent Model. The operators of these websites typically generate revenue by providing referrals to lenders. Because referral agents typically do not generate any revenue upon loan closings, there is little incentive for these companies to ensure that lenders and consumers consummate the loan transaction.

     We believe that the inefficiencies of the traditional lending process and the shortcomings of other online business models, combined with the large and recurring nature of consumer loan demand, offer a substantial opportunity for our marketplace business model.

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

THE LENDINGTREE MARKETPLACE SOLUTION

     The LendingTree marketplace enables consumers to receive up to four loan offers in response to a single loan request while providing lenders with the opportunity to generate new business that meets their specific underwriting criteria at reduced acquisition costs.

  THE LENDINGTREE PROCESS

     The LendingTree process consists of the following steps:

     - Loan Request. Consumers access our website at www.lendingtree.com and select a loan product from our current offering of five loan categories, which include mortgage, home equity, automobile, credit card, and personal loans. Consumers complete a single Qualification Form for the selected loan product with information such as income, net worth, loan term preferences, and other personal data. Consumers also consent to our use of their credit history.

     - Qualification Form Filtering and Transmission. Our proprietary filtering process matches the consumers' loan requests, credit profile, and geographic location to the preset underwriting criteria provided by the lenders in our network. Lenders are able to modify their underwriting criteria in real-time through our website. Once Qualification Forms pass the filters, they are transmitted to up to four lenders.

     - Lender Evaluation and Response. Lenders evaluate and respond to the Qualification Forms that pass through their filters. Currently, lenders respond to approximately 85% of the Qualification Forms they receive within one business day. In most cases, lenders approve the Qualification Form.

     - Communication of Offer. Once a lender evaluates a Qualification Form and renders a decision, the LendingTree system automatically notifies the consumer via e-mail. The e-mail contains instructions to return to the Check Status page in the LendingTree website where consumers can view and compare the terms of each offer including: interest rate, closing costs, monthly payment amount, and lenders' fees.

     - Consumer Acceptance. The consumer has the ability to accept, reject, or request more information about a loan offer. When the consumer selects one of these options, the LendingTree system automatically notifies the chosen lender and the remainder of the process is conducted offline.

     - Ongoing Process Support. We operate an outbound call center that provides active follow-up and support to both lenders and consumers. This follow-up and support is designed to increase overall satisfaction of the participants in our marketplace.

  CONSUMER BENEFITS

     Our marketplace provides important benefits to consumers, including:

     - Price. Our growing network of more than 90 lenders fosters a competitive bidding environment, encouraging lenders to price loan offers aggressively as they compete for consumers' business.

     - Consumer Service. The range of online information and tools presented on our website, combined with our support and service, reduces the confusion often experienced by consumers during the borrowing process and the time that it takes to obtain loans.

     - Choice. We provide qualified consumers with up to four loan offers from a national base of lenders.

     - Convenience. In contrast to the traditional process of separately applying to multiple local lenders for credit, our marketplace saves consumers valuable time by enabling them to go online, complete one Qualification Form, and receive multiple loan offers. In addition, consumers can save a partially or fully completed Qualification Form and return at a later time to complete the process or apply for another loan.

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

     - Content. We provide consumers with educational materials about the borrowing process, answers to frequently asked questions, informative articles, and interactive loan calculators. Consumers can also purchase related services, including credit reports and insurance.

     - No Fees.  Our service is free to consumers.

  LENDER BENEFITS

     Our marketplace provides important benefits to lenders, including:

     - New Business. Leveraging the reach of the Internet, we provide lenders with access to a significantly larger audience of qualified consumers.

     - Lower Acquisition Costs. The fees we charge are designed to be less than the cost of acquiring customers through traditional and other online channels. Additionally, our filtering technology and integration with our lenders' systems enables lenders to process loan requests more efficiently and at significantly reduced costs.

     - Market Information. Our involvement with lenders and consumers across multiple credit categories provides us with valuable data about the online lending marketplace. Within the guidelines of our privacy policy, our account managers combine surveys, consumer feedback, and quarterly reviews to provide valuable and timely information to lenders. This enables our lenders to refine and improve their Internet lending strategies and quickly respond to changing market conditions in order to compete more effectively.

THE LENDINGTREE [i]CLOSE SOLUTION

     We leverage our core technology platform, [i]close, by licensing it to other companies to create private-label single and multi-lender loan marketplaces. Current clients include Wachovia Bank, Fleet Bank, and priceline.com. The benefits to our [i]close partners include:

     - Minimal Upfront Cost. Our proprietary technology results in minimal upfront cost to lenders compared with internally developing a web-based distribution channel. We believe that as lenders seek to develop proprietary Internet capabilities, [i]close can meet their needs in a faster, more cost-effective, and scalable manner.

     - Reduced Technology Obsolescence. We continually update [i]close as new technologies develop. Lenders who use [i]close can take advantage of these improvements and maintain the latest technology.

     - Multi-lender Capability. We believe that over time, even single-lender entities such as banks will consider offering other lenders' products on their websites. Our [i]close solution is well-suited for this purpose. For example, [i]close is utilized by PNC's Banking Center on the iVillage community website where, in addition to access to PNC Bank, consumers have access to our entire network of lenders. This multi-lender approach not only increases consumer choice, but also provides additional transaction revenue to the [i]close partner.

LENDINGTREE STRATEGY

     Our mission is to be the predominant loan marketplace on the Internet. The key elements of our strategy are:

     - STRENGTHEN LENDINGTREE'S LEADING POSITION AS A MULTI-PRODUCT LOAN MARKETPLACE. We believe that no other loan marketplace or multi-lender website offers the breadth of loan categories available on our website. This multi-category strategy enables us to become consumers' primary resource for all of their lifetime borrowing needs. We will continually evaluate adding new loan products to our marketplace such as student loans and small business loans. By becoming a

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

       consumer's primary lending destination and fostering repeat usage we can increase revenue per customer and decrease acquisition costs for each new loan.

     - ESTABLISH AND EXPAND COMPREHENSIVE LENDER COVERAGE. We seek to provide consumers throughout the United States with a competitive marketplace for consumer credit products across a wide range of credit risk profiles. The availability of multiple lenders for each type of loan product generally provides qualified consumers with a choice of competitive offers. We intend to expand our lender coverage by actively marketing our marketplace solution to new lenders. We are also seeking to expand the product offerings of lenders who are already participants in our network.

     - EXPAND TRANSACTION VOLUME THROUGH ONLINE STRATEGIC RELATIONSHIPS. We intend to increase the number of transactions processed in our marketplace by continuing to enter into agreements with online businesses that have high affinity to consumer lending. Currently we have strategic relationships with well-known consumer Internet brands including priceline.com, Bloomberg.com, and Autobytel.com.

     - INCREASE BRAND AWARENESS AND TRANSACTION VOLUME. We intend to significantly expand our online and offline advertising to create consumer awareness of LendingTree as the predominant online loan marketplace and thereby build transaction volume. We are planning a major advertising campaign in 2000 with the aim of making our marketplace "top of mind" with consumers.

     - ESTABLISH [I]CLOSE AS THE DOMINANT LOAN MARKETPLACE TECHNOLOGY. We intend to build our business-to-business component by marketing [i]close to individual lenders and other companies on a private-label basis. We will do this through expansion of our sales force and industry-focused marketing activities.

     - INCREASE LOAN CLOSING RATES.  We intend to increase loan closing rates by:

         - adding lenders to our network;

         - increasing the level of automation of our lenders to shorten the loan approval process; and

         - continually improving our customer service and encouraging our lenders to improve their customer service.

LENDER RELATIONS

  OUR LENDERS

     As of November 30, 1999, we had more than 90 lenders participating in the LendingTree marketplace across five principal products: mortgages, home equity, automobile, credit card and personal loans. Below are the top lenders by closed loan amount in each category. Collectively, these lenders contributed 41.0% of our revenue for the month of October 1999.

     MORTGAGE
     - CMP Mortgage
     - iOwn.com
     - Mid-America Bank
     - mortgage.com
     - MortgageSelect.com
     HOME EQUITY
     - Bank One
     - Citibank
     - PNC Bank, FSB
     - Provident Bank
     - Sovereign Bank
     AUTOMOBILE
     - Auto Refinance Source, Inc.
     - Giggo.com
     - SmartFinance.com
     - Synergy Federal Savings Bank
     CREDIT CARD
     - Aspire Card Services
     - First USA
     - Merrick Bank
     PERSONAL LOANS
     - Chase
     - Synergy Federal Savings Bank

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

  LENDER SALES AND MARKETING

     Our sales force consists of three lender development teams that cover the following consumer loan categories: mortgage and home equity; automobile; and credit cards and personal loans. Each team targets and establishes relationships with lenders to ensure an adequate array of credit products to meet consumer demand.

     Our lender marketing objective is to support our lender sales efforts by increasing awareness of LendingTree within the lending community through trade advertising, public relations, and attendance at trade shows and industry conferences.

  LENDER ACCOUNT MANAGEMENT

     We provide a high level of support and service to lenders who are on the LendingTree network and those that license our [i]close technology. We provide each lender with comprehensive training on our marketplace technology as well as a dedicated support team after the lender has joined our network. We regularly review our lenders' online lending processes and make recommendations to improve their performance.

     We have developed a "best practices" program that helps lenders achieve high levels of customer service and make competitive loan offers. We have found that the most successful lenders in our network adhere to the following best practices.

     - use of dedicated in-house teams to monitor their online loan activities;

     - rapid response to consumer loan requests;

     - proactive solicitation of customer feedback; and

     - personalized service through outbound call centers.

PRODUCT LINES

     Our marketplace offers consumers the opportunity to obtain the following loan products:

     - Home Mortgage. As of November 1, 1999, we had 63 lenders providing home mortgage loans.

     - Home Equity. As of November 1, 1999, we had 37 lenders providing home equity loans.

     - Automobile Loans. As of November 1, 1999, we had 12 lenders providing automobile loans. We believe that this will be the next loan product to experience significant growth online and we are actively pursuing additional automobile lenders in anticipation of increased demand.

     - Credit Cards. As of November 1, 1999, we had three credit card issuers. We are in the process of adding more credit card issuers that will complement our strategy of target marketing specific demographic segments, such as college students and other affinity groups.

     - Personal Loans. As of November 1, 1999, we had five lenders providing personal loans. While personal loans are not currently a significant revenue source for us, we believe the market potential for unsecured installment loans on the Internet is particularly strong, especially for lenders who can offer loans to a broad cross-section of consumers.

CUSTOMER SERVICE

     We employ a staff of customer relations managers whose responsibilities include:

     - responding to consumer questions about the status of their loan request, how to use our website, and other frequently-asked questions; and

     - acting as a liaison between consumers and lenders, to ensure consumers receive prompt service from lenders.

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

     We actively evaluate the effectiveness of our customer service efforts. For example, for incoming telephone calls, we monitor the average speed of answering such calls, the average length of the call, and the average amount of time spent performing work in response to the call. We also respond to e-mail from consumers and respond generally within 36 hours. Many of the e-mails and telephone calls from consumers provide feedback on the performance of our lenders. As part of our best practices program, this information is shared directly with our lenders to improve their services and performance on our network.

STRATEGIC RELATIONSHIPS

     We maintain strategic relationships with a number of high traffic consumer websites that utilize our online loan marketplace technology. These relationships include:

     - priceline.com. We have formed a relationship with priceline.com to provide a "name your price" service for mortgage and home equity loans. Priceline.com has made an equity investment in LendingTree. See "Certain Transactions."

     - Autobytel.com. We provide the technology platform for the automobile financing center on the Autobytel.com website.

     - Bloomberg.com. Consumers can access our marketplace directly through Bloomberg's website.

     - PNC Banking Center on iVillage.com. We are the exclusive loan marketplace provider on the PNC Banking Center on iVillage.com, a leading women's online network.

CONSUMER MARKETING

     Our principal marketing objectives are to build brand awareness, create brand equity, and increase volume on our marketplace. These efforts include offline advertising, online advertising, and direct marketing. We also use comprehensive data mining techniques to enhance our consumer marketing programs, subject to compliance with our privacy policy.

  CONSUMER OFFLINE ADVERTISING

     - Radio Advertising. Our radio advertising directly increases transaction volume on our website as well as consumer awareness of the LendingTree brand. Radio advertising also allows us to test new geographic markets for their receptiveness to our consumer proposition. We select radio markets based on a variety of factors including population density, housing starts, Internet-enabled users, and mortgage activity. To date, we have used radio advertising in over 30 U.S. markets.

     - Print Advertising. We promote the LendingTree brand through strategic placements in daily news publications, as well as weekly, bi-weekly, and monthly periodicals. We have advertised in publications such as The Wall Street Journal, USA Today, The New York Times, and The Washington Post.

     - Outdoor Advertising. We also employ outdoor advertising as part of our overall advertising strategy. Our strategy includes the use of several media including billboards, bus and train advertising, and airport terminals.

  CONSUMER ONLINE ADVERTISING

     - Online Advertising and Sponsorships. We purchase online advertising and sponsorships on selected websites with high affinity to consumer credit such as websites relating to real estate and personal finance. We also sponsor certain keywords on the major search engines. For example, when a search is made for the keywords "loan" or "mortgage," a LendingTree banner advertisement may appear.

     - The LendingTree Branch Affiliate Network. Our affiliate network of more than 10,000 websites provides content about products and services that consumers frequently purchase with credit such as

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

       real estate, automobiles, and travel. To facilitate integration of our technology with that of our affiliates, we have developed proprietary software that allows many of our affiliates to quickly and easily integrate our loan center functionality into their own websites.

  DIRECT MARKETING

     We believe that direct marketing is especially effective to increase loan closure rates and develop lifetime relationships with consumers. Our direct marketing is conducted through a variety of channels, including:

     - Direct E-mail. We use e-mail to prompt consumers to visit our website, communicate with consumers throughout the lending process, and promote loan closing.

     - Cross Selling. Through our cross-sell efforts, consumers have the opportunity to purchase related products and services at various points in the loan process. Current cross-sell offerings include credit cards, homeowners' insurance, and life insurance. We intend to increase the breadth of our cross-sell efforts.

COMPETITION

     The market for online loan shopping and related services is new and rapidly developing. We believe that we have an important first mover advantage, but current and potential new competitors could establish online loan marketplaces that are competitive with ours. In addition, we expect competition from: online lenders/brokers such as E-LOAN, mortgage.com, QuickenMortgage, iOwn.com, and NextCard; traditional banks and brokers; and existing online referral agents such as GetSmart, Microsoft's HomeAdvisor, Creditland, and MortgageAuction.com. Some of these competitors are also participants in our marketplace.

     We believe that the primary competitive factors in the online financial services market are:

     - pricing and breadth of product offering;

     - time of market entry;

     - brand awareness;

     - variety, quantity, and quality of partners and strategic relationships;

     - proprietary and scalable technology infrastructure;

     - ease of use and convenience; and

     - strength of relationships and depth of technology integration with customers.

     Our success depends upon capturing and maintaining a significant share of consumers who obtain loans through the Internet. In order to do this, we must continue to build on our first mover advantage, continue to increase brand awareness among consumers and lenders, expand our network of lenders, establish additional strategic relationships, and continually upgrade our technology. As described elsewhere in this prospectus, we are planning to significantly increase our advertising program during 2000. Many of our current competitors, however, have longer operating histories, greater name recognition, larger customer bases, and significantly greater financial, technical, and marketing resources than we do. In addition, participants in other areas of the financial services industry may enter the consumer loan marketplace.

TECHNOLOGY

     Our marketplace is supported by a proprietary technology platform that was designed with an emphasis on scalability, performance, reliability, and security. We use standard Microsoft languages and development tools such as Visual Basic and Active Server Pages; we also use C++ and Perl. We use Microsoft's SQL Server as our database engine and our website and database servers run on the Windows NT operating system. Communications to our website are protected with Secure Sockets Layer, an

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

industry-standard protocol that provides data encryption, server authentication, and message integrity. Our website servers and database servers are protected by firewalls that separate them from the Internet.

     Our website is hosted by Digex at its facilities in Beltsville, Maryland and Cupertino, California. Digex operates with redundant communication lines, emergency power backup, and 24-hour monitoring and engineering support. Physical access to all of our servers at Digex is strictly controlled by a state-of-the-art physical security architecture utilizing multi-redundant mechanics, utilities, and environmental controls.

GOVERNMENT REGULATION

     Many of the loan products available through our website are subject to extensive regulation by various federal and state governmental authorities. These rules impose restrictions on our marketing activities, as well as loan services provided to our participating lenders, many of whose activities are similarly highly regulated. Federal and state rules regarding lending may, for example:

     - regulate the content of advertisements;

     - limit the amount of fees we may receive from lenders and other websites;

     - require additional disclosure to consumers;

     - mandate protection of consumer privacy;

     - regulate sales practices generally, including prohibiting discrimination; and

     - impose various qualification and licensing obligations on us.

     Failure to comply with these requirements may result in, among other things, revocation of required licenses or registrations, loss of approved status, loss of exempt status, indemnification liability to lenders, administrative enforcement actions, class action lawsuits, cease and desist orders, and civil and criminal liability. We believe we are in substantial compliance with these rules and regulations, subject to the regulatory uncertainties discussed in the paragraphs that follow.

     As a computer loan origination system doing business through the Internet, we face an additional level of regulatory risk given the fact that most statutes and regulations governing solicitation of lending transactions have not been substantially revised or updated to fully accommodate electronic commerce. Most of the federal and state laws, rules, and regulations governing lending, for example, contemplate or assume paper-based transactions and do not currently address the delivery of required disclosures and other documents through electronic means. In addition, many of the federal and state rules regarding licensing requirements and fees paid in connection with lending did not originally contemplate that loan products would be made available through non-lender third parties over the Internet. Until these laws, rules, and regulations are revised to clarify their applicability to transactions conducted through e-commerce, any company providing loan-related services through the Internet or other means of e-commerce will face compliance uncertainty. In addition, there is no assurance that revisions to the laws, rules, and regulations will be adopted and, if adopted, will be timely or adequate to eliminate this uncertainty. Nonetheless, we believe that we have taken prudent steps to mitigate these risks.

     At the state level, we are subject to licensing and regulation in many of the states where our loan-related services are available. We have obtained mortgage brokerage licenses in 35 states and are subject to examination by regulators in each of these states.

     In addition, any person who acquires 10% or more of our common stock may be required to comply with applicable regulations promulgated by certain states that may include requiring the person to periodically file financial information and other personal and business information. If any person holding 10% or more of our common stock refuses or fails to comply with these licensing requirements, we may be unable to obtain a license or existing licensing arrangements in particular states could be jeopardized. The inability to obtain, or loss of, required licenses could have a material adverse effect on our operations and financial condition.

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

     In addition to licensing requirements, federal and state laws regulate certain aspects of residential lending. At the federal level, our services are regulated to varying degrees under a variety of laws, including, but not limited to, the Truth in Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Fair Credit Reporting Act, federal privacy laws, and the Real Estate Settlement Procedures Act and Regulation X. These laws generally regulate the manner in which loan services are made available, including advertising and other consumer disclosures, payments for services, and the privacy and reporting of consumer data. State and federal laws also prohibit unfair and deceptive trade practices and require companies to adopt appropriate policies and practices to protect consumer privacy. We believe we are operating substantially in compliance with these laws and have taken reasonable steps to mitigate the risks of the regulatory uncertainties discussed in the following paragraphs.

     Under the Truth in Lending Act, creditors are required to provide consumers with uniform, understandable information concerning certain terms and conditions of loan and credit transactions being offered, which may include disclosures in advertising. This particular federal law is generally applicable to lenders and applies to us primarily in the context of advertising.

     The Equal Credit Opportunity Act prohibits discrimination against applicants on the basis of race, color, sex, age, religion, national origin, or marital status, and the Fair Housing Act similarly prohibits discrimination in residential lending. The regulations under the Equal Credit Opportunity Act also restrict creditors from requesting certain types of information from loan applicants and require lenders to supply applicants with certain information, called an "adverse action notice," when the lender denies its applicants credit. Our lenders are generally obligated to provide the required disclosures.

     The Real Estate Settlement Procedures Act prohibits the payment or receipt of kickbacks or referral fees, fee shares or splits, or unearned fees in connection with the provision of real estate settlement services. The applicability of referral fee prohibitions to the compensation provisions on arrangements used by online companies like us may have the effect of reducing the types and amount of fees that we may charge in connection with real-estate secured products.

     The Fair Credit Reporting Act is a consumer privacy statute that generally governs the assemblage, evaluation, maintenance, and dissemination of information on consumers that has been collected for the purpose of evaluating their qualifications for credit. In addition, recent consumer privacy legislation enacted as part of the Gramm-Leach-Bliley Act will restrict the dissemination of nonpublic consumer information to nonaffiliated third parties absent consumer consent and will require regulated institutions to maintain privacy policies when it becomes effective in the coming year.

     The laws, rules and regulations applicable to us undergo periodic modification and change. Periodically, various laws, rules, and regulations are proposed, which, if adopted, could impact us. These proposed laws, rules, and regulations, or other applicable laws, rules, or regulations, if adopted, could make compliance more difficult or expensive, restrict our ability to provide lending services, further limit or restrict the amount of fees charged by us, or otherwise adversely affect our business or prospects.

INTELLECTUAL PROPERTY

     We regard our intellectual property as critical to our success. To protect our rights to our intellectual property, we rely on a combination of patent, trademark and copyright law, and trade secret protection. We pursue the protection of our intellectual property in part through trademark and copyright registration. We cannot assure you that any of these registration applications will not be successfully challenged by others or invalidated through administrative process or litigation. Further, if our trademark applications are not approved or granted due to the prior issuance of trademarks to third parties or for other reasons, there can be no assurance that we would be able to enter into arrangements with such third parties on commercially reasonable terms allowing us to continue to use such trademarks. We have applied for a U.S. patent and filed a Patent Cooperation Treaty international patent application on our [i]close technology and our online loan market process. It is possible that our patent applications will be denied or granted in a very limited manner such that they offer little or no basis for us to deter competitors from employing similar technology or processes or allow us to defend LendingTree against third-party claims of patent infringement. Further, effective patent, trademark, copyright, and trade secret protection may not be available in every country in which we may offer our services.

     A substantial portion of our intellectual property is licensed to third parties. We license the right to use [i]close to well-known regional and national lenders, other online companies that create single and multi-lender online marketplaces, and consumer websites providing lending services. In addition, a portion of the intellectual property used in our business is based on licenses granted to us by third parties. We depend on the third party owners from whom we license intellectual property and technology to protect those rights, and therefore, cannot guarantee that the measures taken by these third parties to protect their proprietary rights will be sufficient.

     In addition, we seek to protect our proprietary rights through the use of confidentiality agreements and other contractual arrangements with our employees, affiliates, clients, strategic partners, and others. We cannot assure you that these agreements will provide adequate protection for our proprietary rights in the event of any unauthorized use or disclosure, that employees of our affiliates, clients, strategic partners, or others will maintain the confidentiality of such proprietary information, or that such proprietary information will not otherwise become known, or be independently developed, by competitors. We cannot assure you that the steps we have taken to protect our proprietary rights will be adequate or that third parties will not infringe or misappropriate our proprietary rights. Any infringement claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources on our part, which could materially adversely affect our business, results of operations, and financial condition.

EMPLOYEES

     As of November 1, 1999, we had approximately 100 full-time employees. Of these, 27 were in lender and borrower relations, 22 were in sales, marketing, and business development and 20 were in technology and project management. None of our employees is represented under collective bargaining agreements. We consider our relations with our employees to be good.

FACILITIES

     Our principal executive offices are currently located in approximately 16,000 square feet of office space in Charlotte, North Carolina under a lease that expires in 2002. We intend to enter into a lease for approximately 38,000 square feet of office space, also in Charlotte, in the spring of 2000 for a 10-year term. We intend to sublease our current office space.

LEGAL PROCEEDINGS

     There are no material legal proceedings pending or, to our knowledge, threatened against us.

                                   MANAGEMENT

     The following table sets forth, as of November 30, 1999, the name, age and position within LendingTree of each of our directors, executive officers and key employees.

NAME                                              AGE                      POSITION
----                                              ---                      --------
Douglas Lebda...................................  29    Chief Executive Officer and Director
Keith Hall......................................  46    Senior Vice President and Chief Financial
                                                          Officer
David Anderson..................................  34    Senior Vice President of Operations
James Bennett, Jr. .............................  31    Senior Vice President of Strategy and Corporate
                                                          Development
Richard Stiegler................................  43    Chief Technology Officer
Steve Campbell..................................  35    Chief Information Officer
Robert Flemma, Jr...............................  39    Vice President and General Counsel
James Carthaus..................................  59    Director
Richard Field...................................  59    Director
Robert Kennedy..................................  64    Director
Daniel Lieber...................................  37    Director
Adam Mizel......................................  29    Director
W. James Tozer, Jr. ............................  58    Director
Robert Wilson...................................  67    Chairman Emeritus

     DOUGLAS LEBDA founded LendingTree in June 1996. He has served as Chief Executive Officer and Director since September 1998. Prior to that time, Mr. Lebda served as Chairman of the Board and President. Prior to founding LendingTree, Mr. Lebda was with Price Waterhouse in various capacities since 1992.

     KEITH HALL is Senior Vice President and Chief Financial Officer. Between 1997 and 1999, Mr. Hall was the chief financial officer of Broadway & Seymour, Inc. Beginning in 1995, Mr. Hall was the chief financial officer of Legent Corporation. Between 1983 and 1995 Mr. Hall worked in various financial positions at United Technologies Corporation, including chief financial officer at Carrier North America. Mr. Hall has been with LendingTree since June 1999.

     DAVID ANDERSON is Senior Vice President of Operations. From June 1988 until March 1999, Mr. Anderson worked in various capacities at American Management Systems Inc., most recently as a senior principal. Mr. Anderson has been with LendingTree since March 1999.

     JAMES BENNETT, JR. is Senior Vice President of Strategy and Corporate Development. From November 1996 until May 1998, Mr. Bennett was the vice president for electronic development in the entertainment, communications, and media group of Cahners Publishing. In June 1994, Mr. Bennett founded BookWire, a business-to-business news and information website for the book publishing trade and acted as publisher until November 1996. Mr. Bennett was a co-founder of LendingTree and joined LendingTree full-time in May 1998. Mr. Bennett served as a Director of LendingTree from June 1996 until September 1999.

     RICHARD STIEGLER is Chief Technology Officer. From 1993 until 1997, Mr. Stiegler served as vice president of Advanced Technology at Greenwich Capital Markets. From 1987 until 1993, Mr. Stiegler was a vice president at Morgan Stanley. Mr. Stiegler has been with LendingTree since November 1997.

     STEVE CAMPBELL is Chief Information Officer. From 1987 until 1999, Mr. Campbell worked in various capacities with American Management Systems Inc., most recently as the director of Software Development for the Consumer Financial Services Group. Mr. Campbell has been with LendingTree since November 1999.

     ROBERT FLEMMA, JR. is Vice President and General Counsel. From 1998 to 1999, Mr. Flemma was a private investor. From 1986 to 1997, Mr. Flemma was an attorney at Whyte, Hirschboeck, Dudek S.C., where he was a partner and the administrative head of the firm's consumer finance law team. Mr. Flemma is a member of the American Bar Association and has been a member of that association's Consumer Financial Services Committee. Mr. Flemma joined LendingTree in October 1999.

     JAMES CARTHAUS has been a Director since December 1998. Since 1989, Mr. Carthaus has been the chairman of a New York investment bank, Scott-Macon, Ltd.

     RICHARD FIELD has been a Director since August 1997. From 1978 until 1997, Mr. Field worked at The Bank of New York in various capacities, most recently as senior executive vice president of retail banking and a member of its policy committee. Prior to 1978, Mr. Field served in various marketing capacities at Chase Manhattan Corporation and Citicorp. Mr. Field is also a former member of the executive committee for MasterCard International's board of directors and the former chairman of MasterCard's U.S. board of directors.

     ROBERT KENNEDY has been a Director since December 1998. Mr. Kennedy has been the director of special projects at The Union Labor Life Insurance Company since 1994. Mr. Kennedy is currently a director of SuperShuttle International, Inc. and is a member of the advisory board of Euclid Funds.

     DANIEL LIEBER has been a Director since September 1999. Mr. Lieber is a partner at Equifin Capital Management where he has worked since October 1998. Prior to joining Equifin, Mr. Lieber was a senior vice president at AT&T Capital. From 1995 to 1997, Mr. Lieber was a senior vice president with GE Capital Services, RFS Ventures Group. Between 1993 and 1995, he was employed as a vice president in the Management Consulting Group at Bankers Trust.

     ADAM MIZEL has been a Director since September 1999. Mr. Mizel co-founded Capital Z Partners in 1998 where he is currently a partner. From 1994 to 1998, Mr. Mizel was a Managing Director of Zurich Centre Investments, Inc.

     W. JAMES TOZER, JR. has been a Director since August 1997. Since 1990, Mr. Tozer has been the managing director of Vectra Management Group. He is a former senior vice president of Citibank, senior executive vice president of Shearson Hayden Stone, senior executive vice president of Marine Midland Bank, and president of Prudential-Bache Securities. He is chairman of the executive committee of Draper Bank and Trust and was co-founder of Vectra Bank of Colorado.

     ROBERT WILSON is Chairman Emeritus. Mr. Wilson joined LendingTree shortly after its founding. Between April 1997 and September 1999 he served in various capacities, including chief executive officer, chairman of the board, and chief financial officer. Following an active role in business development and capital raising, Mr. Wilson retired from LendingTree in September 1999 and continues to serve as a consultant. Mr. Wilson was a general partner at Goldman Sachs for 17 years, including three years as a president and managing director of Goldman, Sachs International. He is currently a director of the Phoenix Home Life Mutual Insurance Co., WorkPlus.com, inc. and co-founder and chairman of QuoteShip.com, Inc. Mr. Wilson also serves on the International Advisory Board of BlueStone Capital Partners, LP.

CLASSES OF DIRECTORS

     We will adopt a provision in our certificate of incorporation which will divide our board of directors into three classes, denominated as Class I, Class II and Class III. Members of each class hold office for staggered three-year terms. At each annual meeting of the stockholders of LendingTree commencing in 2001, the successors to the directors whose term expires at that meeting will be elected to serve until the third annual meeting after their election or until
their successor has been elected and qualified. Messrs.                and
               will serve as Class I directors whose terms expire at the 2001
annual meeting of stockholders. Messrs.                and                will
serve as Class II directors whose terms expire at the 2002 annual meeting of
stockholders. Messrs.                ,                and                will
serve as Class III directors whose terms expire at the 2003 annual meeting of stockholders. With respect to each class, a director's term will be subject to the election and qualification of their successors, or their earlier death, resignation or removal. These provisions, when taken in conjunction with other provisions of our amended and restated certificate of incorporation authorizing the board of directors to fill vacant directorships, may delay a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies with its own nominees.

BOARD COMMITTEES

     The board of directors has a compensation committee that reviews and recommends to the board the compensation arrangements provided to the management of LendingTree and administers the stock option plan. The members of the compensation committee are James Carthaus and Adam Mizel.

     The board of directors has an audit committee that reviews LendingTree's annual audit and meets with LendingTree's independent auditors to review LendingTree's internal controls and financial management practices. The board's audit committee currently consists of Richard Field, Daniel Lieber, and Robert Kennedy.

DIRECTOR COMPENSATION

     We do not currently compensate our directors for attending board or committee meetings, but we reimburse directors for their reasonable expenses incurred in connection with attending these meetings.

EXECUTIVE COMPENSATION

     The following summary compensation table sets forth information concerning compensation earned in 1999 by our Chief Executive Officer and the remaining four most highly compensated executive officers as of the end of 1999 whose salary and bonus for that year exceeded $100,000. Also included is information with respect to two additional individuals who would have been named in the Summary Compensation Table for 1999 except for the fact that they are not executive officers as of the end of 1999.

                         SUMMARY COMPENSATION TABLE(1)

                                                                            LONG-TERM
                                                                          COMPENSATION
                                                                     -----------------------
                                       ANNUAL COMPENSATION                        NUMBER OF
                                ----------------------------------                SECURITIES
                                                         OTHER       RESTRICTED   UNDERLYING
                                                         ANNUAL        STOCK       OPTION/      ALL OTHER
                                 SALARY    BONUS(2)   COMPENSATION    AWARD(S)       SARS      COMPENSATION
NAME AND PRINCIPAL POSITION       ($)        ($)          ($)           ($)          (#)           ($)
---------------------------     --------   --------   ------------   ----------   ----------   ------------
Douglas Lebda.................  $154,000   $ 50,000        $--                     150,000
Chief Executive Officer
Keith Hall(3).................    79,000     50,000        --                       90,000
  Senior Vice President and
  Chief Financial Officer
David Anderson(4).............    96,000     53,000        --                       90,000
  Senior Vice President of
  Operations
James Bennett, Jr.............   117,000     58,000        --                       90,000
  Senior Vice President of
  Strategy and Corporate
  Development
Richard Stiegler..............   120,000    120,000(7)      --                          --
  Chief Technology Officer
Mitchell York(5)..............   101,000     25,000        --                           --      33,750(8)
Robert Wilson(6)..............    88,000         --        --                           --      43,500(9)

---------------
(1) All information in this table is currently as estimated with respect to fiscal year 1999.

(2) Bonus estimates are based upon the individual's target bonus with respect to 1999; however, it is not currently known whether bonuses will actually be earned with respect to 1999 alone or for some period including all or a portion of 2000.

(3) Mr. Hall joined LendingTree in June 1999.

(4) Mr. Anderson joined LendingTree in March 1999.

(5) Mr. York terminated his employment with LendingTree effective as of October 1, 1999.

(6) Mr. Wilson resigned his positions with LendingTree effective as of September 20, 1999. He is currently providing consulting services to LendingTree for annual compensation of $100,000 and certain reimbursable expenses.

(7) At our election up to one-half of Mr. Stiegler's bonus may be paid in common stock equal in value to that portion of the bonus.

(8) Amounts consist of payments expected to be paid in 1999 pursuant to his agreement with us described under "Employment/Consulting
    Arrangements -- Agreement with Mr. York."

(9) Amounts consist of consulting fees and reimbursable expenses expected to be paid in 1999.

     The following table sets forth information concerning individual grants of stock options made during the last completed fiscal year to each of the officers and former officers named in the Summary Compensation Table.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                               INDIVIDUAL GRANTS

                                                                                        POTENTIAL REALIZABLE
                                                                                              VALUE AT
                                                                                           ASSUMED ANNUAL
                                                INDIVIDUAL GRANTS                             RATES OF
                            ---------------------------------------------------------        STOCK PRICE
                              NUMBER OF      PERCENT OF TOTAL                             APPRECIATION FOR
                              SECURITIES       OPTIONS/SARS     EXERCISE                   OPTION TERM(2)
                              UNDERLYING        GRANTED TO      OR BASE                 ---------------------
                             OPTION/SARS       EMPLOYEES IN      PRICE     EXPIRATION     5%           10%
NAME                        GRANTED (#)(1)     FISCAL YEAR       ($/SH)       DATE        ($)          ($)
----                        --------------   ----------------   --------   ----------   -------      --------
Douglas Lebda.............     150,000(3)         19.3%          $7.70      09/02/09
Keith Hall................      60,000(4)         11.6            6.00      06/14/09
                                30,000(5)                         7.00      09/01/09
David Anderson............      15,000(6)         11.6            6.00      03/15/09
                                75,000(7)                         7.00      09/01/09
James Bennett, Jr.........      90,000(8)         11.6            7.00      09/01/09
Richard Stiegler..........          --            --                --            --
Mitchell York.............      80,000(9)         11.6            6.00            (9)
                                10,000(10)                        6.00      10/01/03
Robert Wilson.............      60,000(11)         7.7            6.60      08/10/07

---------------

(1) All options, other than the grant to Mr. York relating to 10,000 shares of common stock, were granted under LendingTree's 1998 Stock Option Plan, which is described below, under "Stock Plans -- 1998 Stock Option Plan." All options granted to Messrs. Lebda, Hall, Anderson, and Bennett have a term of ten years and become vested in equal installments on each of the first four anniversaries of the date of grant, except for the grant to Mr. Anderson relating to 15,000 shares, which will become vested on each of the first three anniversaries of the date of grant.

(2)  Based on the Black-Scholes valuation method using a discount rate of   %,
     an expected life of   years,        dividends and        volatility.

(3) 25,974 of the shares covered by the option will be eligible for incentive stock option treatment, and the remainder of the shares will be subject to the rules for non-qualified stock options.

(4) All of the shares covered by the option will be eligible for incentive stock option treatment.

(5) 5,712 of the shares covered by the option will be eligible for incentive stock option treatment, and the remainder of the shares will be subject to the rules for non-qualified stock options.

(6) All of the shares covered by the option will be eligible for incentive stock option treatment.

(7) 44,285 of the shares covered by the option will be eligible for incentive stock option treatment, and the remainder of the shares will be subject to the rules for non-qualified stock options.

(8) 44,285 of the shares covered by the option will be eligible for incentive stock option treatment, and the remainder of the shares will be subject to the rules for non-qualified stock options.

(9) This grant was made in consideration for the cancellation of an incentive stock option relating to 80,000 shares of common stock. The new option's exercise price per share is the same as the exercise price of the cancelled option. The vesting schedule and term of this option is the same as the vesting schedule of the cancelled option, as follows:

      - as to the 30,000 shares which vested on September 9, 1999, the expiration date is September 9, 2001;

      - as to the 30,000 shares which vest on September 9, 2000, the expiration date is September 9, 2002; and

      - as to the 20,000 shares which vest on September 9, 2001, the expiration date is September 9, 2003.

      Other terms of this option are described under "Employment/Consulting Arrangements -- Agreement with Mr. York".

(10) This grant was made in consideration for the cancellation of a previously granted non-qualified stock option relating to 10,000 shares of common stock and was not granted under the terms of any of LendingTree's option plans. The new option's exercise price per share is the same as the exercise price of the cancelled option and the option is fully exercisable as of the date of grant.

(11) This grant was made in consideration for the cancellation of a previously granted non-qualified stock option relating to 60,000 shares of common stock. The new option's exercise price per share is the same as the exercise price of the cancelled option and the option is fully exercisable as of the date of grant.

     The following table sets forth information concerning the exercise by the officers and former officers named in the Summary Compensation Table of stock options during the last completed fiscal year.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR

                                                             NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED                IN-THE-MONEY
                                                               OPTIONS/SARS AT                  OPTIONS/SARS AT
                       SHARES ACQUIRED      VALUE              FISCAL YEAR-END                  FISCAL YEAR-END
NAME                   ON EXERCISE (#)   REALIZED ($)   EXCERCISABLE/UNEXERCISABLE (#)   EXCERCISABLE/UNEXERCISABLE ($)
----                   ---------------   ------------   ------------------------------   ------------------------------
Douglas Lebda........        --              N/A                96,924/190,000
Keith Hall...........        --              N/A                      0/90,000
David Anderson.......        --              N/A                      0/90,000
James Bennett, Jr....        --              N/A                15,000/105,000
Richard Stiegler.....        --              N/A                 36,667/13,333
Michell York.........        --              N/A                 40,000/50,000
Robert Wilson........        --              N/A                      63,664/0

STOCK PLANS

1997 AMENDED AND RESTATED STOCK OPTION PLAN

     On January 15, 1997, we adopted the 1997 Stock Option Plan of LendingTree, Inc. The purpose of the plan is to promote our long-term growth and profitability by providing key people with incentives to improve stockholder value and to contribute to our growth and financial success and enabling us to attract, retain, and reward the best available persons for positions of substantial responsibility.

     GENERAL. Taking into account the March 31, 1998 two-for-one stock split, a maximum of 1,225,898 shares of common stock were reserved for issuance under the plan, subject to equitable adjustment upon the occurrence of any stock dividend or other distribution, stock split, merger, consolidation, combination, share repurchase or exchange, or other similar corporate transaction or event. If an option granted under the plan expires or is terminated for any reason without being exercised, the shares of common stock underlying the grant will again be available for purposes of the plan. It is currently anticipated that no further grants will be made under this plan.

     ADMINISTRATION. The plan is administered by the compensation committee of the board of directors. The compensation committee has full authority to determine the persons to whom options will be granted, the type of options to be granted, the number of shares to be made subject to options, the exercise price and other terms and conditions of the options, and to interpret the plan and prescribe, amend and rescind rules and regulations relating to the plan. Members of the compensation committee who are either eligible for awards of stock options or have been given stock options may vote on any matters affecting the administration of the plan or the grant of options pursuant to the plan, except that no such member may act upon the granting of an option to himself or herself.

     GRANTS. Options granted under the plan may be either "incentive stock options," as such term is defined in Section 422 of the Internal Revenue Code, or non-qualified stock options.

     ELIGIBILITY. Options may be granted under the plan to employees, directors, including directors who are not employees, and consultants, as selected by the committee.

     TERMS AND CONDITIONS OF OPTIONS. The exercise price of a stock option granted under the plan was determined by the committee at the time the option was granted, and the exercise price of an incentive stock option was not to be less than the fair market value per share of common stock on the date of grant. Stock options are exercisable at the times and upon the conditions that the committee has determined, as reflected in the applicable option agreement. The exercise period may not exceed 10 years from the date of grant.

     Unless earlier terminated pursuant to the provisions of the plan or the grant agreement, options will terminate in their entirety, whether vested in whole or in part, three years after the date the grantee is no longer employed by or providing services to us for any reason other than death, disability or retirement. If a grantee's employment or service terminates for cause, all options held by the grantee will terminate upon termination. Generally, in the event that the employment or service of a grantee terminates as a result of death, disability or retirement, all options that are not exercisable at the time of termination will terminate and all options that are exercisable at the time of termination may be exercised for a period of three years immediately following termination, but in no case after the options expire in accordance with their terms.

     In the event of a proposed sale of all or substantially all of our assets, or a merger in which we are not the surviving entity, or a merger in which our stockholders become entitled to receive consideration other than our voting common stock, the committee may:

     - accelerate or change the exercise dates of any option;

     - make arrangements with grantees for the payment of appropriate consideration to them for the cancellation and surrender of any option; and

     - in any case where equity securities other than our common stock are proposed to be delivered in exchange for or with respect to our common stock, make arrangements providing that any option may become one or more options with respect to such other securities.

     In the event a change in control occurs, the vesting of any option that is time-based only will be accelerated so that the unvested time-based portion of the option will become 50% vested and exercisable.

     In the event we dissolve or liquidate, other than pursuant to a plan of merger or reorganization, then notwithstanding any restrictions on exercise set forth in the plan or any option agreement:

     - grantees will have the right to exercise their options at any time up to 10 days prior to the effective date of the liquidation or dissolution, after which time all options will expire; and

     - the committee may make arrangements with the grantees for the payment to them of appropriate consideration for the cancellation and surrender of any option that is canceled or surrendered at any time up to 10 days prior to the effective date of the liquidation or dissolution.

1998 STOCK OPTION PLAN

     On February 3, 1998, we adopted the 1998 Stock Option Plan of LendingTree, Inc., effective as of the same date. The purpose of the plan is to promote our long-term growth and profitability by providing key people with incentives to improve stockholder value and to contribute to our growth and financial success and enabling us to attract, retain and reward the best available persons for positions of substantial responsibility.

     GENERAL. A maximum of 935,000 shares of common stock was reserved for issuance under the plan, subject to equitable adjustment upon the occurrence of any stock dividend or other distribution, stock split, merger, consolidation, combination, share repurchase or exchange, or other similar corporate transaction or event. If an option granted under the plan expires or is terminated for any reason without being exercised, the shares of common stock underlying such grant will again be available for purposes of the plan. It is currently anticipated that no further grants will be made under this plan.

     ADMINISTRATION. The plan is administered by the compensation committee of the board of directors. The compensation committee has full authority, subject to the provisions of the plan, among other things, to determine the persons to whom options will be granted, the type of options to be granted, the number of shares to be made subject to options, the exercise price and other terms and conditions of the options, and to interpret the plan and prescribe, amend and rescind rules and regulations relating to the plan. Members of the compensation committee who are either eligible for awards of stock options or have been given stock options may vote on any matters affecting the administration of the plan or the grant of options pursuant to the plan, except that no such member may act upon the granting of an option to himself or herself.

     GRANTS. Options granted under the plan may be either "incentive stock options," as such term is defined in Section 422 of the Internal Revenue Code, or non-qualified stock options.

     ELIGIBILITY. Options may be granted under the plan to employees, directors, including directors who are not employees, and consultants, as selected by the committee.

     TERMS AND CONDITIONS OF OPTIONS. The exercise price of a stock option granted under the plan was determined by the committee at the time the option was granted, and the exercise price of an incentive stock option was not less than the fair market value per share of common stock on the date of grant. Stock options are exercisable at the times and upon the conditions that the committee has determined, as reflected in the applicable option agreement. The exercise period may not exceed 10 years from the date of grant.

     Unless earlier terminated pursuant to the provisions of the plan or the grant agreement, options will terminate in their entirety, whether vested in whole or in part, three years after the date the grantee is no longer employed by or providing services to us for any reason other than death, disability or retirement. If a grantee's employment or service terminates for cause, all options held by the grantee will terminate upon termination. Generally, in the event that the employment or service of a grantee terminates as a result of death, disability or retirement all options that are not exercisable at the time of termination will terminate and all options that are exercisable at the time of termination may be exercised for a period of three years immediately following termination but in no case after the options expire in accordance with their terms.

     In the event of a proposed sale of all or substantially all of our assets, or a merger in which we are not the surviving entity, or a merger in which our stockholders do not retain more than 50% of the voting power of the surviving entity, or a merger in which our stockholders become entitled to receive consideration other than our voting common stock, the compensation committee may:

     - accelerate or change the exercise dates of any option;

     - make arrangements with grantees for the payment of appropriate consideration to them for the cancellation and surrender of any option; and

     - in any case where equity securities other than our common stock are proposed to be delivered in exchange for or with respect to our common stock, make arrangements providing that any option may become one or more options with respect to such other securities.

     In the event a change in control occurs, the vesting of any option that is time-based only will be accelerated so that the unvested time-based portion of the option will become 50% vested and exercisable.

     In the event we dissolve or liquidate, other than pursuant to a plan of merger or reorganization, then notwithstanding any restrictions on exercise set forth in the plan or any option agreement:

     - grantees will have the right to exercise their options at any time up to 10 days prior to the effective date of such liquidation and dissolution, after which time all options will expire; and

     - the compensation committee may make arrangements with the grantees for the payment to them of appropriate consideration for the cancellation and surrender of any option that is canceled or surrendered at any time up to 10 days prior to the effective date of such liquidation and dissolution.

1999 STOCK OPTION PLAN

     On November 16, 1999, we adopted the 1999 Stock Option Plan of LendingTree, Inc., effective as of the same date. The purpose of the plan is to promote our long-term growth and profitability by providing key people with incentives to improve stockholder value and to contribute to our growth and financial success and enabling us to attract, retain and reward the best available persons for positions of substantial responsibility.

     GENERAL. A maximum of 1,800,000 shares of common stock has been reserved for issuance under the plan, subject to equitable adjustment upon the occurrence of any stock dividend or other distribution, stock split, merger, consolidation, combination, share repurchase or exchange, or other similar corporate transaction or event. If an option granted under the plan expires or is terminated for any reason without being exercised, the shares of common stock underlying such grant will again be available for purposes of the plan.

     ADMINISTRATION. The plan is administered by the compensation committee of the board of directors. The compensation committee has full authority to determine the persons to whom options will be granted, to determine the type of options to be granted, the number of shares to be made subject to options, the exercise price and other terms and conditions of the options, and to interpret the plan and prescribe, amend and rescind rules and regulations relating to the plan. Members of the compensation committee who are either eligible for awards of stock options or have been given stock options may vote on any matters affecting the administration of the plan or the grant of options pursuant to the plan, except that no such member may act upon the granting of an option to himself or herself.

     GRANTS. Options granted under the plan may be either "incentive stock options," as such term is defined in Section 422 of the Internal Revenue Code, or non-qualified stock options.

     ELIGIBILITY. Options may be granted under the plan to employees, directors, including directors who are not employees, and consultants, as selected by the committee.

     TERMS AND CONDITIONS OF OPTIONS. The exercise price of a stock option granted under the plan will be determined by the compensation committee at the time the option is granted, but the exercise price of an incentive stock option may not be less than the fair market value per share of common stock on the date of grant. Stock options will be exercisable at the times and upon the conditions that the compensation committee may determine, as reflected in the applicable option agreement. The exercise period shall be determined by the compensation committee, but in the case of an incentive stock option, the exercise period may not exceed 10 years from the date of grant.

     Unless earlier terminated pursuant to the provisions of the plan or the grant agreement, options will terminate in their entirety, whether vested in whole or in part, three years after the date the grantee is no longer employed by or providing services to us for any reason other than death, disability or retirement. If a grantee's employment or service terminates for cause, all options held by the grantee will terminate upon termination. Generally, in the event that the employment or service of a grantee terminates as a result of death, disability or retirement all options that are not exercisable at the time of termination will terminate and all options that are exercisable at the time of termination may be exercised for a period of three years immediately following termination but in no case after the options expire in accordance with their terms.

     TERMINATION. The board of directors may modify or terminate the plan or any portion of the plan at any time, except that an amendment that requires stockholder approval in order for the plan to continue to comply with any law, regulation or stock exchange requirement will not be effective unless approved by the requisite vote of stockholders. No options may be granted under the plan after the day immediately preceding the tenth anniversary of its adoption date.

     In the event of a proposed sale of all or substantially all of our assets, or a merger in which we are not the surviving entity, or a merger in which our stockholders do not retain more than 50% of the voting power of the surviving entity, or a merger in which our stockholders become entitled to receive consideration other than our voting common stock, the committee may:

     - accelerate or change the exercise dates of any option;

     - make arrangements with grantees for the payment of appropriate consideration to them for the cancellation and surrender of any option; and

     - in any case where equity securities other than our common stock are proposed to be delivered in exchange for or with respect to our common stock, make arrangements providing that any option may become one or more options with respect to such other securities.

     In the event a change in control occurs, the vesting of any option that is time-based only will be accelerated so that the unvested time-based portion of the option will become 50% vested and exercisable.

     In the event we dissolve or liquidate, other than pursuant to a plan of merger or reorganization, then notwithstanding any restrictions on exercise set forth in the plan or any option agreement:

     - grantees will have the right to exercise their options at any time up to 10 days prior to the effective date of such liquidation and dissolution, after which time all options will expire; and

     - the committee may make arrangements with the grantees for the payment to them of appropriate consideration for the cancellation and surrender of any option that is canceled or surrendered at any time up to 10 days prior to the effective date of such liquidation and dissolution.

EMPLOYMENT/CONSULTING ARRANGEMENTS

     EMPLOYMENT AGREEMENT WITH MR. LEBDA. We have an employment agreement with Douglas Lebda having a term commencing on September 2, 1999 and expiring on September 2, 2003, unless earlier terminated as provided under the agreement. In addition to providing for salary and benefits, Mr. Lebda's agreement provides for his participation in our bonus programs, with a maximum bonus opportunity equal to 50% of his salary, and for the grant of an option to purchase 150,000 shares of common stock; this grant will be referred to later as the "new option." In the event we terminate Mr. Lebda's employment either without cause or for bad performance, or if Mr. Lebda terminates his employment for good reason, each term as defined in Mr. Lebda's agreement, Mr. Lebda is entitled to receive continuation of his base salary until the first anniversary of the effective date of termination, provided that the severance payments are to be reduced to the extent he receives any earned compensation from any subsequent employment during the one-year severance period. In the event Mr. Lebda's employment is terminated as a result of any merger, acquisition, share exchange or other business combination, Mr. Lebda is entitled to receive a lump sum payment in an amount equal to 12 months of his then current base salary.

     With respect to his stock options, if we terminate Mr. Lebda's employment without cause, or Mr. Lebda terminates his employment for good reason or if his employment is terminated as a result of a merger, acquisition, share exchange or other business combination, Mr. Lebda's stock options will continue to vest in accordance with their vesting schedules in effect prior to termination and he will have a right to exercise the options for a period of 30 days following the final vesting date. In the event we terminate Mr. Lebda's employment for bad performance, his stock options, including those granted prior to the effective date of Mr. Lebda's agreement, will vest in accordance with the schedule set forth in the agreement evidencing the new option and he will have a right to exercise the options for a period of 30 days following the final vesting date. Mr. Lebda will be subject to a non-compete and non-solicitation covenant for one year following termination of his employment and will be required to give us a general release in order to receive his severance payments.

     Agreement with Mr. York. Simultaneously with his resignation from all positions, directorships and titles relating to LendingTree, we entered into an agreement with Mitchell York with a one-year term effective October 1, 1999. Under the terms of the agreement, LendingTree agrees to pay Mr. York $11,250 per month for 12 months. Mr. York has given us a general release in order to receive these monthly payments. However, these payments will be reduced on a dollar-for-dollar basis to the extent that Mr. York receives compensation from any subsequent employment before October 1, 2000. In addition, LendingTree agrees to pay Mr. York prorated bonus amounts. Mr. York agrees to cooperate with all of our financing efforts and with any existing or future litigation against us. Further, Mr. York is subject to a non-compete and non-solicitation covenant until October 1, 2000 and is obligated to refrain from making any disparaging statements with respect to LendingTree or our officers, directors or employees. In connection with entering into the agreement, we entered into two new stock option agreements with Mr. York which cancel two previous stock option agreements, one of which was a non-qualified stock option relating to 10,000 shares of common stock. The other agreement was an incentive stock option, within the meaning of Section 422 of the Internal Revenue Code, relating to 80,000 shares of common stock. The new option agreements are substantially similar to the old agreements, except that the incentive stock option was replaced with a non-qualified stock option.

     In the event that, within 3 years after the effective date of Mr. York's agreement, a court finds that Mr. York has materially violated any of the provisions of his non-compete, non-solicitation, and non-disparagement covenants or that he has failed to cooperate with our financing efforts or failed to assist us with any litigation matter, we will be relieved of all of our obligations under the agreement and Mr. York will be required to repay all payments and other benefits paid to him under his agreement. In the event that the non-compete, non-solicitation and non-disparagement provisions of Mr. York's agreement are found by a court to be unenforceable with respect to Mr. York, the new option agreement relating to 80,000 shares of common stock will become null and void, and any of Mr. York's vested and unvested options will be immediately cancelled. Mr. York will also be required to return all shares of common stock which he received pursuant to the new option agreement relating to 80,000 shares. We will then be required to return to Mr. York all sums paid to us in connection with the exercise of the option.

     Consulting Agreement with Mr. Wilson. In connection with his resignation from all directorships and positions and in settlement of his then current employment agreement, we entered into a consulting agreement with Robert Wilson effective September 21, 1999. The agreement expires on October 12, 2002. Under the terms of the agreement, LendingTree agrees to pay Mr. Wilson a quarterly fee in the amount of $25,000, prorated for a shorter period, as consideration for his services as a consultant, which will not exceed the equivalent of 10 days' full time employment per year. Mr. Wilson also receives an annual allowance for reimbursement of medical expenses and a reimbursement for any legal expenses relating to LendingTree. Concurrently with entering into the agreement, we purchased 425,000 shares of common stock from Mr. Wilson at $8.00 per share and entered into a new option agreement with Mr. Wilson. The new option agreement cancels Mr. Wilson's old option and grants Mr. Wilson a non-qualified stock option to purchase 60,000 shares of common stock. The new stock option is immediately exercisable in full at the same exercise price as that which was provided for in the old stock option. Mr. Wilson agrees to cooperate with all of our financing efforts and with any existing or future litigation against us. Further, Mr. Wilson is subject to a non-compete and non-solicitation covenant until September 21, 2000 and is obligated to refrain from filing or participating or assisting in any lawsuit, arbitration or other legal action asserting any claims on his behalf against us, our directors, officers or employees other than a claim for breach of his consulting agreement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The compensation committee of the board of directors consists of James Carthaus and Adam Mizel. No interlocking relationship exists between any member of our board of directors or our compensation committee and any members of the board of directors or compensation committee of any other company, and no such interlocking relationship has existed in the past, except that Mr. Mizel is a partner at Capital Z Partners and participates in compensation decisions for Capital Z Partners.

                              CERTAIN TRANSACTIONS

INVESTOR, DIRECTOR AND STOCKHOLDER RELATIONSHIPS

     From our inception in June 1996 until March 1998, we were financed through equity contributions from our founders. In March 1998, we sold 444,444 shares of our common stock to Phoenix Strategic Capital for $2.0 million. Phoenix also provided us with a $1,000,000 line of credit. As part of the line of credit transaction, Phoenix received a warrant to purchase 7,500 shares of our common stock with an exercise price of $6.00 per share.

     In December 1998, we sold 833,333 shares of Series A convertible preferred stock and warrants to purchase 260,000 additional shares of Series A convertible preferred stock to The Union Labor Life Insurance Company on behalf of its account "P" (ULLICO) for $5.0 million. In March 1999, we sold an additional 500,000 shares of Series A convertible preferred stock and warrants to purchase 40,000 shares of Series B convertible preferred stock to ULLICO for $3.0 million. In September 1999, the warrants held by ULLICO were exchanged for warrants to purchase 300,000 shares of our common stock. These warrants have an exercise price of $6.00 per share and expire in September 2005. Robert Kennedy, a member of our board of directors, is the director of special projects for The Union Labor Life Insurance Company.

     In July 1998, we sold 33,333 shares of our common stock to H. Eugene Lockhart for $200,000. Mr. Lockhart served as a member of our board of directors until September 1999.

     In November 1998, we sold 10,000 shares of our common stock to James Carthaus for $60,000. Mr. Carthaus is a member of our board of directors.

     In May 1999, we sold 333,334 shares of Series A convertible preferred stock and warrants to purchase 26,000 shares of our common stock for $2.0 million to
W. James Tozer, Jr. and Richard Field, each of whom serves as a member of our board of directors. These warrants have an exercise price of $10.00 per share and expire in May 2004.

     In July 1999, we issued 8% convertible promissory notes in an aggregate principal amount of $1,750,000 and warrants to purchase 42,000 shares of our common stock to a small group of private investors. These warrants have an exercise price of $10.00 per share and expire in July 2004. Garrity Investments LLC, which received a promissory note with a principal balance of $500,000 and 12,000 warrants in this July 1999 transaction, is controlled by a family member of Douglas Lebda, our Chief Executive Officer. In September 1999, all of the promissory notes along with accrued interest were exchanged for 214,076 shares of our Series D convertible preferred stock, of which Garrity Investments received 61,165 shares.

     In September 1999, we sold 6,024,096 shares of our Series D convertible preferred stock to an affiliate of Capital Z, The Goldman Sachs Group, Inc., General Electric Capital Assurance Company, GE Capital Residential Connections Corporation, priceline.com Incorporated and Marsh & McLennan Risk Capital Corp. Daniel Lieber who serves as a member of our board of directors is a partner of Equifin Capital Management, an entity associated with Capital Z. Adam Mizel who serves as a member of our board of directors is a partner of Capital Z. In addition, we have a commercial relationship with priceline.com which is summarized below.

     In September 1999, we redeemed a total of 747,222 shares of our common stock for $5,977,776 paid to three investors as follows:

     - $3,400,000 to Robert G. Wilson who served as our Chairman and Chief Financial Officer until September 1999;

     - $1,777,776 to Phoenix Strategic Capital; and

     - $800,000 to Donald Colby who served as a member of our board of directors until September 1999.

PRICELINE.COM

     In August 1998, we entered into an agreement with priceline.com in which priceline.com initially granted to us the exclusive license to operate an area of the priceline.com website through which we offered our business services and the non-exclusive license to utilize priceline.com intellectual property. In return, we granted priceline.com the non-exclusive license to utilize our intellectual property. We also agreed to pay priceline.com a marketing fee equal to 70%, subject to fair market value adjustments, of the monthly net revenue received by us in operating the loan center on their website. To enhance the variety of products available through the priceline.com home finance service, we subsequently modified our service to allow for multiple providers. Priceline.com
will own approximately      % of our common stock after this offering.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding beneficial ownership of our common stock as of September 30, 1999. The percentage of beneficial ownership is provided for the following:

     - each stockholder who is known by us to beneficially own 5% or more of any class of our capital stock;

     - each of our present executive officers who are also named in the Summary Compensation Table and each of our directors; and

     - all of our executive officers and our directors as a group.

     Percentage ownership is based on           shares outstanding as of
September 30, 1999, net of treasury stock, as adjusted to reflect the shares to be issued in this offering and the conversion of all outstanding preferred stock and accumulated dividends into common stock. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of September 30, 1999 are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options or warrants but are not outstanding for computing the percentage ownership of another person. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

                                                                                   PERCENTAGE OF SHARES
                                                                                         OF COMMON
                                                  NUMBER OF SHARES OF            STOCK BENEFICIALLY OWNED
                                                     COMMON STOCK       -------------------------------------------
NAME OF BENEFICIAL OWNER                          BENEFICIALLY OWNED    BEFORE THE OFFERING   AFTER THE OFFERING(1)
------------------------                          -------------------   -------------------   ---------------------
Capital Z Partners(2)...........................       3,018,650
The Union Labor Life Insurance Company(3).......       1,711,966
GE Capital(4)...................................       1,207,460
The Goldman Sachs Group, Inc.(5)................       1,086,714
Douglas Lebda(6)................................         769,140
Keith Hall......................................          38,332
David Anderson..................................          10,000
James Bennett, Jr.(7)...........................         112,000
Richard Stiegler(8).............................          52,916
James Carthaus(9)...............................          17,500
Richard Field(10)...............................         658,323
Robert Kennedy(11)..............................       1,711,966
Daniel Lieber(12)...............................       3,018,650
Adam Mizel(13)..................................       3,018,650
W. James Tozer, Jr.(14).........................         449,169
All executive officers and directors as a group
  (11 persons)..................................       6,837,996

---------------
(1)  Assumes the underwriters' over-allotment option is not exercised.

(2) Capital Z Partners is located at 54 Thompson Street, New York, New York. These shares are held by Specialty Finance Partners, an affiliate of Capital Z Partners.

(3) The Union Labor Life Insurance Company is located at 111 Massachusetts Avenue, N.W., 8th Floor, Washington, D.C. Includes a warrant to purchase 300,000 shares of common stock with an exercise price of $6.00.

(4) GE Capital is located at 6601 Six Forks Road, Raleigh, North Carolina. Upon the automatic conversion of the preferred stock at the closing of this transaction, General Electric Capital Assurance Company will be the holder of 241,492 shares of common stock and GE Capital Residential Connections Corporation will be the holder of 965,968 shares of common stock.

(5) The Goldman Sachs Group, Inc. is located at 85 Broad Street, New York, New York. Upon the automatic conversion of the preferred stock at the closing of this transaction, The Goldman Sachs Group, Inc. will be the holder of 978,043 shares of common stock and Stone Street Fund 1999, L.P. will be the holder of 108,671 shares of common stock.

(6) Includes an option to purchase 76,924 shares of common stock with an exercise price of $1.82 per share and 519,000 shares and options to purchase 17,000 shares of common stock with an exercise price of $6.60 per share are held directly by or jointly with family members.

(7) Includes an option to purchase 10,000 shares of common stock with an exercise price of $6.00.

(8) Includes an option to purchase 30,000 shares of common stock with an exercise price of $1.82.

(9) Includes an option to purchase 7,500 shares of common stock with an exercise price of $6.00.

(10) Includes a warrant to purchase 13,000 shares of common stock with an exercise price of $10.00 and an option to purchase 309,064 shares of common stock with an exercise price of $1.82.

(11) Includes 1,711,966 shares of common stock beneficially owned by Union Labor Life Insurance Company as to which Robert Kennedy disclaims beneficial ownership.

(12) Includes 3,018,650 shares of common stock beneficially owned by Capital Z Partners. Daniel Lieber is a partner at Equifin Capital Management, an entity affiliated with Capital Z Partners.

(13) Includes 3,018,650 shares of common stock beneficially owned by Capital Z Partners of which Adam Mizel is a partner.

(14) Includes a warrant to purchase 13,000 shares of common stock with an exercise price of $10.00 and an option to purchase 90,022 shares of common stock with an exercise price of $1.82.

                          DESCRIPTION OF CAPITAL STOCK

     Our amended and restated certificate of incorporation which will become effective upon the closing of this offering authorizes us to issue up to
shares of common stock, $0.01 par value per share, and        shares of
preferred stock, par value $0.01 per share. All of the outstanding capital stock is and, upon completion of this offering, will be, fully paid and non-assessable.

     Upon the closing of this offering, we will have        shares of common
stock issued and outstanding. This includes      shares of common stock to be
issued upon the automatic conversion of all outstanding shares of our convertible preferred stock and accumulated dividends.

COMMON STOCK

     Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available for this purpose at the times and in the amounts as the board of directors may occasionally determine. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our amended and restated certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon the occurrence of a liquidation, dissolution or winding-up of LendingTree, the holders of shares of common stock would be entitled to share ratably in the distribution of all of LendingTree's assets remaining available for distribution after satisfaction of all its liabilities and the payment of the liquidation preference of any outstanding preferred stock.

PREFERRED STOCK

     The board of directors has the authority to provide by resolution for the issuance of shares of preferred stock, in one or more classes or series, and to fix the rights, preferences, privileges and restrictions of this preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. The issuance of preferred stock could have the effect of decreasing the market price of the common stock and could adversely affect the voting and other rights of the holders of common stock.

WARRANTS

     As of September 30, 1999, we had the following outstanding warrants to purchase shares of common stock:

          (1) a warrant to purchase up to 300,000 shares at an exercise price of $6.00 per share that is held by The Union Labor Life Insurance Company;

          (2) a warrant to purchase up to a total of 26,000 shares at an exercise price of $6.00 per share that is held by W. James Tozer Jr. and Richard Field;

          (3) a warrant to purchase up to 42,000 shares at an exercise price of $10.00 per share that is held by a small group of private investors;

          (4) a warrant to purchase up to 50,000 shares at an exercise price of $6.00 per share that is held by Seacris Group, Ltd.;

          (5) a warrant to purchase up to 100,000 shares at an exercise price of $9.55 per share that is held by Prudential Securities; and

          (6) a warrant to purchase up to 7,500 shares at an exercise price of $6.00 per share that is held by Phoenix Strategic Capital.

     All of the warrants contain standard anti-dilution provisions.

OPTIONS

     As of September 30, 1999:

          - options to purchase a total of 1,873,840 shares of common stock were outstanding of which 950,180 have vested with exercise prices ranging from $1.82 to $6.60 per share; and

          - up to 1,793,000 additional shares of common stock may be subject to options granted in the future.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF DELAWARE LAW AND LENDINGTREE'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS

     Some provisions of our amended and restated certificate of incorporation and amended and restated bylaws, each of which will become effective after this offering, may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

     CLASSIFIED BOARD OF DIRECTORS. Our board of directors will be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected each year. These provisions, when coupled with the provision of our amended and restated certificate of incorporation authorizing the board of directors to fill vacant directorships or increase the size of the board of directors, may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by such removal with its own nominees.

     CUMULATIVE VOTING. Our amended and restated certificate of incorporation will expressly deny stockholders the right to cumulate votes in the election of directors.

     STOCKHOLDER ACTION; SPECIAL MEETING OF STOCKHOLDERS. Our amended and restated certificate of incorporation will eliminate the ability of stockholders to act by written consent. It further provides that special meetings of our stockholders may be called only by the chairman of the board of directors, the president or a majority of the board of directors.

     ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTORS NOMINATIONS. Our amended and restated bylaws will provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the 10th day following the date on which notice of the date of the annual meeting was mailed to stockholders or made public, whichever first occurs. In the case of a special meeting of stockholders called for the purpose of electing directors, notice by the stockholder in order to be timely must be received not later than the close of business on the 10th day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. Our amended and restated bylaws will also specify certain requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

AUTHORIZED BUT UNISSUED SHARES

     The authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of LendingTree by means of a proxy contest, tender offer, merger or otherwise.

AMENDMENTS; SUPERMAJORITY VOTE REQUIREMENTS

     The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless either a corporation's certificate of incorporation or bylaws require a greater percentage. Our amended and restated certificate of incorporation will impose supermajority vote requirements in connection with business combination transactions and the amendment of provisions of our amended and restated certificate of incorporation and amended and restated bylaws, including those provisions relating to the classified board of directors, action by written consent and the ability of stockholders to call special meetings.

RIGHTS AGREEMENT

     Under Delaware law, every corporation may create and issue rights entitling the holders of such rights to purchase from the corporation shares of its capital stock of any class or classes, subject to any provisions in its certificate of incorporation. The price and terms of such shares must be stated in the certificate of incorporation or in a resolution adopted by the board of directors for the creation or issuance of such rights.

     We have entered into a stockholder rights agreement. As with most stockholder rights agreements, the terms of our rights agreement are complex and not easily summarized, particularly as they relate to the acquisition of our common stock and to exercisability. This summary may not contain all of the information that is important to you. Accordingly, you should carefully read our rights agreement, which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

     Our rights agreement provides that each share of our common stock outstanding after this offering will have one right to purchase one-hundredth of a preferred share attached to it. The purchase price per one one-hundredth of a preferred share under the stockholder rights agreement is four times the average closing price of our common stock for the first five days of trading after the consummation of this offering.

     Initially, the rights under our rights agreement are attached to outstanding certificates representing our common stock and no separate certificates representing the rights will be distributed. The rights will separate from our common stock and be represented by separate certificates approximately 10 days after someone acquires or commences a tender offer for 15% of our outstanding common stock.

     After the rights separate from our common stock, certificates representing the rights will be mailed to record holders of our common stock. Once distributed, the rights certificates alone will represent the rights.

     All shares of our common stock issued prior to the date the rights separate from the common stock will be issued with the rights attached. The rights are not exercisable until the date the rights separate from the common stock. The rights will expire on the tenth anniversary of the date of the completion of this offering unless earlier redeemed or exchanged by us.

     If an acquiror obtains or has the rights to obtain 15% or more of our common stock, then each right will entitle the holder to purchase a number of shares of our common stock equal to two times the purchase price of each right.

     Each right will entitle the holder to purchase a number of shares of common stock of the acquiror having a then current market value of twice the purchase price if an acquiror obtains 15% or more of our common stock and any of the following occurs:

     - we merge into another entity;

     - an acquiring entity merges into us; or

     - we sell more than 50% of our assets or earning power.

Under our rights agreement, any rights that are or were owned by an acquiror of more than 15% of our outstanding common stock will be null and void.

     Our rights agreement contains exchange provisions which provide that after an acquiror obtains 15% or more, but less than 50% of our outstanding common stock, our board of directors may, at its option, exchange all or part of the then outstanding and exercisable rights for shares of our common stock. In such an event, the exchange ratio is one common share per right, adjusted to reflect any stock split, stock dividend or similar transaction.

     Our board of directors may redeem all of the outstanding rights under our rights agreement prior to the earlier of (1) the time that an acquiror obtains 15% or more of our outstanding common stock or (2) the final expiration date of the rights agreement. The redemption price under our rights agreement is $0.01 per right, subject to adjustment. The right to exercise the rights will terminate upon the action of our board ordering the redemption of the rights and the only right of the holders of the rights will be to receive the redemption price.

     Holders of rights will have no rights as our stockholders including the right to vote or receive dividends, simply by virtue of holding the rights.

     Our rights agreement provides that the provisions of the rights agreement may be amended by the board of directors prior to 10 days after someone acquires or commences a tender offer for 15% of our outstanding common stock without the approval of the holders of the rights. However, after that date, the rights agreement may not be amended in any manner which would adversely effect the interests of the holders of the rights, excluding the interests of any acquiror. In addition, our rights agreement provides that no amendment may be made to adjust the time period governing redemption at a time when the rights are not redeemable.

     Our rights agreement contains rights that have anti-takeover effects. The rights may cause substantial dilution to a person or group that attempts to acquire us without conditioning the offer on a substantial number of rights being acquired. Accordingly, the existence of the rights may deter acquirors from making takeover proposals or tender offers. However, the rights are not intended to prevent a takeover, but rather are designed to enhance the ability of our board to negotiate with an acquiror on behalf of all the stockholders. In addition, the rights should not interfere with a proxy contest.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is             . Its
address is             .

LISTING

     We intend to apply to have our common stock approved for quotation on the
Nasdaq National Market under the trading symbol "     ".

                        SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices of our common stock. Furthermore, since no shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale described below, sales of substantial amounts of common stock in the public market after these restrictions lapse could adversely affect the prevailing market price of our common stock and our ability to raise equity capital in the future.

     Upon completion of this offering, we will have outstanding a total of shares of our common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. Of these shares, all of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. The remaining shares of common stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act, which rules are summarized below.

     As a result of the contractual restrictions described below and the provisions of Rule 144, the restricted securities will be available for sale in the public market subject to the volume limitations and other conditions of Rule
144. These shares could be available for resale immediately upon the expiration of the 180-day lock-up period.

LOCK-UP AGREEMENTS

     All of our officers and directors and substantially all of our stockholders have signed lock-up agreements under which they agreed not to transfer or dispose of, any shares of common stock or any securities convertible into or exchangeable or exercisable for or repayable with shares of common stock, for a period of 180 days after the date of this prospectus. Transfers or dispositions can be made sooner with the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

RULE 144

     In general, under Rule 144, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     - 1% of the number of shares of common stock then outstanding, which will
       equal approximately           shares immediately after this offering; or

     - the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

     Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

RULE 144(k)

     Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering.

STOCK OPTIONS

     Following the completion of this offering, we intend to file a registration
statement on Form S-8 under the Securities Act covering           shares of
common stock reserved for issuance under the 1997, 1998 and 1999 Stock Option Plans. The registration statement will become effective automatically upon filing. As of September 30, 1999, options to purchase 1,873,840 shares of common stock were issued and outstanding of which 950,180 shares have vested. Accordingly, shares registered under the registration statement will, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately after the 180-day lock-up agreements expire.

REGISTRATION RIGHTS

     On September 20, 1999, we entered into a registration rights agreement with holders of our convertible preferred stock and common stock in which we granted
them registration rights in respect of      shares of common stock. A copy of
the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part. Pursuant to the registration rights agreement, at any time after 180 days after the consummation of this offering, previous holders of the preferred stock who hold at least a
total of approximately      shares may request us to register their shares under
the Securities Act. All holders which are party to the registration rights agreement may demand registration of their shares, subject to certain conditions, such as minimum proceeds amount, 180 days after this offering provided we are then qualified to use Form S-3. We are not obligated to effect a registration statement on Form S-3 more than once in any 180-day period.

     These registration rights are subject to our right to delay the filing of a registration statement in certain circumstances for up to 90 days.

     In addition, the registration rights agreement provides these holders of restricted stock with certain "piggyback" registration rights. If we propose to register any common stock under the Securities Act, other than pursuant to this offering or in connection with the registration of securities issued (1) under an employee benefits plan or (2) in consideration for an acquisition, each of these holders may require us to include all or a portion of their restricted stock in such registration. However, the managing underwriter, if any, of any such offering has certain rights to limit the number of shares of restricted stock proposed to be included in such registration.

     We would bear all registration expenses incurred in connection with these registrations. Each participating seller of restricted stock would bear their proportionate share of all underwriting discounts and selling commissions.

                                  UNDERWRITING

GENERAL

     We intend to offer our common stock in the United States and Canada through a number of U.S. underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Lehman Brothers Inc., Prudential Securities Incorporated and Wit Capital Corporation are acting as U.S. representatives of each of the U.S. underwriters named below. Subject to the terms and conditions described in a U.S. purchase agreement among us and the U.S. underwriters, and concurrently
with the sale of       shares of common stock to the international managers, we
have agreed to sell to the U.S. underwriters, and each of the U.S. underwriters severally and not jointly has agreed to purchase from us, the number of shares of common stock listed opposite its name below.

                                                              NUMBER OF
                      U.S. UNDERWRITER                         SHARES
                      ----------------                        ---------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................
Lehman Brothers Inc.........................................
Prudential Securities Incorporated..........................
Wit Capital Corporation.....................................
                                                              --------
             Total..........................................
                                                              ========

     We have also entered into an international purchase agreement with international managers outside the United States and Canada for whom Merrill Lynch International, Lehman Brothers International (Europe) and Prudential-Bache Securities (U.K.) Inc. are acting as lead managers. Subject to the terms and conditions described in the international purchase agreement, and concurrently
with the sale of        shares of common stock to the U.S. underwriters pursuant
to the U.S. purchase agreement, we have agreed to sell to the international managers, and the international managers severally have agreed to purchase from
us, an aggregate of       shares of common stock. The initial public offering
price per share and the total underwriting discount per share of common stock are identical under the U.S. purchase agreement and the international purchase agreement.

     In the U.S. purchase agreement and the international purchase agreement, the several U.S. underwriters and the several international managers, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of common stock being sold pursuant to each such agreement if any of the shares of common stock being sold pursuant to such agreement are purchased. If there is a default by a U.S. underwriter or an international manager, the U.S. purchase agreement and the international purchase agreement provide that, in specified circumstances, the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreements may be terminated. The closings with respect to the sale of shares of common stock to be purchased by the U.S. underwriters and the international managers are conditioned upon one another.

     The U.S. representatives have advised us that the U.S. underwriters propose initially to offer the shares of our common stock to the public at the initial public offering price set forth on the cover of this prospectus, and to dealers
at such price less a concession not in excess of $          per share of common
stock. The U.S. underwriters may allow, and such dealers may reallow, a discount
not in excess of $          per share of common stock to other dealers. After
the initial public offering, the public offering price, concession and discount may be changed.

     We have agreed to indemnify the U.S. underwriters and the international managers against specified liabilities, including liabilities under the Securities Act, or to contribute to payments the U.S. underwriters and the international managers may be required to make because of those liabilities.

     The shares of common stock will be ready for delivery in New York, New York
on or about           , 2000.

OVER-ALLOTMENT OPTION

     We have granted an option to the U.S. underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to an aggregate of an
additional       shares of our common stock at the initial public offering price set forth on the cover of this prospectus, less the underwriting discount. The U.S. underwriters may exercise this option solely to cover over-allotments, if any, made on the sale of our common stock offered by this prospectus. To the extent that the U.S. underwriters exercise this option, each U.S. underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of our common stock proportionate to that U.S. underwriter's initial amount reflected in the foregoing table. We have granted an option to the international managers, exercisable for 30 days after the date of this
prospectus, to purchase up to an aggregate of      additional shares of our
common stock to cover over-allotments, if any, on terms similar to those granted to the U.S. underwriters.

COMMISSIONS AND DISCOUNTS

     The following table shows the per share and total public offering price, underwriting discount to be paid by us to the U.S. underwriters and the international managers and proceeds before expenses to us. This information is presented assuming either no exercise or full exercise by the U.S. underwriters and the international managers of their over-allotment options.

                                                                  WITHOUT       WITH
                                                     PER SHARE     OPTION      OPTION
                                                     ---------    --------    --------
Public offering price..............................
Underwriting discount..............................
Proceeds, before expenses, to LendingTree..........

     The expenses of the offering, exclusive of the underwriting discount, are
estimated at $       and are payable by us, as set forth in the following table.

SEC registration fee........................................
NASD filing fee.............................................
Nasdaq National Market listing fee..........................
Printing and engraving expenses.............................
Legal fees and expenses.....................................
Accounting fees and expenses................................
Blue sky fees and expenses (including legal fees)...........
Transfer agent and registrar fees and expenses..............
Premiums for director and officer insurance.................
Miscellaneous...............................................
          Total.............................................

     The shares of common stock are being offered by the several underwriters, subject to prior sale, when as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and other customary conditions. The underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part.

RESERVED SHARES

     At our request, the underwriters have reserved for sale, at the initial
public offering price, an aggregate of           shares of our common stock to
be sold to some of our directors, officers, employees, and other persons with whom we have relationships. The number of shares of common stock available for sale to the general public in this offering will be reduced to the extent that those persons purchase these reserved shares. Any reserved shares that are not orally confirmed for purchase within one day of the pricing of the offering will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

     We have requested the underwriters reserve an aggregate of an additional shares for sale through a directed share program to some of our business associates. The number of shares of common stock available for sale to the general public in this offering will be reduced to the extent that those persons purchase these reserved shares. Any reserved shares not purchased by those persons will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus. Wit Capital Corporation, one of the U.S. underwriters, is administering this directed share program with respect to our business associates. Purchases of the reserved shares by those persons are to be made through an account at Wit Capital in accordance with Wit Capital's procedures for opening an account and transacting in securities.

NO SALES OF COMMON STOCK OR SIMILAR SECURITIES

     We and our officers and directors and substantially all of our other existing stockholders have agreed, with certain exceptions, not to directly or indirectly

     - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer any shares of our common stock or securities convertible into or exchangeable or exercisable for or repayable with our common stock, whether now owned or later acquired by the person executing the agreement or with respect to which the person executing the agreement later acquires the power of disposition, or file any registration statement under the Securities Act relating to any shares of our common stock; or

     - enter into any swap or other agreement that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of our common stock, whether any such swap or transaction is to be settled by delivery of our common stock or other securities, in cash or otherwise, without the prior written consent of Merrill Lynch on behalf of the underwriters for a period of 180 days after the date of this prospectus.

NASDAQ NATIONAL MARKET LISTING

     We intend to apply to have our common stock listed on the Nasdaq National
Market under the symbol "     ."

     Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations between us and the U.S. representatives and the lead managers. Among the factors considered in determining the initial public offering price, in addition to prevailing market conditions, were the valuation multiples of publicly traded companies that the U.S. representatives and the lead managers believed to be comparable to us, some of our financial information, the history of, and the prospects for, our company and the industry in which we compete, and an assessment of our management, our past and present operations, the prospects for, and time of, future revenue of our company, the present state of our development, and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours. There can be no assurance that an active trading market will develop for our common stock or that our common stock will trade in the public market subsequent to the offering at or above the initial offering price.

     The underwriters will not confirm sales of our common stock to any accounts over which they exercise discretionary authority without the prior written approval of the customer.

INTERSYNDICATE AGREEMENT

     The U.S. underwriters and the international managers have entered into an intersyndicate agreement that provides for the coordination of their activities. Pursuant to the intersyndicate agreement, the U.S. underwriters and the international managers are permitted to sell shares of our common stock to each other for purposes of resale at the initial public offering price, less an amount not greater that the selling concession. Under the terms of the intersyndicate agreement, the U.S. underwriters and any dealer to whom they sell shares of our common stock will not offer to sell or sell shares of our common stock to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the international managers and any dealer to whom they sell shares of our common stock will not offer to sell or sell shares of our common stock to U.S. persons or to Canadian persons or to persons they believe intend to resell to U.S. or Canadian persons, except in the case of transactions pursuant to the intersyndicate agreement.

PRICE STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

     Until the distribution of our common stock is completed, rules of the Commission may limit the ability of the underwriters and selling group members to bid for and purchase our common stock. As an exception to these rules, the U.S. representatives are permitted to engage in transactions that stabilize the price of our common stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock.

     If the underwriters create a short position in our common stock in connection with the offering, i.e., if they sell more shares of our common stock than are set forth on the cover page of this prospectus, the U.S. representatives and lead managers, respectively, may reduce that short position by purchasing our common stock in the open market. The U.S. representatives and the lead managers, respectively, may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

     The Depository Trust Company Tracking System tracks shares sold from accounts established on each underwriter's and selling group member's behalf for this offering. When the U.S. representatives or lead managers, respectively, repurchase shares of common stock in the open market to reduce the underwriters' short position or to stabilize the price of the common stock, Merrill Lynch may, in its sole discretion, impose a penalty bid on the underwriters and selling group members who initially sold these "flipped" shares. This means that Merrill Lynch may reclaim part or all of the amount of the selling concession from the underwriters and selling group members who sold these flipped shares. Should Merrill Lynch decide to assess a penalty bid on any of the underwriters or selling group members for flipping shares, the reclaimed selling concessions are to be used only to reduce any loss incurred in making open market repurchases of the common stock. Merrill Lynch would not reclaim selling concessions if no shares were repurchased in the open market, and selling concessions may be reclaimed only to the extent that losses are incurred in making open market purchases.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of our common stock to the extent that it discourages resales of our common stock.

     Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters makes any representation that the U.S. representatives or lead managers will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

ELECTRONIC PROSPECTUS

     A prospectus in electronic format is being made available on an Internet website maintained by Wit Capital. In addition, all dealers purchasing shares from Wit Capital in the offering have agreed to make a prospectus in electronic format available on websites maintained by each of these dealers. Purchases of shares from Wit Capital are to be made through an account at Wit Capital in accordance with Wit Capital's procedures for opening an account and transacting in securities.

     Wit Capital Corporation, a member of the National Association of Securities Dealers, Inc., will participate in the offering as one of the underwriters. The National Association of Securities Dealers, Inc. approved the membership of Wit Capital on September 4, 1997. Since that time, Wit Capital has acted as a co-manager, underwriter, or selected dealer in over 155 public offerings.

OTHER RELATIONSHIPS

     An affiliate of Capital Z Partners, which is a stockholder of Wit Capital, a U.S. underwriter, purchased 3,012,048 shares of our Series D convertible preferred stock for a total purchase price of $25 million pursuant to a purchase agreement with us. These shares of Series D convertible preferred stock and
accumulated dividends are convertible into           shares of common stock upon
the completion of this offering on the same terms as the other investors in the private placement of our Series D convertible preferred stock. Prudential Securities, a U.S. underwriter, has acted as placement agent in connection with a private placement of our Series D convertible preferred stock. Prudential Securities holds a warrant representing the right to purchase 100,000 shares of common stock at an exercise price of $9.55 per share, that was issued pursuant to a placement agency agreement with us. This warrant is exercisable for a five year period ending on September 21, 2004. Except for the shares to be purchased by Wit Capital and Prudential Securities as underwriters, Capital Z and Prudential Securities have agreed that they will not transfer or dispose of, directly or indirectly, shares of common stock or any securities convertible into or exercisable or exchangeable for or repayable with shares of common stock for 180 days after the date of this prospectus without the prior written consent of Merrill Lynch.

             IMPORTANT UNITED STATES FEDERAL TAX CONSIDERATIONS FOR
                      NON-U.S. HOLDERS OF OUR COMMON STOCK

     The following is a general summary of the material United States federal tax consequences of the purchase, ownership, and sale or other taxable disposition of the common stock by any person or entity other than:

     - a citizen or resident of the United States;

     - a partnership, corporation or other entity created or organized in or under the laws of the United States or of any political subdivision thereof;

     - a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

     - an estate, the income of which is includible in gross income for United States income tax purposes regardless of its source.

     This summary does not address all tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances or to certain non-U.S. holders that may be subject to special treatment under United States federal income or estate tax laws. This summary is based upon the Internal Revenue Code of 1986, existing, temporary and proposed regulations promulgated thereunder and administrative and judicial decisions, all of which are subject to change, possibly with retroactive effect. In addition, this summary does not address the effect of any state, local or foreign tax laws. Each prospective purchaser of common stock should consult its tax advisor with respect to the tax consequences of purchasing, owning and disposing of the common stock.

DIVIDENDS

     Dividends paid to a non-U.S. holder of common stock generally will be subject to a withholding of United States federal income tax at a 30 percent rate or such lower rate as may be specified by an applicable income tax treaty, unless:

     - the dividend is effectively connected with the conduct of a trade or business of the non-U.S. holder within the United States; or

     - if a tax treaty applies, it is attributable to a United States permanent establishment of the non-U.S. holder.

     In these cases, the dividend will be taxed at ordinary federal income tax rates. If the non-U.S. holder is a corporation, such effectively connected income may also be subject to an additional branch profits tax. A non-U.S. holder may be required to satisfy certain certification requirements in order to claim treaty benefits or otherwise claim a reduction of, or exemption from, the withholding described above.

SALE OR OTHER DISPOSITION OF COMMON STOCK

     A non-U.S. holder generally will not be subject to United States federal income tax in respect of any gain recognized on the sale or other taxable disposition of common stock, unless:

     - the gain is effectively connected with the conduct of a trade or business of the non-U.S. holder within the United States or, if a tax treaty applies, is attributable to a United States permanent establishment of the non-U.S. holder;

     - in the case of a non-U.S. holder who is an individual and holds the common stock as a capital asset, the holder is present in the United States for 183 or more days in the taxable year of the disposition and certain other tests are met;

     - the non-U.S. holder is subject to tax under the provisions of United States federal income tax law applicable to certain United States expatriates; or

     - we are or have been during certain periods preceding the disposition a "United States real property holding corporation" for United States federal income tax purposes and certain other requirements are met. We currently believe that we are not a United States real property holding corporation and we do not anticipate that we will become one.

ESTATE TAX

     Common stock owned or treated as owned by an individual non-U.S. holder at the time of death will be includible in the individual's gross estate for United States federal estate tax purposes, unless an applicable treaty provides otherwise, and may be subject to United States federal estate tax.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     DIVIDENDS. United States backup withholding tax generally will not apply to dividends paid on the common stock that are subject to the 30 percent or reduced treaty rate of United States withholding tax previously discussed. We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, such holder, regardless of whether any tax was withheld. This information may also be made available to the tax authorities in the non-U.S. holder's country of residence.

     SALE OR OTHER DISPOSITION OF COMMON STOCK. Upon the sale or other taxable disposition of common stock by a non-U.S. holder to or through a United States office of a broker, the broker must backup withhold at a rate of 31 percent and report the sale to the Internal Revenue Service, unless the holder certifies its non-U.S. holder status under penalties of perjury or otherwise establishes an exemption. Upon the sale or other taxable disposition of common stock by a non-U.S. holder to or through the foreign office of a United States broker, or a foreign broker with a certain relationship to the United States, the broker must report the sale to the Internal Revenue Service, but not backup withhold, unless the broker has documentary evidence in its files that the seller is a non-U.S. holder and certain other conditions are met or the holder otherwise establishes an exemption.

     Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules generally are allowable as a refund or credit against a non-U.S. holder's United States federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service on a timely basis.

     The U.S. Treasury Department has issued regulations generally effective for payments made after December 31, 2000 that will affect the procedures to be followed by a non-U.S. holder in establishing such holder's status as a non-U.S. holder for purposes of the withholding, backup withholding and information reporting rules described herein. In general, such regulations do not significantly alter the substantive withholding and information reporting requirements, but unify current certification procedures and forms and clarify reliance standards. Prospective investors should consult their tax advisors concerning the effect of such regulations on an investment in the common stock.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for LendingTree by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Brown & Wood LLP, New York, New York.

                                    EXPERTS

     Our financial statements as of December 31, 1997 and 1998 and as of September 30, 1999 and for the years ended December 31, 1997 and 1998 and the nine months ended September 30, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock we propose to sell in this offering. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the common stock we propose to sell in this offering, we refer you to the registration statement and the exhibits and schedule filed as a part of the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document filed as an exhibit to the registration statement are not necessarily complete, and, in each instance, we refer you to the copy of that contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedule filed as a part of the registration statement may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at the Citicorp Center, 5000 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of all or any part of the registration statement may be obtained from those offices upon the payment of the fees prescribed by the Commission. You can obtain information on the operation of the public reference facilities maintained by the Commission by calling 1-800-SEC-0330. The Commission also maintains a World Wide website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Accountants...........................   F-2
Balance Sheets as of December 31, 1997 and 1998 and
  September 30, 1999........................................   F-3
Statements of Operations for the years ended December 31,
  1997 and 1998 and the nine months ended September 30, 1998
  and 1999..................................................   F-4
Statements of Changes in Shareholders' Equity (Deficit) for
  the years ended December 31, 1997 and 1998 and the nine
  months ended September 30, 1999...........................   F-5
Statements of Cash Flows for the years ended December 31,
  1997 and 1998 and the nine months ended September 30, 1998
  and 1999..................................................   F-6
Notes to Financial Statements...............................   F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of LendingTree, Inc.

In our opinion, the accompanying balance sheets and the related statements of operations, of changes in shareholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of LendingTree, Inc. at December 31, 1997 and 1998 and September 30, 1999, and the results of its operations and its cash flows for the years ended December 31, 1997 and 1998 and the nine months ended September 30, 1999, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP
Charlotte, North Carolina
November 24, 1999

                               LENDINGTREE, INC.

                                 BALANCE SHEETS

                                                                    DECEMBER 31,
                                                              -------------------------    SEPTEMBER 30,
                                                                 1997          1998            1999
                                                              ----------    -----------    -------------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  402,000    $ 3,085,000    $ 37,492,000
  Accounts receivable, net of allowance for doubtful
    accounts of $0, $8,000, and $95,000 respectively........       2,000        245,000       1,825,000
  Prepaid expenses and other current assets.................          --         87,000         276,000
                                                              ----------    -----------    ------------
         Total current assets...............................     404,000      3,417,000      39,593,000
Property and equipment, net (Note 3)........................      18,000        210,000         619,000
Other assets................................................       2,000         60,000          75,000
                                                              ----------    -----------    ------------
         Total assets.......................................  $  424,000    $ 3,687,000    $ 40,287,000
                                                              ==========    ===========    ============
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $   71,000    $   736,000    $  2,540,000
  Accrued expenses (Note 4).................................          --         15,000       1,646,000
                                                              ----------    -----------    ------------
         Total current liabilities..........................      71,000        751,000       4,186,000
                                                              ----------    -----------    ------------
Commitments and contingencies (Note 7)......................          --             --              --
Mandatorily redeemable securities (Note 5):
  Series A Convertible Preferred stock, $.01 par value, 8%
    cumulative, 3,049,031 shares authorized, 833,334 shares
    issued and outstanding at December 31, 1998.............          --      4,379,000              --
  Series A Convertible Preferred stock warrants.............          --        252,000              --
Shareholders' equity (deficit) (Note 5):
  Series A Convertible Preferred stock, $.01 par value, 8%
    cumulative, 3,049,031 shares authorized, 1,666,667
    shares issued and outstanding at September 30, 1999.....          --             --       9,885,000
  Series B Convertible Preferred stock, $.01 par value,
    911,450 shares authorized, none issued..................          --             --              --
  Series C Convertible Preferred stock, $.01 par value,
    268,074 shares authorized, none issued..................          --             --              --
  Series D Convertible Preferred stock, $.01 par value, 8%
    cumulative, 6,238,639 shares authorized, 6,238,172
    shares issued and outstanding at September 30, 1999.....          --             --      49,432,000
  Common stock, $.01 par value, 30,000,000 shares
    authorized, 2,090,058, 2,952,892, and 3,098,218 shares
    issued at December 31, 1997 and 1998 and September 30,
    1999, respectively......................................      21,000         30,000          31,000
  Deferred compensation.....................................          --             --        (262,000)
  Treasury stock............................................          --             --      (5,978,000)
  Additional paid-in-capital................................   1,299,000      5,676,000       6,375,000
  Accumulated deficit.......................................    (967,000)    (7,401,000)    (23,382,000)
                                                              ----------    -----------    ------------
         Total shareholders' equity (deficit)...............     353,000     (1,695,000)     36,101,000
                                                              ----------    -----------    ------------
         Total liabilities and shareholders' equity
           (deficit)........................................  $  424,000    $ 3,687,000    $ 40,287,000
                                                              ==========    ===========    ============

   The accompanying notes are an integral part of these financial statements.

                               LENDINGTREE, INC.

                            STATEMENTS OF OPERATIONS

                                                      YEAR ENDED              NINE MONTHS ENDED
                                                     DECEMBER 31,               SEPTEMBER 30,
                                                -----------------------   --------------------------
                                                  1997         1998          1998           1999
                                                ---------   -----------   -----------   ------------
                                                                          (UNAUDITED)
Revenue:
  LendingTree network.........................  $   2,000   $   273,000   $   157,000   $  3,398,000
  [i]close and other technology...............         --       136,000       125,000        630,000
                                                ---------   -----------   -----------   ------------
          Total revenue.......................      2,000       409,000       282,000      4,028,000
                                                ---------   -----------   -----------   ------------
Cost of revenue:
  LendingTree network.........................         --       235,000       146,000      1,330,000
  [i]close and other technology...............         --       149,000       133,000        246,000
                                                ---------   -----------   -----------   ------------
          Total cost of revenue...............         --       384,000       279,000      1,576,000
                                                ---------   -----------   -----------   ------------
Gross profit..................................      2,000        25,000         3,000      2,452,000
                                                ---------   -----------   -----------   ------------
Operating expenses:
  Product development.........................    293,000     1,051,000       712,000        808,000
  Marketing and advertising...................     54,000     2,494,000     1,028,000     12,069,000
  Sales, general and administrative...........    621,000     2,955,000     1,770,000      5,636,000
                                                ---------   -----------   -----------   ------------
          Total operating expenses............    968,000     6,500,000     3,510,000     18,513,000
                                                ---------   -----------   -----------   ------------
Loss from operations..........................   (966,000)   (6,475,000)   (3,507,000)   (16,061,000)
Interest income, net..........................      3,000        41,000        41,000         80,000
                                                ---------   -----------   -----------   ------------
Net loss......................................   (963,000)   (6,434,000)   (3,466,000)   (15,981,000)
                                                ---------   -----------   -----------   ------------
Accretion of mandatorily redeemable preferred
  stock.......................................         --            --            --       (131,000)
Dividends issued to preferred shareholders on
  conversion of preferred stock warrants to
  common stock warrants.......................         --            --            --       (525,000)
Dividends on mandatorily redeemable preferred
  stock.......................................         --       (24,000)           --       (616,000)
                                                ---------   -----------   -----------   ------------
Net loss attributable to common
  shareholders................................  $(963,000)  $(6,458,000)  $(3,466,000)  $(17,253,000)
                                                =========   ===========   ===========   ============
Net loss per common share -- basic and
  diluted.....................................  $   (1.52)  $     (2.39)  $     (1.31)  $      (5.85)
                                                =========   ===========   ===========   ============
Weighted average shares used in basic and
  diluted net loss per common share
  calculation.................................    632,575     2,704,517     2,638,398      2,951,093
                                                =========   ===========   ===========   ============
Pro forma per common share data (unaudited):
  Pro forma net loss per common share -- basic
     and diluted..............................              $     (2.34)                $      (3.69)
                                                            ===========                 ============
  Pro forma weighted average basic and diluted
     shares outstanding.......................                2,757,028                    4,669,575
                                                            ===========                 ============

   The accompanying notes are an integral part of these financial statements.

                               LENDINGTREE, INC.

            STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)

                             CONVERTIBLE PREFERRED
                                     STOCK               COMMON STOCK
                            -----------------------   -------------------                  ADDITIONAL
                            NUMBER OF                 NUMBER OF              TREASURY       PAID-IN      ACCUMULATED
                             SHARES       AMOUNT       SHARES     AMOUNT       STOCK        CAPITAL        DEFICIT
                            ---------   -----------   ---------   -------   -----------   ------------   ------------
Balance at December 31,
  1996....................        --    $        --    204,000    $2,000    $        --   $      1,000   $    (4,000)
Sale of common stock,
including exercise of
common stock options......                             886,558     9,000                     1,014,000
Issuance of common stock
  in lieu of compensation/
  services rendered.......                             999,500    10,000                        33,000
Issuance of stock
  options.................                                                                     251,000
Net loss..................                                                                                  (963,000)
                            ---------   -----------   ---------   -------   -----------   ------------   ------------
Balance at December 31,
  1997....................        --             --   2,090,058   21,000             --      1,299,000      (967,000)
Sale of common stock......                             820,001     8,000                     3,920,000
Issuance of warrants in
  conjunction with sale of
  Series A Convertible
  Preferred stock and line
  of credit...............                                                                      56,000
Issuance of common stock
  in lieu of compensation/
  services rendered.......                              42,833     1,000                       210,000
Issuance of stock
  options.................                                                                     215,000
Dividends on mandatorily
  redeemable preferred
  stock...................                                                                     (24,000)
Net loss..................                                                                                (6,434,000)
                            ---------   -----------   ---------   -------   -----------   ------------   ------------
Balance at December 31,
  1998....................        --             --   2,952,892   30,000             --      5,676,000    (7,401,000)
Exercise of common stock
  options.................                             113,056     1,000                       307,000
Issuance of common stock
  in lieu of
  compensation............                              32,270                                 193,000
Sale of Series D
  Convertible Preferred
  stock, net..............  6,024,096    47,542,000
Issuance of warrants in
  conjunction with sale of
  Series A Convertible
  Preferred stock.........                                                                      25,000
Conversion of preferred
  stock from mandatorily
  redeemable..............  1,666,667     9,382,000
Conversion of preferred
  stock warrants to common
  stock warrants..........                                                                     303,000
Conversion of convertible
  notes into Series D
  Convertible Preferred
  stock...................   214,076      1,777,000
Repurchase of common
  stock...................                                                   (5,978,000)
Issuance of stock options
  in conjunction with
  consulting and severance
  agreements..............                                                                     618,000
Amortization of deferred
  compensation............
Accretion of mandatorily
  redeemable preferred
  stock...................                                                                    (131,000)
Dividends on convertible
  preferred stock.........                  616,000                                           (616,000)
Net loss..................                                                                               (15,981,000)
                            ---------   -----------   ---------   -------   -----------   ------------   ------------
Balance at September 30,
  1999....................  7,904,839   $59,317,000   3,098,218   $31,000   $(5,978,000)  $  6,375,000   $(23,382,000)
                            =========   ===========   =========   =======   ===========   ============   ============


                                               TOTAL
                                           SHAREHOLDERS'
                              DEFERRED        EQUITY
                            COMPENSATION     (DEFICIT)
                            ------------   -------------
Balance at December 31,
  1996....................  $        --    $     (1,000)
Sale of common stock,
including exercise of
common stock options......                    1,023,000
Issuance of common stock
  in lieu of compensation/
  services rendered.......                       43,000
Issuance of stock
  options.................                      251,000
Net loss..................                     (963,000)
                            -----------    ------------
Balance at December 31,
  1997....................           --         353,000
Sale of common stock......                    3,928,000
Issuance of warrants in
  conjunction with sale of
  Series A Convertible
  Preferred stock and line
  of credit...............                       56,000
Issuance of common stock
  in lieu of compensation/
  services rendered.......                      211,000
Issuance of stock
  options.................                      215,000
Dividends on mandatorily
  redeemable preferred
  stock...................                      (24,000)
Net loss..................                   (6,434,000)
                            -----------    ------------
Balance at December 31,
  1998....................           --      (1,695,000)
Exercise of common stock
  options.................                      308,000
Issuance of common stock
  in lieu of
  compensation............                      193,000
Sale of Series D
  Convertible Preferred
  stock, net..............                   47,542,000
Issuance of warrants in
  conjunction with sale of
  Series A Convertible
  Preferred stock.........                       25,000
Conversion of preferred
  stock from mandatorily
  redeemable..............                    9,382,000
Conversion of preferred
  stock warrants to common
  stock warrants..........                      303,000
Conversion of convertible
  notes into Series D
  Convertible Preferred
  stock...................                    1,777,000
Repurchase of common
  stock...................                   (5,978,000)
Issuance of stock options
  in conjunction with
  consulting and severance
  agreements..............     (269,000)        349,000
Amortization of deferred
  compensation............        7,000           7,000
Accretion of mandatorily
  redeemable preferred
  stock...................                     (131,000)
Dividends on convertible
  preferred stock.........                           --
Net loss..................                  (15,981,000)
                            -----------    ------------
Balance at September 30,
  1999....................  $  (262,000)   $ 36,101,000
                            ===========    ============

   The accompanying notes are an integral part of these financial statements.

                               LENDINGTREE, INC.

                            STATEMENTS OF CASH FLOWS

                                                         YEAR ENDED                 NINE MONTHS ENDED
                                                        DECEMBER 31,                  SEPTEMBER 30,
                                                  -------------------------    ---------------------------
                                                     1997          1998           1998            1999
                                                  ----------    -----------    -----------    ------------
                                                                               (UNAUDITED)
Cash flows from operating activities:
Net loss........................................  $ (963,000)   $(6,434,000)   $(3,466,000)   $(15,981,000)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
    Depreciation and amortization...............          --         46,000         21,000         126,000
    Provision for doubtful accounts.............          --          8,000             --          87,000
    Common stock issued in lieu of compensation/
      services rendered.........................      43,000        210,000        210,000         193,000
    Common stock options issued in lieu of
      compensation/services rendered............          --             --        161,000         356,000
    Issuance of stock options and warrants......     251,000        223,000             --              --
    Issuance of Series D Convertible Preferred
      stock in lieu of interest.................          --             --             --          40,000
    Changes in assets and liabilities:
      Accounts receivable.......................      (2,000)      (251,000)      (220,000)     (1,667,000)
      Prepaid expenses and other current
         assets.................................          --        (87,000)       (16,000)       (189,000)
      Other assets..............................      (2,000)       (58,000)        (1,000)        (15,000)
      Accounts payable..........................      70,000        665,000        425,000       1,804,000
      Accrued expenses..........................          --         15,000             --       1,631,000
                                                  ----------    -----------    -----------    ------------
         Net cash used in operating
           activities...........................    (603,000)    (5,663,000)    (2,886,000)    (13,615,000)
                                                  ----------    -----------    -----------    ------------
Cash flows from investing activities:
  Purchase of property and equipment............     (18,000)      (231,000)      (160,000)       (535,000)
                                                  ----------    -----------    -----------    ------------
         Net cash used in investing
           activities...........................     (18,000)      (231,000)      (160,000)       (535,000)
                                                  ----------    -----------    -----------    ------------
Cash flows from financing activities:
  Proceeds from sales of common stock and
    warrants and exercise of stock options......   1,023,000      3,921,000      3,198,000         308,000
  Repurchase of common stock....................          --             --             --      (5,978,000)
  Proceeds from issuance of convertible notes...          --             --             --       1,750,000
  Proceeds from sale of mandatorily redeemable
    Series A Convertible Preferred stock and
    warrants, net of offering costs.............          --      4,656,000             --       4,935,000
  Proceeds from sale of Series D Convertible
    Preferred stock, net of offering costs......          --             --             --      47,542,000
                                                  ----------    -----------    -----------    ------------
         Net cash provided by financing
           activities...........................   1,023,000      8,577,000      3,198,000      48,557,000
                                                  ----------    -----------    -----------    ------------
Net increase in cash and cash equivalents.......     402,000      2,683,000        152,000      34,407,000
Cash and cash equivalents, beginning of
  period........................................          --        402,000        402,000       3,085,000
                                                  ----------    -----------    -----------    ------------
Cash and cash equivalents, end of period........  $  402,000    $ 3,085,000    $   554,000    $ 37,492,000
                                                  ==========    ===========    ===========    ============
Supplemental disclosure of cash flow
  information:
  Interest paid.................................  $       --    $        --    $        --    $         --
  Income taxes paid.............................          --             --             --              --
Supplemental schedule of non-cash financing
  activities (Note 2)

   The accompanying notes are an integral part of these financial statements.

                               LENDINGTREE, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. THE COMPANY

     LendingTree, Inc. (the "Company") was incorporated in the State of Delaware on June 7, 1996.

     The Company is an Internet-based loan marketplace for consumers and lenders. Loan types include mortgage, home equity, automobile, credit cards and personal loans.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include percentage complete under long-term contracts and the valuation of the Company's common stock, options and warrants. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. As of September 30, 1999, cash equivalents included amounts in a repurchase agreement of $37,433,000.

  Fair Value of Financial Instruments

     The carrying value of cash and cash equivalents, accounts payable and accounts receivable at December 31, 1997 and 1998 and September 30, 1999 approximated their fair value due to the short-term nature of these items. The carrying value of the Company's short-term investments at December 31, 1997 and 1998 and September 30, 1999 approximated their fair values.

  Property and Equipment

     Property and equipment is primarily comprised of furniture and computer equipment which are stated at cost less accumulated depreciation and are being depreciated using the straight-line method over their estimated useful lives, which range from one to five years. Leasehold improvements are depreciated over the shorter of the lease period or the estimated useful life of the improvement. Ordinary maintenance and repair costs are expensed as incurred.

  Impairment of Long-Lived Assets

     The Company evaluates the recoverability of its property and equipment and intangible assets in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," ("SFAS No. 121"). SFAS No. 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets or the business to which such assets relate. No impairments were required to be recognized during the years ended December 31, 1997 and 1998 or the nine month period ended September 30, 1999.

  Income Taxes

     The Company accounts for income taxes using the liability method whereby deferred tax assets or liabilities are recognized for the temporary differences between financial reporting and tax bases of the

                               LENDINGTREE, INC.

Company's assets and liabilities and for tax carryforwards. In estimating future tax consequences, the Company generally considers all expected future events other than enactment of changes in tax law or rates. If it is "more likely than not" that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recorded.

  Revenue Recognition

     LendingTree network revenue is generated principally from the transmission of qualification forms ("Transmission Revenue") and the closing of loans ("Closed Loan Revenue"). LendingTree network revenue also includes lender set-up fees and monthly maintenance fees. Transmission Revenue is recognized at the time qualification forms are transmitted, while Closed Loan Revenue is recognized at the time the lender reports the activity to the Company, which may be up to four months after the qualification form is transmitted. Revenue from lender set-up fees is recognized upon completion of the lender's integration with the LendingTree network. Monthly maintenance fees are recognized as the service is provided.

     [i]close and other technology revenue is related primarily to modifying the Company's proprietary software for use by certain lenders and other third parties. Revenue under such contracts is recognized as work is performed under the percentage of completion method with progress generally measured using costs incurred to date compared to total estimated costs to be incurred. Losses, if any, are recognized when the liability is identified. Included in accounts receivable, net, as of December 31, 1997 and 1998 and September 30, 1999 is $0, $105,000, and $5,000, respectively, of unbilled revenue related to percentage of completion contracts.

  Cost of Revenue

     LendingTree network cost of revenue includes salary and benefit costs of the borrower relations and implementation groups, credit agency scoring expenses, revenue sharing costs, closed loan rebate costs, and the costs of website hardware.

     [i]close cost of revenue includes direct costs of modifying the Company's proprietary software for licensing to lenders, as well as the cost of servers related to these licenses.

  Marketing and Advertising Expenses

     Marketing and advertising expenses consist primarily of costs, including salaries, of all personnel involved in marketing and advertising. Marketing and advertising expenses also include costs of advertising, trade shows, affiliate bounty fees, and certain indirect costs. All costs of advertising the services and products offered by the Company are expensed as incurred. Advertising expense totaled approximately $50,000 and $1,812,000 in the years ended December 31, 1997 and 1998, respectively, and was approximately $691,000 and $11,157,000 for the nine months ended September 30, 1998 and 1999, respectively.

  Product Development Costs

     Product development costs primarily include expenses incurred by the Company to develop our proprietary software and to enhance, manage, monitor, and operate the Company's website. Prior to January 1, 1999, the software development costs component of product development costs were accounted for in accordance with Statement of Financial Accounting Standards No. 86 "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," which requires software development costs to be capitalized beginning when a product's technological feasibility is established and ending when a product is available for general release. Through December 31, 1998, completion of a working model of

                               LENDINGTREE, INC.

the Company's product and general release have substantially coincided. Costs incurred by the Company between the completion of the working model and the point at which the product is ready for general release have been insignificant.

     In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position No. 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"), which provides guidance regarding when software developed or obtained for internal use should be capitalized. SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company adopted SOP 98-1 effective January 1, 1999. With the adoption of this standard, the Company began accounting for the software development component of product development costs in accordance with SOP 98-1, which requires that certain costs incurred during the application development stage be capitalized, while costs incurred during the preliminary project stage and post-implementation/operation stage should be expensed as incurred. Capitalized product development costs are amortized over the estimated life of the related application. The adoption of SOP 98-1 did not have a material impact on the Company's financial statements.

  Stock-Based Compensation

     The Company accounts for the effect of its stock-based compensation plans for employees under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("SFAS No. 123") using the optional intrinsic value method. The intrinsic value method results in compensation cost equal to the excess of the fair value of the stock over the exercise or purchase price at the date of award. The Company also discloses the pro forma income statement effect of its stock-based compensation plans as if the Company had adopted the fair value approach. The fair value approach results in compensation cost using an option-pricing model that takes into account the fair value price at the grant date, the exercise price, the expected life of the award, the expected dividends, and the risk-free interest rate expected over the life of the award.

     The Company accounts for the effect of its stock-based compensation for non-employees under SFAS No. 123, using the fair value approach.

  Risks and Uncertainties, Significant Customers and Concentrations

     Since inception, the Company has incurred significant losses and had an accumulated deficit of $23,382,000 as of September 30, 1999. The losses and accumulated deficit have resulted from the significant costs incurred for advertising and employment expenses related to the development of [i]close and establishing relationships with lenders. Because the Company plans to continue to invest in advertising, product development, and marketing, the Company will continue to incur substantial losses in the foreseeable future. Although the Company has experienced significant revenue growth, the operating results for future periods are subject to numerous uncertainties, and there can be no assurance that revenue growth will continue or that the Company will be able to achieve or sustain profitability. The Company plans to raise additional equity capital through its IPO in order to continue to fund its operating needs. However, if it is unable to successfully raise sufficient funds, management believes it could reduce discretionary operating expenditures, including advertising and marketing and certain overhead costs, to permit the Company to continue as a going concern.

     Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivable. Cash equivalents are invested in repurchase agreements on an overnight basis with high credit quality financial institutions.

                               LENDINGTREE, INC.

     For the year ended December 31, 1997, two lenders comprised all of the Company's revenue. For the year ended December 31, 1998, four lenders comprised 27%, 13%, 12%, and 11% of the Company's revenue. For the nine months ended September 30, 1998, three lenders comprised 37%, 15% and 11% of the Company's revenue. For the nine months ended September 30, 1999, one lender comprised 10% of the Company's revenue. All of the Company's revenues are from transactions originating in the United States.

     As of December 31, 1997, two lenders comprised all of the Company's accounts receivable balance. As of December 31, 1998, two lenders comprised 41% and 13% of the Company's accounts receivable balance. As of September 30, 1999, one lender comprised 11% of the Company's accounts receivable balance. Concentrations of credit risk with respect to accounts receivable are limited due to the large number of lenders comprising the Company's customer base.

NET LOSS PER COMMON SHARE

  Historical

     The Company computes net loss per common share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share," ("SFAS No. 128") and SEC Staff Accounting Bulletin No. 98 ("SAB No. 98"). Under the provisions of SFAS No. 128 and SAB No. 98, basic net loss per common share ("Basic EPS") is computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding. Diluted net loss available to common shareholders ("Diluted EPS") is computed by dividing net loss by the weighted average number of common shares and dilutive potential common shares then outstanding. Potential common shares consist of shares issuable upon the exercise of stock options and warrants and shares issuable upon conversion of convertible preferred stock.

  Pro Forma (Unaudited)

     Pro forma net loss per common share is calculated assuming the conversion of all outstanding shares of preferred stock into common stock which converts automatically upon completion of the Company's IPO.

     The calculation of pro forma net loss per common share for the year ended December 31, 1998 and for the nine months ended September 30, 1999 does not include 568,944 and 637,837, respectively, of potential common shares, as their impact would be anti-dilutive.

  Comprehensive Income

     Effective January 1, 1998, the Company adopted the provisions of Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," ("SFAS No. 130"). SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity during a period from non-owner sources. The Company had no items of other comprehensive income for the years ended December 31, 1997 or 1998 or the nine months ended September 30, 1998 and 1999.

  Segment Reporting

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," ("SFAS No. 131"). This statement establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The disclosures prescribed by SFAS No. 131 are

                               LENDINGTREE, INC.

effective for the year ended December 31, 1998. Management has determined that the Company does not have any separately reportable operating segments as of December 31, 1998 or September 30, 1999.

  Start-Up Costs

     In April 1998, the Accounting Standards Executive Committee of the AICPA issued Statement of Position No. 98-5, "Reporting on the Costs of Start-Up Activities," ("SOP No. 98-5") which is effective for fiscal years beginning after December 15, 1998. SOP No. 98-5 requires companies to expense as incurred all pre-operating, startup and organizational costs that are not capitalizable as long-lived assets. The Company adopted SOP No. 98-5 effective January 1, 1999. The adoption of SOP No. 98-5 had no impact on the Company's financial condition or results of operations.

  Cash Flow Information

     A supplemental schedule of non-cash financing activities follows:

                                     YEAR ENDED            NINE MONTHS ENDED
                                    DECEMBER 31,             SEPTEMBER 30,
                                 ------------------    -------------------------
                                  1997       1998         1998           1999
                                  ----       ----         ----           ----
                                                       (UNAUDITED)
Accretion of mandatorily
  redeemable preferred stock...  $    --    $    --      $    --      $  131,000
Dividends issued to preferred
shareholders on conversion of
preferred stock warrants to
common stock warrants..........  $    --    $    --      $    --      $  525,000
Dividends on convertible
  preferred stock..............  $    --    $24,000      $    --      $  616,000
Conversion of convertible notes
  and accrued interest into
  Series D Convertible
  Preferred stock..............  $    --    $    --      $    --      $1,777,000
Issuance of warrants in
  conjunction with Series A
  financing and convertible
  promissory notes.............  $    --    $56,000      $    --      $   63,000
Issuance of stock options in
  conjunction with consulting
  and severance agreements.....  $    --    $    --      $    --      $  356,000

  Reclassifications

     Certain reclassifications were made to the December 31, 1997 and 1998 financial statements to conform them to the September 30, 1999 presentation.

  Recent Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS No. 133"). SFAS No. 133 establishes a new model for accounting for derivatives and hedging activities and supercedes several existing standards. SFAS No. 133, as amended by SFAS No. 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company does not expect that the adoption of SFAS No. 133 will have a material impact on the Company's financial statements.

                               LENDINGTREE, INC.

3. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                  EXPECTED        DECEMBER 31,
                                    LIFE      --------------------    SEPTEMBER 30,
                                  (YEARS)      1997        1998           1999
                                  --------     ----        ----       -------------
Computer hardware...............     3        $18,000    $174,000     $     368,000
Office furniture and
equipment.......................     5             --      70,000           388,000
Computer systems software.......     1             --       5,000            21,000
Leasehold improvements..........     5             --          --             7,000
                                     --       -------    --------     -------------
                                               18,000     249,000           784,000
Accumulated depreciation........                   --     (39,000)         (165,000)
                                              -------    --------     -------------
Net.............................              $18,000    $210,000     $     619,000
                                              =======    ========     =============

     Depreciation expense for the years ended December 31, 1997 and 1998 and the nine months ended September 30, 1999 was $0, $39,000 and $126,000, respectively.

4. ACCRUED EXPENSES

     Accrued expenses are comprised of the following:

                                                 DECEMBER 31,
                                                ---------------    SEPTEMBER 30,
                                                1997     1998          1999
                                                ----    -------    -------------
Advertising...................................   $--    $    --     $  491,000
Incentive and other compensation..............   --      15,000        357,000
Deferred revenues.............................   --          --        340,000
Professional services.........................   --          --        285,000
Other.........................................   --          --        173,000
                                                 --     -------     ----------
          Total Accrued Expenses..............   $--    $15,000     $1,646,000
                                                 ==     =======     ==========

5. SHAREHOLDERS' EQUITY

  Common Stock

     On March 24, 1998, the Company effected a 2-for-1 stock split in the form of a stock dividend. All share and per share amounts have been restated to reflect the stock split. The holder of each share of common stock is entitled to one vote per share.

  Preferred Stock

     On September 20, 1999, the shareholders approved an amendment of the Company's certificate of incorporation, under which the Company authorized 10,467,194 shares of preferred stock, $.01 par value per share, consisting of four series of convertible preferred stock (the "Series A Preferred," "Series B Preferred," "Series C Preferred" and "Series D Preferred" stock). Preferred shareholders are entitled to cumulative dividends which accrue on a daily basis at a rate of 8% per annum. Dividends are paid quarterly in additional shares of preferred stock or in cash at the option of the Company and subject to certain conditions. As of September 30, 1999, there were $640,000 of accrued dividends, of which $527,000 was satisfied with the issuance of 87,817 shares of Series A Preferred stock on October 15, 1999.

                               LENDINGTREE, INC.

     The liquidation value of convertible preferred stock is $6.00, $9.00, $12.00, and $8.30 per share for Series A Convertible Preferred, Series B Convertible Preferred, Series C Convertible Preferred, and Series D Convertible Preferred, respectively. If liquidation proceeds are insufficient to pay such amounts, holders would share ratably in any proceeds on liquidation based on the number of shares into which the preferred stock is convertible. If such proceeds are in excess of $50 million, in addition to the liquidation preference, the holders of preferred stock are entitled to participate ratably with common shareholders on an as-if-converted basis.

     Each holder of outstanding shares of preferred stock is entitled to the number of votes equal to the number of whole shares of common stock into which the shares are convertible. The holders of shares of preferred stock vote together with holders of shares of common stock as a single class. The holders in interest of a majority of the outstanding shares of preferred stock, voting together as a single class, are entitled to elect one director to the Company's Board of Directors.

     Each share of preferred stock is convertible, at the option of the holder, into an equal number of shares of common stock, subject to certain anti-dilution provisions. Effective upon the closing of the sale of shares of common stock by the Company pursuant to a qualified public offering, as defined in the instrument governing the preferred stock, all outstanding shares of preferred stock automatically convert to shares of common stock, including the payment of accrued and unpaid dividends on the preferred stock.

     Prior to September 20, 1999, the Company was required to redeem, in three installments, commencing on the fourth anniversary of the date of issuance of the first share of Series A Convertible Preferred, and continuing on the immediately succeeding two anniversaries, the number of shares of preferred stock held by all holders. The redemption price of a share of a series of convertible preferred stock shall mean the original issue price of a share plus all accrued and unpaid dividends thereon. In connection with the Series D Convertible Preferred stock financing, the Series A Convertible Preferred shareholders relinquished their rights to mandatory redemption. Accretion related to the mandatory redemption feature ceased on September 20, 1999.

  Convertible Promissory Notes

     During June and July 1999, the Company entered into Convertible Promissory Note Agreements (the "Notes") with certain individuals from which LendingTree received a total of $1.75 million. The Company also issued 42,000 warrants to purchase common stock at $10.00 per share to the purchasers of these Notes.

     These Notes were to be due on July 13, 2000 (the "maturity date") and bore interest at 8% per annum, compounded quarterly. They could be prepaid at any time without penalty.

     Under the terms of the Notes, if the Company engaged in a subsequent financing at any time before December 31, 1999, and provided that the financing was for a minimum of $10,000,000, the principal outstanding under the Notes and all accrued interest thereon would be immediately converted into shares of the offered securities at a conversion price equal to the per share purchase price of the offered securities. $500,000 of the amount received related to the Notes was from a party related to an Executive Officer of the Company. This individual invested under the same terms as other investors in the Notes. These Notes and related accrued interest converted to Series D Convertible Preferred stock in connection with the Series D Convertible Preferred stock sale described below.

  Series D Sale

     On September 20, 1999, the Company entered into a Series D Convertible Preferred Stock Purchase Agreement (the "Series D Agreement") under which it sold 6,024,096 shares of Series D Convertible Preferred stock at $8.30 per share for total gross proceeds of approximately $50,000,000. The Company

                               LENDINGTREE, INC.

utilized approximately $5,978,000 of these proceeds to repurchase 747,222 shares of common stock from existing shareholders, which has been reflected as treasury stock in the accompanying financial statements. The Company also incurred approximately $2,458,000 in offering costs, which have been netted against the proceeds. The Company granted a warrant to purchase 100,000 shares of common stock at $9.55 per share to a broker in connection with the Series D Agreement.

     In connection with the Series D Agreement, the following additional transactions occurred:

     - Series A Convertible Preferred shareholders gave up their mandatory redemption rights.

     - $1,750,000 of Convertible Notes and accrued interest that were outstanding at the closing converted into shares of Series D Convertible Preferred stock at $8.30 per share. The Company issued a total of 214,076 shares to settle this obligation.

     - A consulting agreement was entered into with a former member of the Board of Directors and a severance agreement was entered into with a former executive. Both individuals had their existing incentive stock options cancelled, and new non-qualified stock options were issued at the current fair value. The Company recorded expense of $7,000 and $349,000, respectively, as determined using an option valuation model, related to these two individuals during the nine months ended September 30, 1999. Additional expense of $262,000 related to the consulting agreement will be incurred ratably during the remaining three years of the consulting agreement, and has been recorded as deferred compensation as of September 30, 1999. A portion of the common shares repurchased from former shareholders were repurchased from the former member of the Board of Directors. These shares were repurchased at the same price and under the same terms as those purchased from other shareholders.

     - All preemptive rights were terminated. All Board representation agreements were terminated.

  Series A Sale

     Effective December 9, 1998, the Company entered into a Convertible Preferred Stock and Warrant Purchase Agreement (the "Preferred Stock Agreement") under which it sold, in the Initial Closing, 833,334 shares of Series A Convertible Preferred stock and a warrant to purchase 260,000 shares of Series A Convertible Preferred stock with an exercise price of $6.00 per share (the "Series A Warrant"). The Series A Warrant was recorded by allocating the fair value of this warrant from the proceeds received in the Initial Closing . Proceeds from the Initial Closing totaled $4,656,000, net of expenses of approximately $344,000. In addition, the Company issued a warrant to purchase 50,000 shares of common stock at $6.00 per share (the "Common Warrant") to a broker in connection with the Agreement.

     During March 1999 (the "Second Closing") the Company sold 500,000 shares of Series A Convertible Preferred stock at a price of $6.00 per share and a warrant to purchase 40,000 shares of Series B Convertible Preferred stock at $9.00 per share (the "Series B Warrant"), for gross proceeds of $3,000,000. During May 1999 (the "Third Closing") the Company sold 333,334 shares of Series A Convertible Preferred stock at $6.00 per share for gross proceeds of $2,000,000. The Company also granted a warrant to the investors in the Third Closing to purchase 26,000 shares of common stock at $10.00 per share.

  Series A and B Warrants

     In conjunction with the sale of Series D Convertible Preferred stock, the Series A Convertible Preferred shareholders exchanged their Series A and Series B Warrants for warrants to purchase 300,000 shares of common stock at $6.00 per share. The exchange has been reflected in the financial statements as a distribution to the preferred shareholders equivalent to the excess of the current fair value of the new

                               LENDINGTREE, INC.

warrant over the carrying value of the existing warrants, and has been included in the calculation of net loss attributable to common shareholders.

  Common Warrants

     In addition to common warrants issued as described above, the Company also issued a warrant to purchase 7,500 shares of common stock at $6.00 per share in connection with a line of credit provided by a shareholder. The fair value of this warrant (approximately $7,000) was recognized in expense during the year ended December 31, 1998. The line of credit is no longer available and no amounts were outstanding at December 31, 1998 or September 30, 1999.

     At September 30, 1999, the Company had outstanding warrants to purchase 525,500 shares of common stock, with exercise prices ranging from $6.00 - $10.00. Expiration dates range from November 2003 through September 2005.

  Stock Option Plans

     During January 1997, the Board of Directors approved the 1997 Stock Option Plan (the "1997 Plan") which provides for the granting of both incentive stock options and non-qualified stock options to employees, officers, directors and consultants of the Company. The 1997 Plan allows for a maximum of 1,225,898 shares for option grants to be issued prior to January 15, 2007. During February 1998, the Company established the 1998 Stock Option Plan (the "1998 Plan"). The 1998 Plan, as amended, authorized 935,000 shares for option grants to be issued prior to February 2008. During September 1999, the Company established the 1999 Stock Option Plan (the "1999 Plan"). The 1999 Plan, as amended, authorized 1,800,000 shares for option grants prior to September 2009. The 1999 Plan permits the granting of any combination of incentive stock options and nonqualified stock options.

     Under all of the Company's stock option plans, the exercise price of any incentive stock option shall not be less than the fair value of the stock on the date of grant or less than 110% of the fair value in the case of optionees holding more than 10% of the total combined voting power of all classes of stock of the Company. Options under the Company's stock option plans are exercisable for ten years from the date of grant, except for incentive stock options granted to optionees holding more than 10% of the total combined voting power of all classes of stock, which must be exercised within five years.

     The Company's stock option plans generally provide for a four-year vesting requirement with one-third of such shares vesting at the end of one full year and on an annual basis thereafter. Upon a change of control, as defined, 50% of all unvested stock options shall vest.

                               LENDINGTREE, INC.

     A summary of incentive stock options awarded to employees during the years ended December 31, 1997 and 1998 and the nine months ended September 30, 1999 follows:

                                                              WEIGHTED
                                                              AVERAGE      EXERCISE
                                                 NUMBER OF    EXERCISE      PRICE
                                                  OPTIONS      PRICE        RANGE
                                                 ---------    --------    ----------
OUTSTANDING AS OF DECEMBER 31, 1996............        --      $  --      $       --
Granted at fair value..........................   377,609       0.44       0.02-1.82
Exercised......................................  (289,000)      0.02            0.02
                                                 --------      -----      ----------
OUTSTANDING AS OF DECEMBER 31, 1997............    88,609       1.82            1.82
Granted at fair value..........................   450,154       5.79       1.82-6.60
Forfeited......................................   (51,250)      3.92       1.82-6.00
                                                 --------      -----      ----------
OUTSTANDING AS OF DECEMBER 31, 1998............   487,513       5.27       1.82-6.60
Granted at fair value..........................   418,589       6.47       6.00-7.70
Forfeited......................................  (161,951)      6.17       6.00-6.60
                                                 --------      -----      ----------
OUTSTANDING AS OF SEPTEMBER 30, 1999...........   744,151      $5.75      $1.82-7.70
                                                 ========      =====      ==========
Exercisable as of September 30, 1999...........   127,282      $3.16      $1.82-6.00
                                                 ========      =====      ==========

     A summary of non-qualified stock options awarded during the years ended December 31, 1997 and 1998 and the nine months ended September 30, 1999 follows:

                                                               WEIGHTED
                                                               AVERAGE      EXERCISE
                                                  NUMBER OF    EXERCISE      PRICE
                                                   OPTIONS      PRICE        RANGE
                                                  ---------    --------    ----------
OUTSTANDING AS OF DECEMBER 31, 1996.............         --     $  --      $       --
Granted at fair value...........................    738,789      1.82       1.82-2.00
                                                  ---------     -----      ----------
OUTSTANDING AS OF DECEMBER 31, 1997.............    738,789      1.82       1.82-2.00
Granted at fair value...........................    216,094      6.04       4.50-6.60
                                                  ---------     -----      ----------
OUTSTANDING AS OF DECEMBER 31, 1998.............    954,883      2.78       1.82-6.60
Granted at fair value...........................    375,744      6.93       6.00-7.70
Exercised.......................................   (113,056)     2.72       1.82-6.00
Forfeited.......................................    (87,882)     6.10       6.00-6.60
                                                  ---------     -----      ----------
OUTSTANDING AS OF SEPTEMBER 30, 1999............  1,129,689     $3.90      $1.82-7.70
                                                  =========     =====      ==========
Exercisable as of September 30, 1999............    822,898     $2.73      $1.82-6.60
                                                  =========     =====      ==========

     Compensation costs recognized during the years ended December 31, 1997 and 1998 and the nine months ended September 30, 1998 and 1999 for stock-based compensation awards totaled $251,000, $215,000, $158,000 and $77,000, respectively. The weighted average fair value at date of grant for options granted at fair value during the years ended December 31, 1997 and 1998 and the nine months ended September 30, 1999 was $0.47, $1.01 and $1.49, respectively. The weighted average fair value at date of grant for options granted in excess of fair value for the years ended December 31, 1997 and 1998 and the nine months ended September 30, 1999 was $0.004, $0.62 and $1.09, respectively. The fair value of each option grant was estimated on the date of grant using the minimum value method based upon the following assumptions: dividend yield -- 0%; risk free interest rate -- 6% (1997); 5.1% (1998); 4.75 -- 5.75% (1999) and weighted average expected option term -- 5 years (1997); 4 years (1998); 5 years (1999).

                               LENDINGTREE, INC.

     Had compensation expense for the Company's employee options been recorded based on the fair value of the options at the grant date, as prescribed by SFAS No 123, the Company's net loss and net loss per common share -- basic and diluted would have been as follows:

                                                          NINE MONTHS ENDED
                        YEAR ENDED DECEMBER 31,             SEPTEMBER 30,
                       --------------------------    ---------------------------
                          1997           1998           1998            1999
                       -----------    -----------    -----------    ------------
Net loss.............  $  (963,000)   $(6,458,000)   $(3,466,000)   $(17,253,000)
Pro forma adjustment
for stock
compensation
expense..............     (150,000)      (392,000)      (381,000)       (990,000)
                       -----------    -----------    -----------    ------------
Pro forma net loss...  $(1,113,000)   $(6,850,000)   $(3,847,000)   $(18,243,000)
                       ===========    ===========    ===========    ============
Net loss per common
  share -- basic and
  diluted............  $     (1.52)   $     (2.39)   $     (1.31)   $      (5.85)
Pro forma adjustment
  for stock
  compensation
  expense............         (.24)          (.14)          (.15)           (.33)
                       -----------    -----------    -----------    ------------
Pro forma net loss
  per common share --
  basic and
  diluted............  $     (1.76)   $     (2.53)   $     (1.46)   $      (6.18)
                       ===========    ===========    ===========    ============

     Because options vest over several years and additional options are expected to be granted in subsequent years, the pro forma impact on periods presented may not be representative of the pro forma effects on reported net income or loss in future years.

                               LENDINGTREE, INC.

6. INCOME TAXES

     There is no current income tax provision or benefit for the years ended December 31, 1997 or 1998 or for the nine months ended September 30, 1999 as the Company has generated net operating losses for income tax purposes for which there is no carryback potential. There is no deferred provision or benefit for income taxes recorded as the Company is in a net deferred tax asset position for which a full valuation allowance has been recorded due to uncertainty of realization.

     Significant components of the Company's deferred tax assets and liabilities at December 31, 1997 and 1998 and September 30, 1999 consist of the following:

                                                             DECEMBER 31,
                                                       ------------------------    SEPTEMBER 30,
                                                         1997          1998            1999
                                                       ---------    -----------    -------------
Deferred tax assets:
Domestic net operating loss carryforwards............  $ 277,000    $ 2,683,000     $ 8,695,000
  Stock compensation.................................     98,000        182,000         317,000
  Other..............................................      2,000         65,000         125,000
                                                       ---------    -----------     -----------
     Gross deferred tax assets.......................    377,000      2,930,000       9,137,000
     Less: Valuation allowance.......................   (376,000)    (2,926,000)     (9,137,000)
                                                       ---------    -----------     -----------
     Net deferred tax assets.........................      1,000          4,000              --
Deferred tax liabilities:
  Fixed assets.......................................      1,000          4,000              --
                                                       ---------    -----------     -----------
          Total deferred tax liabilities.............      1,000          4,000              --
                                                       ---------    -----------     -----------
     Net deferred tax asset (liability)..............  $      --    $        --     $        --
                                                       =========    ===========     ===========

     The Company has net operating loss carryforwards for income tax purposes of approximately $6,800,000 available at December 31, 1998 and approximately $22,450,000 available at September 30, 1999 to offset future federal and state taxable income. These net operating loss carryforwards begin to expire in 2011. Should the Company undergo an ownership change as defined in Section 382 of the Internal Revenue Code, the Company's tax net operating loss carryforwards generated prior to the ownership change may be subject to annual limitation which could reduce or defer the utilization of these losses.

     Taxes computed at the statutory Federal income tax rate of 34% are reconciled to the provision for income taxes as follows:

                                                    DECEMBER 31,
                                 ---------------------------------------------------         SEPTEMBER 30,
                                          1997                       1998                        1999
                                 -----------------------   -------------------------   -------------------------
                                                % OF                        % OF                        % OF
                                  AMOUNT     PRETAX LOSS     AMOUNT      PRETAX LOSS     AMOUNT      PRETAX LOSS
                                 ---------   -----------   -----------   -----------   -----------   -----------
U.S. Federal tax benefit at
  statutory rate...............  $(327,000)     (34.0%)    $(2,188,000)     (34.0%)    $(5,434,000)     (34.0%)
State taxes (net of federal
benefit).......................    (50,000)      (5.2)        (317,000)      (4.9)        (789,000)      (5.0)
Change in valuation
  allowance....................    376,000       39.0        2,550,000       39.6        6,211,000       38.9
Other nondeductible expenses...      1,000        0.2          (45,000)      (0.7)          12,000        0.1
                                 ---------      -----      -----------      -----      -----------      -----
Provision for income taxes.....  $      --        0  %     $        --        0  %     $        --        0  %
                                 =========      =====      ===========      =====      ===========      =====

                               LENDINGTREE, INC.

7. COMMITMENTS AND CONTINGENCIES

     The Company leases certain office facilities and equipment under operating leases. These leases are generally renewable. The following is a schedule of future minimum rental payments required under the leases as of September 30, 1999:

1999.....................................................  $  190,000
2000.....................................................     542,000
2001.....................................................     497,000
2002.....................................................     390,000
2003.....................................................     328,000
2004.....................................................      27,000
                                                           ----------
                                                           $1,974,000
                                                           ==========

     Rent expense totaled $7,000 and $109,000 for the years ended December 31, 1997 and 1998, and $57,000 and $403,000 for the nine months ended September 30, 1998 and 1999.

     The Company is subject to various legal matters in the ordinary course of business. In the opinion of management, the ultimate outcome of any such matters will not have a material adverse effect on the financial condition, results of operations or cash flows of the Company.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     THROUGH AND INCLUDING                (THE 25TH DAY AFTER THE DATE OF THIS
PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO A DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                     SHARES OF COMMON STOCK

                               LENDINGTREE, INC.

                             ----------------------

                                   PROSPECTUS

                             ----------------------

                              MERRILL LYNCH & CO.

                                LEHMAN BROTHERS

                             PRUDENTIAL SECURITIES

                            WIT CAPITAL CORPORATION

                                           , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

            THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

                             SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED DECEMBER 1, 1999

PROSPECTUS

                                              SHARES

                               LENDINGTREE, INC.
                                  COMMON STOCK
                             ----------------------

     This is LendingTree, Inc.'s initial public offering of common stock. The
international managers are offering           shares outside the United States
and Canada, and the U.S. underwriters are offering           shares in the
United States and Canada. We anticipate that the initial public offering price
will be between $     and $     per share.

     Currently, no public market exists for the shares. We intend to apply to have our common stock approved for quotation on the Nasdaq National Market under
the symbol "     ."

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 8 OF THIS PROSPECTUS.
                             ----------------------

                                                              PER SHARE    TOTAL
                                                              ---------    -----
Public offering price.......................................      $          $
Underwriting discount.......................................      $          $
Proceeds, before expenses, to LendingTree, Inc. ............      $          $

                             ----------------------

     The international managers may also purchase up to an additional shares of common stock at the initial public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments. The U.S. underwriters may similarly purchase up to an
aggregate of an additional           shares of common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The shares of common stock will be ready for delivery in New York, New York
on or about   , 2000.

                             ----------------------

MERRILL LYNCH INTERNATIONAL
                       LEHMAN BROTHERS
                                          PRUDENTIAL-BACHE SECURITIES
                             ----------------------

             The date of this prospectus is                , 2000.

                                      ALT-1

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

                                  UNDERWRITING

GENERAL

     We intend to offer our common stock outside the United States and Canada through a number of international managers. Merrill Lynch International, Lehman Brothers International (Europe) and Prudential-Bache Securities (U.K.) Inc. are acting as lead managers of each of the international managers named below. Subject to the terms and conditions described in an international purchase agreement among us and the international managers, and concurrently with the
sale of          shares of common stock to the U.S. underwriters, we have agreed to sell to the international managers, and each of the international managers severally and not jointly has agreed to purchase from us, the number of shares of common stock listed opposite its name below.

                                                              NUMBER OF
INTERNATIONAL MANAGER                                          SHARES
------------------------------------------------------------  ---------
Merrill Lynch International.................................
Lehman Brothers International (Europe)......................
Prudential-Bache Securities (U.K.) Inc. ....................
                                                                -----
             Total..........................................
                                                                =====

     We have also entered into a U.S. purchase agreement with U.S. underwriters in the United States and Canada for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Lehman Brothers Inc., Prudential Securities Incorporated and Wit Capital Corporation are acting as U.S. representatives. Subject to the terms and conditions described in the U.S. purchase agreement, and concurrently with the
sale of          shares of common stock to the international managers pursuant to the international purchase agreement, we have agreed to sell to the U.S. underwriters, and the U.S. underwriters severally have agreed to purchase from
us, an aggregate of          shares of common stock. The initial public offering
price per share and the total underwriting discount per share of common stock are identical under the international purchase agreement and the U.S. purchase agreement.

     In the international purchase agreement and the U.S. purchase agreement, the several international managers and the several U.S. underwriters, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of common stock being sold pursuant to each such agreement if any of the shares of common stock being sold pursuant to such agreement are purchased. If there is a default by an international manager or a U.S. underwriter, the international purchase agreement and the U.S. purchase agreement provide that, in specified circumstances, the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreements may be terminated. The closings with respect to the sale of shares of common stock to be purchased by the international managers and the U.S. underwriters are conditioned upon one another.

     The lead managers have advised us that the international managers propose initially to offer the shares of our common stock to the public at the initial public offering price set forth on the cover of this prospectus, and to dealers
at such price less a concession not in excess of $     per share of common
stock. The international managers may allow, and such dealers may reallow, a
discount not in excess of $     per share of common stock to other dealers.
After the initial public offering, the public offering price, concession and discount may be changed.

                                      ALT-2

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

     We have agreed to indemnify the international managers and the U.S. underwriters against specified liabilities, including liabilities under the Securities Act, or to contribute to payments the international managers and the U.S. underwriters may be required to make because of those liabilities.

     The shares of common stock will be ready for delivery in New York, New York
on or about           , 2000.

OVER-ALLOTMENT OPTION

     We have granted an option to the international managers, exercisable for 30 days after the date of this prospectus, to purchase up to an aggregate of an
additional          shares of our common stock at the initial public offering
price set forth on the cover of this prospectus, less the underwriting discount. The international managers may exercise this option solely to cover over-allotments, if any, made on the sale of our common stock offered by this prospectus. To the extent that the international managers exercise this option, each international manager will be obligated, subject to certain conditions, to purchase a number of additional shares of our common stock proportionate to that international manager's initial amount reflected in the foregoing table. We have granted an option to the U.S. underwriters, exercisable for 30 days after the
date of this prospectus, to purchase up to an aggregate of        additional
shares of our common stock to cover over-allotments, if any, on terms similar to those granted to the international managers.

COMMISSIONS AND DISCOUNTS

     The following table shows the per share and total public offering price, underwriting discount to be paid by us to the international managers and the U.S. underwriters and proceeds before expenses to us. This information is presented assuming either no exercise or full exercise by the international managers and the U.S. underwriters of their over-allotment options.

                                                                       WITHOUT     WITH
                                                          PER SHARE    OPTION     OPTION
                                                          ---------    -------    ------
Public offering price...................................
Underwriting discount...................................
Proceeds, before expenses, to LendingTree...............

     The expenses of the offering, exclusive of the underwriting discount, are
estimated at $          and are payable by us, as set forth in the following
table.

SEC registration fee....................................
NASD filing fee.........................................
Nasdaq National Market listing fee......................
Printing and engraving expenses.........................
Legal fees and expenses.................................
Accounting fees and expenses............................
Blue sky fees and expenses (including legal fees).......
Transfer agent and registrar fees and expenses..........
Premiums for director and officer insurance.............
Miscellaneous...........................................
                                                            -----
          Total.........................................
                                                            =====

     The shares of common stock are being offered by the several underwriters, subject to prior sale, when as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the

                                      ALT-3

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

underwriters and other customary conditions. The underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part.

RESERVED SHARES

     At our request, the underwriters have reserved for sale, at the initial
public offering price, an aggregate of      shares of our common stock to be
sold to some of our directors, officers, employees, and other persons with whom we have relationships. The number of shares of common stock available for sale to the general public in this offering will be reduced to the extent that those persons purchase these reserved shares. Any reserved shares that are not orally confirmed for purchase within one day of the pricing of the offering will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

     We have requested the underwriters reserve an aggregate of an additional shares for sale through a directed share program to some of our business associates. The number of shares of common stock available for sale to the general public in this offering will be reduced to the extent that those persons purchase these reserved shares. Any reserved shares not purchased by those persons will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus. Wit Capital Corporation, one of the U.S. underwriters, is administering this directed share program with respect to our business associates. Purchases of the reserved shares by those persons are to be made through an account at Wit Capital in accordance with Wit Capital's procedures for opening an account and transacting in securities.

NO SALES OF COMMON STOCK OR SIMILAR SECURITIES

     We and our officers and directors and substantially all of our other existing stockholders have agreed, with certain exceptions, not to directly or indirectly

     - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer any shares of our common stock or securities convertible into or exchangeable or exercisable for or repayable with our common stock, whether now owned or later acquired by the person executing the agreement or with respect to which the person executing the agreement later acquires the power of disposition, or file any registration statement under the Securities Act relating to any shares of our common stock; or

     - enter into any swap or other agreement that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of our common stock, whether any such swap or transaction is to be settled by delivery of our common stock or other securities, in cash or otherwise, without the prior written consent of Merrill Lynch on behalf of the underwriters for a period of 180 days after the date of this prospectus.

NASDAQ NATIONAL MARKET LISTING

     We intend to apply to have our common stock listed on the Nasdaq National
Market under the symbol "     ."

     Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations between us and the lead managers and the U.S. representatives. Among the factors considered in determining the initial public offering price, in addition to prevailing market conditions, were the valuation multiples of publicly traded companies that the lead managers and the U.S. representatives believed to be comparable to us, some of our financial information, the history of, and the prospects for, our company and the industry in which we compete, and an assessment of our management, our past and present operations, the prospects for, and time of, future
                                      ALT-4

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

revenue of our company, the present state of our development, and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours. There can be no assurance that an active trading market will develop for our common stock or that our common stock will trade in the public market subsequent to the offering at or above the initial offering price.

     The underwriters will not confirm sales of our common stock to any accounts over which they exercise discretionary authority without the prior written approval of the customer.

INTERSYNDICATE AGREEMENT

     The international managers and the U.S. underwriters have entered into an intersyndicate agreement that provides for the coordination of their activities. Pursuant to the intersyndicate agreement, the international managers and the U.S. underwriters are permitted to sell shares of our common stock to each other for purposes of resale at the initial public offering price, less an amount not greater that the selling concession. Under the terms of the intersyndicate agreement, the U.S. underwriters and any dealer to whom they sell shares of our common stock will not offer to sell or sell shares of our common stock to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the international managers and any dealer to whom they sell shares of our common stock will not offer to sell or sell shares of our common stock to U.S. persons or to Canadian persons or to persons they believe intend to resell to U.S. or Canadian persons, except in the case of transactions pursuant to the intersyndicate agreement.

SALES IN CERTAIN JURISDICTIONS

     Each international manager has agreed that:

     - it has not offered or sold and, prior to the expiration of the period of six months from the completion of this offering, will not offer or sell any shares of common stock to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments, as principal or agent, for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom for the purposes of the Public Offers of Securities Regulations 1995;

     - it has complied and will comply with all applicable provisions of the Public Offers of Securities Regulations 1995 and of the Financial Services Act of 1986 with respect to anything done by it in relation to the shares of common stock in, from or otherwise involving the United Kingdom; and

     - it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue or sale of shares of common stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended) or is a person to whom such document may otherwise lawfully be issued or passed on.

     No action has been or will be taken in any jurisdiction, except in the United States, that would permit a public offering of the shares of common stock, or the possession, circulation or distribution of this prospectus or any other material relating to us or shares of our common stock in any jurisdiction where action for that purpose is required. Accordingly, the shares of common stock may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the shares of common stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

     Purchasers of the shares of common stock offered by this prospectus may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover of this prospectus.
                                      ALT-5

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

PRICE STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

     Until the distribution of our common stock is completed, rules of the Commission may limit the ability of the underwriters and selling group members to bid for and purchase our common stock. As an exception to these rules, the U.S. representatives are permitted to engage in transactions that stabilize the price of our common stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock.

     If the underwriters create a short position in our common stock in connection with the offering, i.e., if they sell more shares of our common stock than are set forth on the cover page of this prospectus, the lead managers and the U.S. representatives, respectively, may reduce that short position by purchasing our common stock in the open market. The lead managers and the U.S. representatives, respectively, may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

     The Depository Trust Company Tracking System tracks shares sold from accounts established on each underwriter's and selling group member's behalf for this offering. When the lead managers or U.S. representatives, respectively, repurchase shares of common stock in the open market to reduce the underwriters' short position or to stabilize the price of the common stock, Merrill Lynch may, in its sole discretion, impose a penalty bid on the underwriters and selling group members who initially sold these "flipped" shares. This means that Merrill Lynch may reclaim part or all of the amount of the selling concession from the underwriters and selling group members who sold these flipped shares. Should Merrill Lynch decide to assess a penalty bid on any of the underwriters or selling group members for flipping shares, the reclaimed selling concessions are to be used only to reduce any loss incurred in making open market repurchases of the common stock. Merrill Lynch would not reclaim selling concessions if no shares were repurchased in the open market, and selling concessions may be reclaimed only to the extent that losses are incurred in making open market purchases.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of our common stock to the extent that it discourages resales of our common stock.

     Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters makes any representation that the lead managers or U.S. representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

OTHER RELATIONSHIPS

     An affiliate of Capital Z Partners, which is a stockholder of Wit Capital Corporation, a U.S. underwriter, purchased 3,012,048 shares of our Series D convertible preferred stock for a total purchase price of $25 million pursuant to a purchase agreement with us. These shares of Series D convertible preferred
stock and accumulated dividends are convertible into                shares of
common stock upon the completion of this offering on the same terms as the other investors in the private placement of our Series D convertible preferred stock. Prudential Securities, a U.S. underwriter, has acted as placement agent in connection with a private placement of our Series D convertible preferred stock. Prudential Securities holds a warrant, representing the right to purchase 100,000 shares of common stock at an exercise price of $9.55 per share, that was issued pursuant to a placement agency agreement with us. These warrants are exercisable for a five year period ending on September 21, 2004. Except for the shares to be purchased by Wit Capital and Prudential Securities as underwriters, Capital Z and Prudential Securities have agreed that they will not transfer or dispose of, directly or indirectly, shares of common stock or any securities convertible into or exercisable or exchangeable for or repayable with shares of common stock for 180 days after the date of this prospectus without the prior written consent of Merrill Lynch.

                                      ALT-6

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     THROUGH AND INCLUDING                (THE 25TH DAY AFTER THE DATE OF THIS
PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO A DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                   SHARES OF COMMON STOCK

                               LENDINGTREE, INC.

                             ----------------------

                                   PROSPECTUS

                             ----------------------

                          MERRILL LYNCH INTERNATIONAL

                                LEHMAN BROTHERS

                          PRUDENTIAL-BACHE SECURITIES

                                           , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth an estimate of the costs and expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered.

                                                                AMOUNT
                                                              TO BE PAID
                                                              ----------
SEC registration fee........................................   $ 8,340
NASD filing fee.............................................     *
Nasdaq National Market listing fee..........................     *
Legal fees and expenses.....................................     *
Accounting fees and expenses................................     *
Printing and engraving......................................     *
Blue sky fees and expenses (including legal fees)...........     *
Transfer agent fees.........................................     *
Premiums for director and officer insurance.................     *
Miscellaneous...............................................     *
                                                               -------
          Total.............................................   $

---------------
* To Be Filed by Amendment

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 102 of the Delaware General Corporation Law ("DGCL"), as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

     Section 145 of the DGCL provides, among other things, that the Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Company) by reason of the fact that the person is or was a director, officer, agent or employee of the Company or is or was serving at the Company's request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the Company as well, but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the Company, unless the court believes that in light of all the circumstances indemnification should apply.

     Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

     Our Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

     - for any breach of the director's duty of loyalty to LendingTree or its stockholders;

     - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     - under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

     - for any transaction from which the director derived an improper personal benefit.

     These provisions are permitted under Delaware law.

     Our Amended and Restated Bylaws provide that:

     - we must indemnify our directors and officers to the fullest extent permitted by Delaware law;

     - we may indemnify our other employees and agents to the same extent that we indemnified our officers and directors, unless otherwise determined by our Board of Directors; and

     - we must advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware Law.

     The indemnification provisions contained in the Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, the Company maintains insurance on behalf of its directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     From our inception in June of 1996, until October 1997, we were financed through contributions from our founders and through issuances of common stock. In return for their contributions, our founders received certain amounts of our common stock.

     In October 1997, we sold 54,946 shares of our common stock to Donald Colby, a former director, in exchange for $100,000.

     In March 1998, we sold 444,444 shares of our common stock and a warrant to purchase 7,500 shares of our common stock to Phoenix Strategic Capital in exchange for an aggregate price of $2,000,000.

     In March 1998, Phoenix Strategic Capital provided us with a $1.0 million line of credit. In connection with this transaction Phoenix Strategic Capital received a warrant to purchase 7,500 shares of our common stock at an exercise price of $6.00 per share.

     In July 1998, we sold 33,333 shares of our common stock to H. Eugene Lockhart, a former director, in exchange for $200,000.

     In November 1998, we sold 10,000 shares of our common stock to James Carthaus, currently a director, in exchange for $60,000.

     In December 1998, we sold 833,334 shares of our Series A mandatorily redeemable convertible preferred stock and a warrant to purchase 260,000 shares of our Series A convertible preferred stock to The Union Labor Life Insurance Company in exchange for an aggregate price of $5,000,000. We granted a warrant to purchase 50,000 shares of our common stock to Seacris Group, Ltd. in exchange for services rendered in connection with the December 1998 private placement. In March 1999, we sold an additional 500,000 shares of our Series A convertible preferred stock and a warrant to purchase 40,000 shares of our Series B convertible preferred stock to The Union Labor Life Insurance Company in exchange for a total price of $3,000,000.

     In May 1999, we sold 333,334 shares of our Series A mandatorily redeemable convertible preferred stock and a warrant to purchase 26,000 shares of our common stock to W. James Tozer, Jr. and Richard Field, both of whom are currently directors, in exchange for an aggregate price of $2,000,000.

     In July 1999, we issued 8% convertible promissory notes in an aggregate principal amount of $1,750,000 and warrants to purchase 42,000 shares of our common stock to certain investors in exchange for an aggregate price of $1,750,000.

     In September 1999, we sold 6,024,096 shares of our Series D convertible preferred stock for a total price of $50,000,000 to Capital Z, The Goldman Sachs Group, Inc., General Electric, priceline.com Incorporated and Marsh & McLennan Risk Capital.

     In connection with the September 1999 transaction, the warrants to purchase series A and series B convertible preferred stock held by Phoenix Strategic Capital were exchanged for a warrant to purchase 300,000 shares of our common stock, and the convertible promissory notes with a face amount of $1,750,000 held by investors were exchanged for 214,076 shares of Series D convertible preferred stock. We redeemed 222,222, 100,000 and 425,000 shares of common stock from Phoenix Strategy Capital Corp., Donald Colby and Robert Wilson respectively for a total price of $5,977,776. In addition, we granted a warrant to purchase 100,000 shares of common stock valued at $450,000 to Prudential Securities Inc. in exchange for services rendered in connection with the September 1999 private placement.

     From time to time, we have granted stock options to employees. The following table sets forth information regarding the grants during the past three fiscal years:

                                                   NUMBER OF       WEIGHTED AVERAGE
                                                 SHARES GRANTED     EXERCISE PRICE
                                                 --------------    ----------------
January 1, 1997 through December 31, 1997......                          $
January 1, 1998 through December 31, 1998......                          $
January 1, 1999 through December 31, 1999......                          $

     No underwriters were involved in connection with these sales and issuances. The sales and issuances of these securities were exempt from registration under the Securities Act pursuant to (1) Section 4(2) thereof, on the basis that the transactions did not involve a public offering, or (2) Rule 701 promulgated thereunder on the basis that these options were offered and sold either pursuant to a written compensatory benefit plan or pursuant to written contracts relating to consideration, as provided by Rule 701.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits.

NUMBER                           DESCRIPTION
------                           -----------
  1.1*   Form of U.S. Purchase Agreement.
  1.2*   Form of International Purchase Agreement
  3.1*   Form of Amended and Restated Certificate of Incorporation to
         be in effect upon the closing of this offering.
  3.2*   Form of Amended and Restated Bylaws to be in effect upon the closing of this offering.
  4.1*   Specimen Common Stock certificate.
  4.2*   Form of LendingTree's Rights Plan
  5.1*   Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

NUMBER                           DESCRIPTION
------                           -----------
 10.1*   Employment Agreement between LendingTree, Inc. and Douglas
         R. Lebda, dated September 2, 1999.
 10.2*   1999 Stock Option Plan of LendingTree, Inc., dated November
         20, 1999.
 10.3*   1998 Stock Option Plan of LendingTree, Inc., dated February
         3, 1998.
 10.4*   1997 Stock Option Plan of CreditSource USA, Inc. (formerly known as Lewisburg Ventures, Inc. and a predecessor to
         LendingTree, Inc.), dated January 15, 1997.
 10.5*   Internet, Marketing and Licensing Agreement between
         LendingTree, Inc. and priceline.com Incorporated, dated as of August 1, 1998.
 10.6*   Registration Rights Agreement, dated September 20, 1999.
 11.1*   Statement re: Computation of Basic and Diluted Net Loss Per
         Share.
 23.1    Consent of PricewaterhouseCoopers LLP
 23.2*   Consent of Skadden, Arps, Slate, Meagher & Flom LLP
         (included in Exhibit 5.1).
 24.1    Powers of Attorney.
 27.1    Financial Data Schedule.

---------------
* To be supplied by amendment

     (b) Financial Statement Schedules.

     None.

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424 (b)(1) or (4), or 497(h) under the Securities Act of 1933, shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Charlotte, State of North Carolina, on this 30th day of November, 1999.

                                          LENDINGTREE, INC.

                                          By: /s/   DOUGLAS R. LEBDA
                                            ------------------------------------
                                              Name: Douglas R. Lebda
                                              Title: Chief Executive Officer and
                                              Director

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated and on the date below:

                       SIGNATURE                                 TITLE(S)                  DATE
                       ---------                                 --------                  ----

                  /s/ DOUGLAS R. LEBDA                    Chief Executive Officer    November 30, 1999
  ---------------------------------------------------       and Director
                    Douglas R. Lebda                        (principal executive
                                                            officer)

                           *                              Senior Vice President      November 30, 1999
  ---------------------------------------------------       and Chief Financial
                     Keith B. Hall                          Officer

                           *                              Vice President and         November 30, 1999
  ---------------------------------------------------       Controller
                      Brian Regan

                       SIGNATURE                                 TITLE(S)                  DATE
                       ---------                                 --------                  ----

*                                                         Director                   November 30, 1999
---------------------------------------------------
James A. Carthaus

*                                                         Director                   November 30, 1999
---------------------------------------------------
Richard Field

*                                                         Director                   November 30, 1999
---------------------------------------------------
Robert Kennedy

*                                                         Director                   November 30, 1999
---------------------------------------------------
Daniel Charles Lieber

*                                                         Director                   November 30, 1999
---------------------------------------------------
Adam Mizel

*                                                         Director                   November 30, 1999
---------------------------------------------------
W. James Tozer, Jr.

                               *By: /s/ DOUGLAS R. LEBDA
           ---------------------------------------------
                                        Douglas R. Lebda
                                        Attorney-in-Fact

                               INDEX TO EXHIBITS

NUMBER                           DESCRIPTION
------                           -----------
  1.1*   Form of U.S. Purchase Agreement.
  1.2*   Form of International Purchase Agreement.
  3.1*   Form of Amended and Restated Certificate of Incorporation to
         be in effect upon the closing of this offering.
  3.2*   Form of Amended and Restated Bylaws to be in effect upon the closing of this offering.
  4.1*   Specimen Common Stock certificate.
  4.2*   Form of LendingTree's Rights Plan.
  5.1*   Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
 10.1*   Employment Agreement between LendingTree, Inc. and Douglas
         R. Lebda, dated September 2, 1999.
 10.2*   1999 Stock Option Plan of LendingTree, Inc., dated November
         20, 1999.
 10.3*   1998 Stock Option Plan of LendingTree, Inc., dated February
         3, 1998.
 10.4*   1997 Stock Option Plan of CreditSource USA, Inc. (formerly known as Lewisburg Ventures, Inc. and a predecessor to
         LendingTree, Inc.), dated January 15, 1997.
 10.5*   Internet, Marketing and Licensing Agreement between
         LendingTree, Inc. and priceline.com Incorporated, dated as of August 1, 1998.
 10.6*   Registration Rights Agreement, dated September 20, 1999.
 11.1*   Statement re: Computation of Basic and Diluted Net Loss Per
         Share.
 23.1    Consent of PricewaterhouseCoopers LLP
 23.2*   Consent of Skadden, Arps, Slate, Meagher & Flom LLP
         (included in Exhibit 5.1).
 24.1    Powers of Attorney.
 27.1    Financial Data Schedule.

---------------
* To be supplied by amendment.